UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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STREAMLINE HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

N/A

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PRELIMINARY PROXY STATEMENT— SUBJECT TO COMPLETION, DATED [•], 2020

STREAMLINE HEALTH SOLUTIONS, INC.

1175 Peachtree Street, NE, 10th Floor

Atlanta, Georgia 30361

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholder:

On behalf of the Board of Directors (the “Board”) of Streamline Health Solutions, Inc. (the “Company”), you are cordially invited to attend a special Meeting of Stockholders (the “Special Meeting”) to be held on [•], 2020 at [•]  [a.m.  / p.m.] Eastern Time at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 3000, Atlanta, Georgia 30308.

Information Concerning Solicitation and Voting

The Board is soliciting proxies for the Special Meeting to be held on [•], 2020. This Proxy Statement contains information for you to consider when deciding how to vote on the matters brought before the Special Meeting.

Voting materials, which include the Proxy Statement and the Proxy Card, are being mailed to stockholders on or about [•], 2020. The executive office of our Company is located at 1175 Peachtree Street NE, 10th Floor, Atlanta, Georgia 30361.

As previously announced, on December 17, 2019, the Company, along with Streamline Health, Inc., the Company’s wholly-owned subsidiary, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) providing for the sale to Hyland Software, Inc. (“Buyer”) of our enterprise content management business (the “ECM Business”), including the customer base relating to the ECM Business (including all license, services and maintenance contracts with such customers), the intellectual property used in connection with the ECM Business, the accounts receivables associated with the ECM Business, and certain equipment and systems used in connection with the ECM Business, all on the terms and subject to the conditions set forth in the Asset Purchase Agreement (such sale, the “Asset Sale Transaction”). We do not believe that the sale of the ECM Business, under Delaware law, would be deemed a sale of all, or substantially all, of our assets, to the Buyer on the terms and subject to the conditions set forth in the Asset Purchase Agreement, but are seeking stockholder approval regarding the sale of the ECM Business because the Board considered the action appropriate, and strongly desired the input of the Company’s stockholders, given the historical significance of the line of business. As consideration for the Asset Sale Transaction, Buyer has agreed to pay the Company $16 million in cash, subject to certain adjustments as set forth in the Asset Purchase Agreement.

At the Special Meeting, stockholders will be asked to:

1.Approve the Asset Purchase Agreement, the Asset Sale Transaction and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

2.Approve a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”); and

3.Transact such other business that may properly come before the meeting.

Stockholders are referred to the Proxy Statement accompanying this notice for more detailed information with respect to the matters to be considered at the Special Meeting.  After careful consideration, the Board has unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale Transaction, are advisable, fair to and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the Asset Sale Proposal (Proposal One); and “FOR” the Adjournment Proposal (Proposal Two); and, in the proxy holder’s best judgment, as to any other matters that may properly come before the Special Meeting.

All stockholders are invited to attend the Special Meeting. The close of business on [•] is the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting. Consequently, only stockholders whose names appear on our books as owning our common stock at the close of business on [•] will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

If your shares are registered in your name, even if you plan to attend the Special Meeting or any adjournment or postponement of the Special Meeting in person, we request that you vote by telephone, over the Internet, or complete, sign and mail your proxy card to ensure that your shares will be represented at the Special Meeting.

If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Special Meeting through your broker, bank or other nominee, please vote or complete and return the materials in accordance with the instructions provided to you by such broker, bank or other nominee or contact your broker, bank or other nominee directly in order to obtain a proxy issued to you by your nominee holder to attend the Special Meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the Special Meeting.

The accompanying Proxy Statement contains important information concerning the Special Meeting, the transactions contemplated by the Asset Purchase Agreement and related matters, including information as to how to cast your vote. We encourage you to read the accompanying Proxy Statement and the Asset Purchase Agreement and other annexes to the Proxy Statement carefully and in their entirety.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Special Meeting.  Therefore, if you do not vote by proxy or attend the Special Meeting and vote in person or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

Your vote is important to us. Please complete, sign, date and promptly return the proxy card in the enclosed envelope, so that your shares will be represented whether or not you attend the Special Meeting. Returning a proxy card will not deprive you of your right to attend the Special Meeting and vote your shares in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON [•]:

THIS NOTICE OF SPECIAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT http://www.edocumentview.com/STRM..

By order of the Board of Directors
Dated: January [•], 2020

Thomas J. Gibson

Atlanta, Georgia	Senior Vice President and Chief Financial Officer
January [•], 2020

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Asset Sale Transaction, passed upon the merits or fairness of the Asset Sale Transaction or passed upon the adequacy or accuracy of the accompanying Proxy Statement. Any representation to the contrary is a criminal offense.

The accompanying Proxy Statement is dated [•], 2020, and is first being mailed to stockholders on or about [•], 2020.

STREAMLINE HEALTH SOLUTIONS, INC.

1175 Peachtree Street, NE, 10th Floor

Atlanta, Georgia 30361

i

ii

SUMMARY TERM SHEET

This summary highlights selected information contained elsewhere in this Proxy Statement and may not contain all the information that is important to you with respect to the Asset Purchase Agreement, the Asset Sale Proposal and the other transactions contemplated by the Asset Purchase Agreement and the other matters being considered at the Special Meeting of the Company’s stockholders to which this Proxy Statement relates. We urge you to read carefully the remainder of this Proxy Statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company, see the section entitled “Where You Can Find More Information” beginning on page 67. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references in this Proxy Statement to:

•“Streamline,” the “Company,” “we,” “us,” or “our” refer to Streamline Health Solutions, Inc.,

•“Buyer” refers to Hyland Software, Inc., in its capacity as Buyer under the Asset Purchase Agreement,

•the “Asset Purchase Agreement” refers to the Asset Purchase Agreement, dated as of December 17, 2019, by and between the Company, Streamline Health, Inc., and Buyer, as amended on January 7, 2020,

•the “Asset Sale Transaction” refers to the sale of the ECM  Business, as contemplated by the Asset Purchase Agreement, together with the other transactions contemplated by the Asset Purchase Agreement,

•the “ECM Business” refers to our enterprise content management business, including the customer base relating to the ECM Business (including all license, services and maintenance contracts with such customers), the intellectual property used in connection with the ECM Business, the accounts receivables associated with the ECM Business, and certain equipment and systems used in connection with the ECM Business, and

•the “Ancillary Agreements” refers to the Escrow Agreement, the Bill of Sale,  the Assignment and Assumption Agreement, and the IP Assignment each by and between the Company and Buyer.

Information about the Parties (see page 24)

The Company

Incorporated in 1989, we are a leading provider of integrated solutions, technology-enabled services and analytics to support revenue cycle optimization for healthcare enterprises throughout the United States and Canada. The focus of our SaaS-based healthcare information technology is to help optimize mid-revenue cycle processes for providers, from charge capture to bill drop. We work with our clients as full-service revenue integrity partners organization-wide. Our eValuator™ pre-bill coding analysis platform enables hospitals, clinics and physician practices to analyze every coded patient record before it is billed to payors, improving revenue integrity and decreasing denials. Our comprehensive suite of solutions and services includes: enterprise content management, business analytics, integrated workflow systems, clinical documentation improvement, automated pre-bill coding analysis and pre- or post-bill manual auditing services.

We are incorporated under the laws of the State of Delaware. Our executive office is located at 1175 Peachtree Street, NE, 10th Floor, Atlanta, Georgia 30361. Our telephone number is (888) 997‑8732. Our website is http://www.streamlinehealth.net. The information contained on the Company’s website is not incorporated into this proxy statement.

Our common stock is listed on The NASDAQ Capital Market under the ticker symbol “STRM”.

Buyer

Hyland Software, Inc., based in Westlake, Ohio, provides connected healthcare solutions that harness unstructured content at all corners of the enterprise and link it to core clinical and business applications such as electronic medical records (EMR) and enterprise resource planning (ERP) systems. Hyland is the only technology partner that offers a full suite of content services and enterprise imaging tools, bringing documents, medical images and other clinically rich data to the healthcare stakeholders that need it most. This comprehensive view of patient information accelerates business processes, streamlines clinical workflows and improves clinical decision making. Hyland’s website is http://www.Hyland.com. The information contained on Hyland’s website is not incorporated into this proxy statement.

The Asset Purchase Agreement  (see page 38 and Annex A)

On December 17, 2019, we entered into the Asset Purchase Agreement with Buyer pursuant to which we have agreed, subject to certain conditions, including the approval of the Asset Purchase Agreement and the Asset Sale Transaction by our stockholders at the Special Meeting or any adjournment or postponement thereof (the “Stockholder Approval”), to sell to Buyer the ECM Business. Under the terms of the Asset Purchase Agreement, we will retain certain specified assets, including all of our cash and cash equivalents, certain contracts that are not expressly assumed by Buyer, all intellectual property owned by us other than intellectual property owned (in whole or in part) by or exclusively licensed to us and related to, used or held exclusively for use in connection with the ECM Business, and certain other assets specified in the Asset Purchase Agreement, and will also retain certain specified liabilities, including all liabilities with respect to taxes arising before the closing of the Asset Sale Transaction, all liabilities and obligations with respect to current and former employees of the Company based upon or arising out of the employment relationship with the Company, indebtedness, change of control bonus or severance obligations, liabilities associated with any warranties or services provided by the Company prior to the closing of the Asset Sale Transaction and other specified retained liabilities.

The Company’s Business Following the Asset Sale Transaction

We will continue to operate and manage our eValuator Coding Analysis Platform, CDI and Abstracting solutions, Financial Management solutions, Audit Services, and custom integration and training services following the closing of the Asset Sale Transaction.

The Company offers software solutions and services to assist its clients in revenue cycle management, primarily with issues they face in the middle of their revenue cycle - from initial charge capture to bill drop.  The technologies include Coding and Clinical Documentation Improvement (CDI),  Health Information Management (HIM), Financial Management and eValuator™, its flagship, automated, cloud-based technology platform which enables healthcare providers to analyze the accuracy of their coding on 100% of their patient records prior to billing. This new technology represents a paradigm shift for the industry as the vast majority of healthcare providers manually audit a small, random sample of coded records well after they have been billed.

The Company’s solutions are designed to improve the flow of critical patient information throughout the healthcare enterprise. The solutions and services help to transform and structure information between disparate information technology systems into actionable data, giving the end user comprehensive access to clinical and business intelligence to enable better decision-making. Solutions can be accessed securely through Software as a Service (SaaS), or delivered via on-premise equipment, although this now represents a minority of the company’s delivery methodology.  Payment methods for these solutions is either monthly (for SaaS-based solutions) or by perpetual or fixed-term license if installed locally.

The ongoing business for the Company following the Asset Sale Transaction will center primarily on its technologies, the eValuator platform and coding and abstracting platforms.  The Company supports the eValuator technology with its service businesses, both professional services and coding and audit services. The Company believes that the eValuator platform represents the Company’s greatest opportunity for revenue growth.

Ongoing Technology-Enabled Platforms Following the Asset Sale Transaction

eValuator Automated Coding Analysis Platform - This technology is a cloud-based SaaS analytics solution that delivers the capability of fully automated analysis on 100% of coded patient records entered by a healthcare provider’s coding team. This can be done on a pre-bill (or post-bill) basis, enabling providers to identify and address the cases with the highest potential impact, both in terms of dollars and propensity to be incorrectly coded, prior to bill drop. Rule sets are currently available for both Inpatient and Outpatient records and Professional Fee cases (ProFee) automated analysis is in development. With eValuator, providers can add an audit and review function on a pre-bill basis to all cases, allowing them to better optimize its billing practices to improve its revenue integrity both in terms of receiving full reimbursement for the care provided as well as mitigating the risk of over coding or over billing.

Coding & CDI Solutions - These technology solutions provide an integrated cloud-based software suite that enhances the productivity of CDI and Coding staff and enables the seamless sharing of patient data.  The Company’s technology includes CDI, Abstracting and Physician Query.

Ongoing Professional Service Enabled Offerings Following the Asset Sale Transaction:

Audit Services — The Company provides technology-enabled coding audit services through the use of its eValuator platform,  to help clients review and optimize their internal clinical documentation and coding functions across the applicable segment of the client’s enterprise. The Company provides these services using experienced auditors and its eValuator proprietary software to improve the targeting of records with the highest likelihood of change, thereby requiring an audit. The audit services are provided for inpatient DRG coding, Outpatient APC auditing, HCC auditing and Physician/Pro-Fee services coding auditing.

Training Services — Training courses are offered to help clients quickly learn to use our solutions in the most efficient manner possible. Training sessions are available on-site or off-site for multiple staff members or as few as one person.]

A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Asset Sale Transaction (see page 25)

As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $16 million in cash at closing, subject to certain adjustments as set forth in the Asset Purchase Agreement.

Special Meeting (see page 20)

Purpose

At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•a proposal to approve the Asset Purchase Agreement and the Asset Sale Transaction (the “Asset Sale Proposal”);

•a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”); and

•such other business that may properly come before the meeting

Our stockholders must vote to approve the Asset Sale Proposal as a condition for the Asset Sale Transaction to occur. If the Company’s stockholders fail to approve the Asset Sale Proposal, the Asset Sale Transaction will not occur.

Stockholders Entitled to Notice and to Vote

All holders of record of our common stock at the close of business on [•] (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting.

At the close of business on the Record Date, we had [•] shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of our common stock held. No other shares of common stock were outstanding on the Record Date.

Quorum

Our bylaws provide that the holders of a majority of all of the shares of our common stock issued, outstanding, and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting. Shares that are voted FOR, AGAINST, or ABSTAIN, as applicable, with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum.

Distinction between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the “stockholder of record.”  As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Special Meeting.

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Special Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Required Vote

For Proposal One, the approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the Record Date.

For Proposal Two, regardless of whether a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting is required to approve the Adjournment Proposal.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the Special Meeting but are not counted as a vote in favor of or against a particular matter.

Voting

Your vote is very important to us and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). Below are descriptions of how you may vote your shares depending on whether or not you are a stockholder of record or a beneficial owner.

Stockholders of Record

•By Mail. Registered stockholders may vote their shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. We strongly encourage you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

•By Internet. Registered stockholders may vote on the Internet at http://www.envisionreports.com/STRM. Please have your proxy card in hand when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered stockholders is available up until [•]  [a.m.  / p.m.],  Eastern Time, on [•],  2020, the day of the Special Meeting. The Internet voting procedures are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed proxy card.

•By Telephone. Registered stockholders also may vote by telephone calling 800-652-VOTE (8683) (toll-free) and using any touch-tone telephone to transmit their votes up to [•] [a.m. / p.m.],  Eastern Time, on [•],  2020, the day of the Special Meeting. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card.

•By Attending the Special Meeting. If you attend the Special Meeting and wish to vote in person, you may request a ballot when you arrive. Alternatively, if you are a registered stockholder and attend the Special Meeting, you may deliver your signed and dated proxy card in person. You must present a valid photo identification for admission to the Special Meeting.

Beneficial Owners

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the Special Meeting, you must bring to the Special Meeting a letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date and have been granted a proxy by your bank, broker or nominee to vote the shares. You also must present a valid photo identification for admission to the Special Meeting.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and provide a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of the Board set forth below.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Special Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Special Meeting.

Solicitation of Proxies

We are soliciting proxies on behalf of the Board. The solicitation of proxies will be conducted by telephone or mail, and we will bear all attendant expenses. These expenses will include the expense of preparing and mailing proxy materials for the Special Meeting. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation.

Recommendation of Our Board (see page 20)

After careful consideration, our Board unanimously recommends that you vote:

•Proposal One - FOR the Asset Sale Proposal; and

•Proposal Two - FOR the Adjournment Proposal.

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction and to recommend that you vote in the manner noted above, our Board considered a wide range of material factors relating to the Asset Purchase Agreement and the Asset Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors, see “Proposal One: Asset Sale Proposal - Reasons for the Asset Sale Transaction and Recommendation of Our Board” beginning on page 27 below.

Opinion of the Financial Advisor to the Company (see page 29)

On December 14, 2019, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated the same date) as to, as of December 14, 2019, the fairness, from a financial point of view, to the Company of the consideration to be received by the Company and Streamline Health, Inc. (collectively, “Seller”) in the Asset Sale Transaction pursuant to the Asset Purchase Agreement in exchange for the assets as described in the Asset Purchase Agreement relating to the ECM Business (the “Purchased Assets”), subject to certain liabilities of Seller as described in the Asset Purchase Agreement to be assumed by Buyer in the Asset Sale Transaction (the “Assumed Liabilities”).

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in exchange for the Purchased Assets subject to the Assumed Liabilities in the Asset Sale Transaction pursuant to the Asset Sale Agreement and did not address any other aspect or implication of the Asset Sale Transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Proxy Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's written opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be, and they do not constitute, a recommendation to the Board, any security holder of the Company or any other person as to how such person should vote or act with respect to any matter relating to the Asset Sale Transaction or otherwise.

Use of Proceeds and Future Operations (see page 37)

The Company, and not its stockholders, will receive the proceeds from the Asset Sale Transaction.  The Company plans to use the proceeds of the sale to pay off its term loan with Bridge Bank and to fund the continuing development and incremental investment in sales and marketing in support of its eValuator™ cloud-based pre- or post-bill coding analysis platform. We will continue to operate and manage our eValuator Coding Analysis Platform, CDI and Abstracting solutions, Financial Management solutions, Audit Services, and custom integration and training services following the closing of the Asset Sale Transaction. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale Transaction for different or presently non-contemplated purposes.

Expected Timing of the Asset Sale Transaction

We expect to complete the Asset Sale Transaction promptly following the Special Meeting if we obtain Stockholder Approval and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale Transaction will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Buyer, could result in the Asset Sale Transaction being delayed or not occurring at all.

Covenants (see page 42)

Pursuant to the Asset Purchase Agreement, the Company has agreed to certain covenants with respect to, among other things, the following:

•delivery of required consents related to the Asset Sale Transaction;

•non-competition and non-solicitation;

•transition services to be provided by the Company;

•employment of certain Company employees;

•access to information;

•acquisition proposals; and

•certain software platform upgrades.

Closing Conditions (see page 44)

The completion of the Asset Sale Transaction is dependent upon the satisfaction of a number of conditions, including:

•No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by the Asset Sale Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

•receipt of Stockholder Approval;

•the accuracy of the parties’ representations and warranties in the Asset Purchase Agreement as of closing, subject, in certain circumstances, to certain materiality and other thresholds;

•the performance by the parties of their obligations and covenants under the Asset Purchase Agreement;

•the delivery by the parties of executed counterpart signature pages to each of the Ancillary Agreements referenced in the Asset Purchase Agreement;

•the delivery by each party of certain certificates and other documentation;

•the delivery by the Company of certain signed letters or other documents from persons holding liens with respect to assets used to conduct the ECM Business releasing all such liens and authorizing the Company to file the appropriate terminations of any financing statements evidencing such liens or any other documents or filings necessary to evidence termination of such liens;

•receipt of authorizations, consents, orders and approvals set forth in the Asset Purchase Agreement; and

•the absence of any event, fact or development since the signing of the Asset Purchase Agreement that has had or would reasonably be expected to have a material adverse effect on the ECM Business.

Indemnification (see page 44)

Under certain circumstances specified in the Asset Purchase Agreement, the Company and Buyer have agreed to indemnify each other for certain Losses (see page 44 for the definition of “Losses”). See “The Asset Purchase Agreement - Indemnification” beginning on page 44 for a discussion of the circumstances under which such indemnification provisions shall apply.

Termination of the Asset Purchase Agreement (see page 45)

The Asset Purchase Agreement may be terminated at any time prior to the closing of the Asset Sale Transaction by mutual written consent of Buyer and the Company.

Either party may terminate the Asset Purchase Agreement if:

•there is any law that makes consummation of the Asset Sale Transaction illegal or otherwise prohibited; or

•any Governmental Authority issues an order restraining or enjoining the Asset Sale Transaction, and such order has become final and non-appealable.

Buyer may terminate the Asset Purchase Agreement by written notice to the Company if:

•Buyer is not in material breach of the Asset Purchase Agreement, and there has been a material breach of the Asset Purchase Agreement by the Company that would give rise to a failure of any of the conditions to consummate the Asset Sale Transaction and such breach cannot be cured by the Company by March 31, 2020 (the “Drop-Dead Date”);

•the Company does not obtain Stockholder Approval of the Asset Sale Transaction (unless such failure is due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions of the Asset Purchase Agreement to be performed or complied with by the Buyer prior to the closing); or

•any of the conditions to Buyer’s performance of the Asset Purchase Agreement have not been fulfilled by the Drop-Dead Date, including, among other things, that (i) all of the Company’s representations and warranties of the Company are true and correct in all material respects as of the closing date of the Asset Sale Transaction,

(ii) the Company has performed and complied with all agreements covenants and conditions required by the Asset Purchase Agreement and the Ancillary Agreements by or on the closing date of the Asset Sale Transaction, (iii) the Company has delivered certain certificates and consents and approvals to Buyer, (iv) the Company has delivered certain signed letters or other documents from persons holding liens with respect to assets used to conduct the ECM Business releasing all such liens and authorizing the Company to file the appropriate terminations of any financing statements evidencing such liens or any other documents or filings necessary to evidence termination of such liens, and (v) there has not been a material adverse effect with respect to the ECM Business or the Company’s ability to consummate the Asset Sale Transaction.

The Company may terminate the Asset Purchase Agreement by written notice to Buyer if:

•Company is not in material breach of the Asset Purchase Agreement, and there has been a material breach of the Asset Purchase Agreement by the Buyer that would give rise to a failure of any of the conditions to consummate the Asset Sale Transaction and such breach cannot be cured by the Company by the Drop-Dead Date;

•

the Company does not obtain Stockholder Approval of the Asset Sale Transaction (unless such failure is due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions of the Asset Purchase Agreement to be performed or complied with by the Company prior to the closing); or

•any of the conditions to Company’s performance of the Asset Purchase Agreement have not been fulfilled by the Drop-Dead Date, including, among other things, that (i) Stockholder Approval of the Asset Sale Transaction is obtained; (ii) all of the Buyer’s representations and warranties of the Buyer are true and correct in all material respects as of the closing date of the Asset Sale Transaction, (iii) the Buyer has performed and complied with all agreements covenants and conditions required by the Asset Purchase Agreement and the Ancillary Agreements by or on the closing date of the Asset Sale Transaction, and (iv) the Buyer has delivered certain certificates and consents and approvals to Company.

In the event that the Asset Purchase Agreement is validly terminated pursuant to the termination rights above, the Asset Purchase Agreement will become void without liability or obligation (with certain limited exceptions) on the part of Buyer or the Company, except that if the Asset Purchase Agreement is terminated due to a failure of the Company to convene the Special Meeting by the Drop Dead Date or to have obtained Stockholder Approval, the Company must reimburse Buyer for all costs and expenses of Buyer incurred in connection with the Asset Sale Transaction, up to a maximum amount of $75,000.

Specific Performance (see page 46)

The Asset Purchase Agreement provides that, if any party breaches its covenants under the Asset Purchase Agreement, the non-breaching party may, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will not be adequate.

No Appraisal or Dissenters’ Rights (see page 37)

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our articles of incorporation or bylaws in connection with the Asset Sale Transaction.

Risk Factors (see page 16)

In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this Proxy Statement and the annexes hereto, you should carefully consider the risk factors relating to the Asset Sale Transaction and our future operations that are discussed beginning on page 16 below.

Information Concerning Solicitation and Voting

Our Board is soliciting proxies for the 2020 Special Meeting of Stockholders (the “Special Meeting”) to be held at [•] [a.m. / p.m.] Eastern Time on [•], 2020 at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 3000, Atlanta, Georgia 30308. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting.

Voting materials, which include the Proxy Statement and Proxy Card, are being mailed to stockholders on or about [•], 2020. Our executive office is located at 1175 Peachtree Street NE, 10th Floor, Atlanta, Georgia 30361.

We will bear the expense of soliciting proxies. These expenses will include the expense of preparing and mailing proxy materials for the Special Meeting. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Special Meeting, the Asset Purchase Agreement and the Asset Sale Transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Proxy Statement and the annexes to this Proxy Statement, each of which you should read carefully.

WHAT IS A PROXY?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker, bank or other nominee in order to vote your shares in person at the Special Meeting.

WHAT IS A PROXY STATEMENT?

A proxy statement is a document that regulations of the United States Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.

WHO IS SOLICITING YOUR VOTE?

The Board is soliciting your vote for the Special Meeting being held at [•] [a.m. / p.m.] Eastern Time on [•], 2020, at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 3000, Atlanta, Georgia 30308.

WHAT WILL YOU BE VOTING ON?

(1)  Approval of the Asset Purchase Agreement, the Asset Sale Transaction and the other transactions contemplated by the Asset Purchase Agreement; (2) approval of a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the Asset Sale Proposal; and (3) any other matters which may properly come before the meeting.

WHAT IS THE ASSET SALE PROPOSAL (PROPOSAL ONE)?

The Asset Sale Proposal is a proposal to sell the ECM Business to Buyer pursuant to the terms, and subject to certain conditions, of the Asset Purchase Agreement. Following the closing of the Asset Sale Transaction, we will continue to operate and manage our eValuator Coding Analysis Platform, CDI and Abstracting solutions, Financial Management solutions, Audit Services, and custom integration and training services.

WILL OUR COMMON STOCK STILL BE PUBLICLY TRADED IF THE ASSET SALE TRANSACTION IS COMPLETED?

Our common stock is currently traded on The NASDAQ Capital Market under the ticker symbol “STRM.” Following the completion of the Asset Sale Transaction, we expect that the common stock will continue to be traded on The NASDAQ Capital Market under the same ticker symbol. It is not possible to predict the trading price of our common stock following the closing of the Asset Sale Transaction. Accordingly, you may find it more difficult to dispose of your shares of common stock, and you may not be able to sell some or all of your shares of common stock when you desire. See “Risk Factors” on page 16 for a further discussion of some of these risks.

DID THE BOARD APPROVE AND RECOMMEND THE ASSET PURCHASE AGREEMENT?

Yes. The Board: (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Asset Purchase Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby, including the Asset Sale Transaction, (b) approved the execution, delivery and performance of the Asset Purchase Agreement and the Ancillary Agreements and the closing of the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements in accordance with Delaware law, and (c) resolved, subject to the terms and conditions set forth in the Asset Purchase Agreement, to recommend approval of the Asset Purchase Agreement by the stockholders of the Company.

WHAT HAPPENS IF THE ASSET SALE PROPOSAL (PROPOSAL ONE) IS NOT APPROVED?

If stockholders do not approve the Asset Sale Proposal, the Asset Sale Transaction will not occur. Instead, the Company will retain the assets and liabilities proposed to be sold in the Asset Sale Transaction and will not receive the $16 million cash consideration from Buyer, subject to certain adjustments as set forth in the Asset Purchase Agreement.

IF THE ASSET SALE PROPOSAL (PROPOSAL ONE) IS APPROVED, WHEN WILL THE ASSET SALE TRANSACTION CLOSE?

We currently anticipate that the Asset Sale Transaction will close promptly after the Special Meeting if the Asset Sale Proposal is approved, subject to the satisfaction or waiver of the closing conditions discussed elsewhere in this Proxy Statement.

WHAT IS THE ADJOURNMENT PROPOSAL (PROPOSAL TWO)?

The Adjournment Proposal is a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to allow us to solicit additional votes for the approval of the Asset Sale Proposal.

WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date to determine the stockholders entitled to notice of and to vote at the Special Meeting is the close of business on [•]. The Record Date was established by the Board as required by Delaware law. On the Record Date, [•] shares of common stock were issued and outstanding.

HOW MANY VOTES DO STOCKHOLDERS HAVE?

Holders of common stock at the close of business on the Record Date may vote at the Special Meeting. You will have one vote for every share of common stock you owned of record on the Record Date.

There is no cumulative voting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy constitute a quorum. Abstentions and broker non-votes will count for purposes of determining whether a quorum exists, but not for voting purposes.

HOW MAY I VOTE MY SHARES?

You can vote either in person at the Special Meeting or by proxy without attending the Special Meeting. We urge you to vote by proxy even if you plan to attend the Special Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

(a)           How may I vote my shares in person at the meeting?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., on the Record Date, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the Special Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Special Meeting. Since you are a beneficial owner and not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares in its name, giving you the right to vote the shares at the Special Meeting.

(b)           How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail. Please refer to the summary instructions included with proxy materials and on your proxy card. For shares held in street name, the voting instruction card will be included in the materials forwarded by the broker or nominee. If you have telephone or Internet access, you may submit your proxy by following the instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included in the materials forwarded by your stockbroker or nominee and mailing it in the enclosed, postage paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

WHAT ARE THE BOARD’S RECOMMENDATIONS ON HOW I SHOULD VOTE MY SHARES?

The Board unanimously recommends that you vote your shares as follows:

•Proposal One - FOR the Asset Sale Proposal; and

•Proposal Two - FOR the Adjournment Proposal.

WHAT IF I DO NOT SPECIFY HOW I WANT MY SHARES VOTED?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the designated proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•Proposal One - FOR the Asset Sale Proposal; and

•Proposal Two - FOR the Adjournment Proposal.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee may be able to vote those shares.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•For Proposal One, the Asset Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the Special Meeting. Stockholders may vote “for”,  “against” or “abstain” for the Asset Sale Proposal. If you “abstain” from voting on the Asset Sale Proposal, your abstention will have the same effect as a vote “against” the Asset Sale Proposal.

•For Proposal Two, the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting is required to approve the Adjournment Proposal.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the common stock issued, outstanding and entitled to vote are present at the Special Meeting in person or represented by proxy. On the Record Date, there were [•] shares of common stock issued and [•] outstanding and entitled to vote. Thus, the holders of [•] shares of common stock must be present in person or represented by proxy at the Special Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of common stock present at the Special Meeting in person or represented by proxy may adjourn the Special Meeting to another date.

CAN YOU CHANGE YOUR VOTE?

Yes, a stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to our Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Special Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

Attendance at the Special Meeting, in and of itself, will not constitute a revocation of a proxy.

WHAT IF YOU VOTE “ABSTAIN”?

A vote to “abstain” on any matter indicates that your shares will not be voted for such matter and will have the effect of a vote against the proposal. Abstentions are considered as being present for quorum purposes.

CAN YOUR SHARES BE VOTED IF YOU DO NOT RETURN YOUR PROXY AND DO NOT ATTEND THE SPECIAL MEETING?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes count for quorum purposes but not for voting purposes.

If you do not attend and vote your shares which are registered in your name or if you do not otherwise fill out the proxy card and vote by proxy, your shares will not be voted.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is actually voted.

WHAT IS HOUSEHOLDING OF SPECIAL MEETING MATERIALS?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statement and annual reports. This means that only one copy of our Proxy Statement to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary at the following address or telephone number: 1175 Peachtree Street NE, 10th Floor, Atlanta, Georgia 30361 Tel: (888) 997‑8732. If you want to receive separate copies of this Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address or telephone number.

DO STOCKHOLDERS HAVE DISSENTER’S RIGHTS?

Stockholders do not have dissenter’s rights of appraisal with respect to any of the proposals being voted on.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

You may receive more than one set of voting materials, including multiple copies of the Notice of Special Meeting or this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a notice for shares held in your name and a notice or voting instruction card for shares held in street name. Please follow the directions provided in the notice and each additional notice or voting instruction card you receive to ensure that all your shares are voted.

WILL I RECEIVE ANY PROCEEDS FROM THE ASSET SALE TRANSACTION?

No. The Company, and not its stockholders, will receive the proceeds from the Asset Sale Transaction.

HOW WILL THE COMPANY USE THE PROCEEDS FROM THE ASSET SALE TRANSACTION?

The Company, and not its stockholders, will receive the proceeds from the Asset Sale Transaction. The Company plans to use the proceeds of the sale to pay off its term loan with Bridge Bank and to fund the continuing development and incremental investment in sales and marketing in support of its eValuator™ cloud-based pre- or post-bill coding analysis platform. Following the closing of the Asset Sale Transaction, we will continue to operate and manage our eValuator Coding Analysis Platform, CDI and Abstracting solutions, Financial Management solutions, Audit Services, and custom integration and training services. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to commercialize the foregoing business segments and to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale Transaction for different or presently non-contemplated purposes..

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE TRANSACTION TO U.S. STOCKHOLDERS?

The Asset Sale Transaction is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale Transaction. See “Proposal One: Asset Sale Proposal - Material U.S. Federal Income Tax Consequences” beginning on page 37.

WHAT ARE THE SOLICITATION EXPENSES AND WHO PAYS THE COST OF THIS PROXY SOLICITATION?

Our Board is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock and collecting voting instructions. We may use our officers and employees to ask for proxies, as described below.

WHERE CAN I FIND VOTING RESULTS?

The Company expects to publish the voting results in a Current Report on Form 8‑K, which it expects to file with the SEC within four business days following the Special Meeting.

WHO CAN HELP ANSWER MY QUESTIONS?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to herein. If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Computershare Trust Company, N.A.. Stockholders may call Computershare Trust Company, N.A. toll-free at 800-368-5948.

RISK FACTORS

Risks Related to the Asset Sale Transaction

The announcement and pendency of the Asset Sale Transaction, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Asset Sale Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with customers, suppliers and employees. In addition, pending the completion of the Asset Sale Transaction, we may be unable to attract and retain key personnel and the focus and attention of our management and employee resources may be diverted from operational matters during the pendency of the Asset Sale Transaction.

We cannot be sure if or when the Asset Sale Transaction will be completed.

The closing of the Asset Sale Transaction is subject to the satisfaction or waiver of various conditions, including Stockholder Approval. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in Buyer’s favor or if other mutual closing conditions are not satisfied, Buyer will not be obligated to complete the Asset Sale Transaction. In the event that the Asset Sale Transaction is not completed, the announcement of the termination of the Asset Purchase Agreement may adversely affect the trading price of our common stock, our business and operations or our relationships with customers, suppliers and employees.

In addition, if the Asset Sale Transaction is not completed, our Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to the Company and our stockholders as the Asset Sale Transaction.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale Transaction.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our assets or engage in another type of acquisition transaction with a party other than Buyer. These provisions include a non-solicitation provision. These provisions could discourage a third party that might have an interest in acquiring all of, or substantially all of, our assets or our common stock from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.

Our stockholders may not receive any of the proceeds of the Asset Sale Transaction

The proceeds from the Asset Sale Transaction will be paid directly to the Company and not our stockholders. As discussed elsewhere in this Proxy Statement, our Board will evaluate different alternatives for the use of the proceeds from the Asset Sale Transaction. The Company intends to use substantially all of the proceeds to pay transaction and other expenses of approximately $2.4 million; to repay its term loan with Bridge Bank; and to fund the continuing development and incremental investment in sales and marketing in support of its eValuator™ cloud-based pre- or post-bill coding analysis platform. The Board does not currently expect to declare a special dividend of any such proceeds to our stockholders.

We will incur significant expenses in connection with the Asset Sale Transaction, regardless of whether the Asset Sale Transaction is completed.

We expect to incur significant expenses related to the Asset Sale Transaction. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Asset Sale Transaction is completed.

Risks Related to Our Future Operations

Our operations will be curtailed and we will have reduced sources of revenue following the Asset Sale Transaction, which may negatively impact the value and liquidity of our common stock.

Upon the closing of the Asset Sale Transaction, our operations will be curtailed as our sources of revenue will be limited to our non-ECM Business related operations. Although our Board intends to use the proceeds from the Asset Sale Transaction to pay off its term loan with Bridge Bank and to fund the continuing development and incremental investment in sales and marketing in support of its eValuator™ cloud-based pre- or post-bill coding analysis platform, there can be no assurance that we will be successful at carrying out such alternatives or that they will be successful at generating revenue. A failure by us to secure additional sources of revenue following the closing of the Asset Sale Transaction could negatively impact the value and liquidity of our common stock.

We have discretion in the use of the net proceeds from the Asset Sale and may not use them effectively.

If the Asset Sale Transaction is consummated, the purchase price for the ECM Business will be paid directly to the Company. Our management will have discretion in the application of the net proceeds from the Asset Sale Transaction and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the net proceeds in a manner that does not produce income or that loses value. Although our Board will evaluate various alternatives regarding the use of the proceeds from the Asset Sale Transaction, it has made no decision with respect to the specific use of proceeds other than as described above and has not committed to making any such decision by a particular date. This uncertainty may negatively impact the value and liquidity of our common stock.

We will continue to incur the expense of complying with public company reporting requirements following the closing of the Asset Sale Transaction.

After the Asset Sale Transaction, we will continue to be required to comply with the applicable reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this Proxy Statement and in other materials we file with the SEC or otherwise make public. In addition, our senior management makes forward-looking statements to analysts, investors, the media and others. Statements with respect to expected revenue, income, receivables, backlog, client attrition, acquisitions and other growth opportunities, sources of funding operations and acquisitions, the integration of our solutions, the performance of our channel partner relationships, the sufficiency of available liquidity, research and development, and other statements of our plans, beliefs or expectations are forward-looking statements. These and other statements using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions also are forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. The forward-looking statements we make are not guarantees of future performance, and we have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or historical earnings levels.

Among the factors that could cause actual future results to differ materially from our expectations are the risks and uncertainties described under “Risk Factors” set forth herein, and the other cautionary statements in other documents we file with the SEC, including the following:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;
•	our stockholders failing to approve the Asset Sale Proposal;
•	the failure of one or more conditions to the closing of the Asset Sale Transaction to be satisfied or waived by the applicable party;
•	an increase in the amount of costs, fees, expenses and other charges related to the Asset Purchase Agreement or Asset Sale Transaction;
•	risks arising from the diversion of management’s attention from our ongoing business operations;
•	risks associated with our ability to identify and realize business opportunities following the Asset Sale Transaction;
•	competitive products and pricing;
•	product demand and market acceptance;
•	entry into new markets;
•	new product and services development and commercialization;
•	key strategic alliances with vendors and channel partners that resell our products;
•	uncertainty in continued relationships with clients due to termination rights;
•	our ability to control costs;
•	availability, quality and security of products produced and services provided by third-party vendors;

•	the healthcare regulatory environment;
•	potential changes in legislation, regulation and government funding affecting the healthcare industry;
•	healthcare information systems budgets;
•	availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems;
•	the success of our relationships with channel partners;
•	fluctuations in operating results;
•	our future cash needs;
•	the consummation of resources in researching acquisitions, business opportunities or financings and capital market transactions;
•	the failure to adequately integrate past and future acquisitions into our business;
•	critical accounting policies and judgments;
•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other standard-setting organizations;
•	changes in economic, business and market conditions impacting the healthcare industry and the markets in which we operate;
•	our ability to maintain compliance with the terms of our credit facilities;
•	our ability to maintain compliance with the continued listing standards of The NASDAQ Capital Market; and
•	the other factors discussed under the heading “Risk Factors” in this Proxy Statement.

Most of these factors are beyond our ability to predict or control. Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of our forward-looking statements. There also are other factors that we may not describe (generally because we currently do not perceive them to be material) that could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE SPECIAL MEETING

Time, Date and Place

The Special Meeting is scheduled to be held on [•], 2020 at [•] [a.m. / p.m.] Eastern Time at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 3000, Atlanta, Georgia 30308.

Purpose of the Special Meeting

At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•the Asset Sale Proposal; and

•the Adjournment Proposal

Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this Proxy Statement will have discretion to vote on such matters in accordance with applicable law and their judgment.

Recommendation of Our Board

After careful consideration, our Board unanimously recommends that you vote:

•Proposal One - FOR the Asset Sale Proposal; and

•Proposal Two - FOR the Adjournment Proposal.

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction and to recommend that you vote in the manner noted above, our Board considered a wide range of material factors relating to the Asset Purchase Agreement and the Asset Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors, see “Proposal One: Asset Sale Proposal - Reasons for the Asset Sale Transaction and Recommendation of Our Board” beginning on page 27 below.

Record Date and Voting Power

Only holders of our common stock as of the close of business on the Record Date will be entitled to receive notice of, and vote at, the Special Meeting or any adjournments or postponements of the Special Meeting, unless a new record date is fixed in connection with any such adjournment or postponement. At the close of business on the Record Date, there were [•] shares of our common stock outstanding and entitled to vote at the Special Meeting. No other shares of common stock were outstanding on the Record Date.

Each holder of our common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of the stock issued, outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. There must be a quorum for business to be conducted at the Special Meeting. However, even if a quorum does not exist, pursuant to the Adjournment Proposal, a majority of the shares on common stock present, in person or by proxy, at the Special Meeting may act to postpone or adjourn the Special Meeting to another place, date and time.

Once a share of common stock is represented in person or by proxy at the Special Meeting, it will be counted for purposes of determining whether a quorum exists at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new record date is set for the adjourned or postponed Special Meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Required Vote

Proposal One: Asset Sale Proposal

The approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the Record Date.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Asset Sale Proposal.

Proposal Two: Adjournment Proposal

The Adjournment Proposal will be approved, regardless of whether a quorum is present at the Special Meeting, by the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Special Meeting.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the Special Meeting but are not counted as a vote in favor of or against a particular matter.

Voting by Stockholders

Your vote is very important to us and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). Below are descriptions of how you may vote your shares depending on whether or not you are a stockholder of record or a beneficial owner.

Stockholders of Record

•

By Mail. Registered stockholders may vote their shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. We strongly encourage you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

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By Internet. Registered stockholders may vote on the Internet at http://www.envisionreports.com/STRM. Please have your proxy card in hand when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered stockholders is available up until [•] [a.m. / p.m.],  Eastern Time, on [•],  2020, the day of the Special Meeting. The Internet voting procedures are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed proxy card.

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By Telephone. Registered stockholders also may vote by telephone by calling 800-652-VOTE (8683) (toll-free) and using any touch-tone telephone to transmit their votes up to [•] [a.m. / p.m.],  Eastern Time, on [•],  2020, the day of the Special Meeting. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card.

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By Attending the Special Meeting. If you attend the Special Meeting and wish to vote in person, you may request a ballot when you arrive. Alternatively, if you are a registered stockholder and attend the Special Meeting, you may deliver your signed and dated proxy card in person. You must present a valid photo identification for admission to the Special Meeting.

Beneficial Owners

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the Special Meeting, you must bring to the Special Meeting a letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date and have been granted a proxy by your bank, broker or nominee to vote the shares. You also must present a valid photo identification for admission to the Special Meeting.

Abstentions

Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

Abstentions will have no effect on the outcome of the Adjournment Proposal.

For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Broker Non-Votes

Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares.

Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner, and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. The Asset Sale Proposal and the Adjournment Proposal are considered “non-routine” matters. Therefore, if you do not provide voting instructions to your broker regarding the Asset Sale Proposal or the Adjournment Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote.

Failure to Vote

If you are a stockholder of record and you do not vote at the Special Meeting in person or properly return your proxy card or vote over the Internet or by phone, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect the Asset Sale Proposal. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee with respect to the Asset Sale Proposal, your shares will not be voted at the Special Meeting and will not be deemed present for any purpose at the Special Meeting related to such proposals, including for purposes of determining whether a quorum exists.

A failure to vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal but will have no effect on the outcome of the Adjournment Proposal.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to our Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Special Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

Attendance at the Special Meeting, in and of itself, will not constitute a revocation of a proxy.

Adjournments

The Special Meeting may be adjourned for any purpose, including for the purpose of obtaining a quorum or soliciting additional votes if there are insufficient votes to authorize the Asset Sale Proposal. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned.

Solicitation of Proxies

Our Board is soliciting proxies for the Special Meeting of Stockholders (the “Special Meeting”) to be held at [•] [a.m. / p.m.] Eastern Time on [•], 2020 at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 3000, Atlanta, Georgia 30308. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting.

We will bear the expense of soliciting proxies. These expenses will include the expense of preparing and mailing proxy materials for the Special Meeting. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation.

Questions and Additional Information

If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Computershare Trust Company, N.A.. Stockholders may call Computershare Trust Company, N.A. toll-free at 800-368-5948.

PROPOSAL ONE: ASSET SALE PROPOSAL

Information about the Parties

The Company

Incorporated in 1989, we are a leading provider of integrated solutions, technology-enabled services and analytics to support revenue cycle optimization for healthcare enterprises throughout the United States and Canada. The focus of our SaaS-based healthcare information technology is to help optimize mid-revenue cycle processes for providers, from charge capture to bill drop. We work with our clients as full-service revenue integrity partners organization-wide. Our eValuator™ pre-bill coding analysis platform enables hospitals, clinics and physician practices to analyze every coded patient record before it is billed to payors, improving revenue integrity and decreasing denials. Our comprehensive suite of solutions and services includes: enterprise content management, business analytics, integrated workflow systems, clinical documentation improvement, automated pre-bill coding analysis and pre- or post-bill manual auditing services.

We are incorporated under the laws of the State of Delaware. Our executive office is located at 1175 Peachtree Street, NE, 10th Floor, Atlanta, Georgia 30361. Our telephone number is (888) 997‑8732. Our website is http://www.streamlinehealth.net. The information contained on the Company’s website is not incorporated into this proxy statement.

Our common stock is listed on The NASDAQ Capital Market under the ticker symbol “STRM”.

Buyer

Hyland Software, Inc., based in Westlake, Ohio, provides connected healthcare solutions that harness unstructured content at all corners of the enterprise and link it to core clinical and business applications such as electronic medical records (EMR) and enterprise resource planning (ERP) systems. Hyland is the only technology partner that offers a full suite of content services and enterprise imaging tools, bringing documents, medical images and other clinically rich data to the healthcare stakeholders that need it most. This comprehensive view of patient information accelerates business processes, streamlines clinical workflows and improves clinical decision making. Hyland’s website is http://www.Hyland.com. The information contained on Hyland’s website is not incorporated into this proxy statement.

General Description of the Asset Sale Transaction

On December 17, 2019, we entered into the Asset Purchase Agreement with Buyer pursuant to which we have agreed, subject to certain terms conditions contained in the Asset Purchase Agreement, including Stockholder Approval, to sell to Buyer the ECM Business. We do not believe that the sale of the ECM Business, under Delaware law, would be deemed a sale of all, or substantially all, of our assets, to the Buyer on the terms and subject to the conditions set forth in the Asset Purchase Agreement, but are seeking stockholder approval regarding the sale of the ECM Business because the Board considered the action appropriate, and strongly desired the input of the Company’s stockholders, given the historical significance of the line of business. Under the terms of the Asset Purchase Agreement, we will retain certain specified assets, including all of our cash and cash equivalents, certain contracts that are not expressly assumed by Buyer, all intellectual property owned by us other than intellectual property owned (in whole or in part) by or exclusively licensed to us and related to, used or held exclusively for use in connection with the ECM Business, and certain other assets specified in the Asset Purchase Agreement, and will also retain certain specified liabilities, including all liabilities with respect to trade and other accounts payable, indebtedness, taxes arising before the closing of the Asset Sale Transaction, change of control bonus or severance obligations as well as any liabilities related to the acceleration of vesting of equity awards awarded under our incentive compensation plans, bulk sales laws, and warranties and services provided by us.

We are retaining, and will continue to operate and manage our eValuator Coding Analysis Platform, CDI and Abstracting solutions, Financial Management solutions, Audit Services, and custom integration and training services following the closing of the Asset Sale Transaction.

For more information on the above, please see “Proposal One: Asset Sale Proposal - Asset Purchase Agreement - Purchase and Sale of Assets” and “Proposal One: Asset Sale Proposal - Asset Purchase Agreement - Assumption and Transfer of Liabilities” beginning on pages 38 and 39 respectively.

A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Asset Sale Transaction

As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $16 million in cash at closing, subject to certain adjustments as set forth in the Asset Purchase Agreement.

Background of the Asset Sale Transaction

The Board and senior management of the Company, with the assistance of the Company’s outside legal and financial advisors, regularly review the Company’s long-term strategic plan with the goal of maximizing stockholder value.  From time to time, the Board has explored the disposition of the Company’s ECM Business as it continued to promote and invest in the development of its newer products and solutions.  Furthermore, the Board has considered that the sale of the ECM Business would enable the Company to focus its resources on growing and developing its eValuator product, which the Company believes has greater long-term market potential.  While the Company has explored the sale of the ECM Business to other potential parties, the Buyer has been the party that has continually expressed the greatest interest in this business and the Board believes that the Buyer is the most logical purchaser for these assets and will be able to derive better synergies from this business due to its related portfolio of products.

The Company and the Buyer have engaged in discussions regarding the sale of the ECM Business for several years.  In late 2017, Hyland delivered a non-binding indication of interest to the Company to purchase the ECM Business.  While the parties engaged in negotiations regarding a proposed transaction and exchanged information regarding the business, the parties were unable to agree on a valuation of the business and the negotiations paused in the spring of 2018.

Throughout the course of the next year, the parties continued to remain in contact with one another.  In August and September 2019, the parties once again resumed negotiations. On September 9, 2019, the Company and the Buyer entered into a new confidentiality agreement and the Buyer was provided access to certain confidential information about the Company.  At a meeting held on September 6, 2019 and again at its regularly scheduled meeting on September 19, 2019, the Board considered the sale of the ECM Business as one of several strategic alternatives.  In late September 2019, the Company received a non-binding letter of intent from the Buyer with a proposed purchase price for the ECM Business of $15 million with a holdback of 10% of the purchase price to satisfy any potential claims.  At this time, the Company was also engaged in discussions regarding a potential equity raise using its common stock and negotiations with the holders of its Series A Convertible Preferred Stock regarding a possible redemption.  After evaluating the various alternatives, the Board decided to move forward with its equity raise and was able to raise $9.7 million in a private placement through the sale of its common stock, the proceeds of which were used to redeem all of the Company’s outstanding preferred stock and provide additional working capital for the Company.

With an improved balance sheet and a simpler capital structure, the Board turned its attention to the interest of the Buyer to purchase the ECM Business.  At its meeting held on October 16, the Board discussed various strategic alternatives and authorized management to resume negotiations with the Buyer and authorized the hiring of a financial advisor to assist in the negotiations of the transaction and to provide a fairness opinion on the transaction, if successful in reaching terms with the Buyer.  The Board was familiar with Houlihan Lokey through prior experience with the ECM Business, specifically, and engaged Houlihan Lokey to serve as its financial advisor with respect to the sale of the ECM Business on October 17, 2019.  Following its engagement and at the request of the Board, representatives of Houlihan Lokey engaged in discussions with representatives of the Buyer regarding the proposed purchase price of the ECM Business, the contingencies related to a closing, including seeking stockholder approval, the Buyer’s due diligence process and a proposed timeline for a transaction.

On October 24, 2019, the Buyer delivered an updated non-binding letter of intent with a revised purchase price of $16 million.  The proposed letter of intent also provided for an escrow account equal to 5% of the purchase price as opposed to a holdback, a 15-month survival period for the representations and warranties, other customary conditions, including completion of satisfactory due diligence, and approval of the transaction by the Company’s stockholders.  Following discussion with the assistance of its outside advisors, Houlihan Lokey and Troutman Sanders LLP, its outside counsel, the Board approved the execution of the letter of intent with Hyland on October 24, 2019.

The Buyer immediately commenced due diligence, which continued over the course of the next several weeks.  On November 1, 2019, the Buyer delivered a draft of the Asset Purchase Agreement.  Over the course of the next few weeks, the parties and their respective counsel (Troutman Sanders for the Company and Baker & Hostetler LLP (“BakerHostetler”) for the Buyer) exchanged drafts of the Asset Purchase Agreement and worked on the preparation of the disclosure schedules to the agreement.  The management teams of the parties held several meetings during this time. Although information was exchanged on a continuous basis, and conversations were had among the Company, Houlihan Lokey, and the Buyer on a regular (daily) basis, the Company notes the following meetings due to their length, management team engagement and critical nature of the topics discussed:

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On November 4, 2019, members of the Company’s management team met with members of the Buyer’s management team with respect to both (i) open research and development efforts, and (ii) open technology projects for customers;

•	On November 6, 2019, members of the Company’s management team met with members of the Buyer’s management team with respect to technology and accounting matters;

•

On November 21, 2019, members of the Company’s management team met with members of the Buyer’s management team to discuss open matters, including operating, accounting and reporting, and transitional services matters; and

•

On December 5, 2019, members of the Company’s management met with members of the Buyers management team to  discuss (i) open technology projects for customers, (ii) status of servers in the Company’s data room, and (iii) third party vendors embedded in the Company’s software,

On November 22, 2019, the parties’ respective legal counsel attended a conference call in which various issues relating to the Asset Purchase Agreement and the disclosure schedules were discussed.  The parties’ counsel discussed the Company’s indemnification obligations, transition services to be provided by the Company following closing, the timeline for stockholder approval, the representations and warranties and various matters related to the customer contracts to be assigned.  A revised draft of the Asset Purchase Agreement was provided by BakerHostetler on November 26, 2019.

At its regular quarterly Board meeting on December 10, 2019, management and Troutman Sanders discussed the transaction with the Board and provided an overview of the material terms of the transaction.  On December 13, 2019, the parties and their counsel participated in an all hands call during which the parties attempted to resolve the outstanding remaining business issues in order to proceed to a signing of a definitive agreement.

On December 14, 2019, the Board convened a special telephonic meeting. Supporting materials, including a substantially final version of the Asset Purchase Agreement and Houlihan Lokey’s financial analyses relating to the ECM Business and a draft of Houlihan Lokey’s opinion, as to the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in the proposed Asset Sale Transaction, were distributed prior to the meeting. At the December 14, 2019 meeting, management reviewed with the Board the material terms of, and principal business issues relating to, the transaction.  Representatives of Troutman Sanders then reviewed with the Board the material legal terms in the asset purchase agreement as well as other legal considerations, including a proposed timeline for obtaining stockholder approval, and answered questions from the Board.

At the request of the Board, Houlihan Lokey then reviewed and discussed its financial analyses with respect to the ECM Business and the proposed Asset Sale Transaction. Thereafter, at the request of the Board, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated December 14, 2019), as to, as of such date, the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in exchange for the ECM Business.

Following discussion, the Board called for a vote on the approval of, among other matters, the Asset Sale Transaction and the transactions contemplated by the Asset Purchase Agreement and adopted resolutions (a) determining that the Asset Purchase Agreement and the transactions contemplated by Asset Purchase Agreement are fair to and in the best interests of the Company and its stockholders, (b) declaring it advisable to enter into the Asset Purchase Agreement and approving the execution, delivery, and performance of the Asset Purchase Agreement, (c) approving and declaring advisable the transactions contemplated by the Asset Purchase Agreement, and (d) resolving to recommend approval by the Company’s stockholders of the transactions contemplated by the Asset Purchase Agreement.  The transaction was approved unanimously by the Company’s Board.

On December 16, 2019, the parties exchanged substantially final drafts of the Asset Purchase Agreement, the ancillary agreements and disclosure schedules.

On December 17, 2019, the Buyer’s Board of Directors met to review and approve the transaction. On December 17, 2019, following approval by the Buyer’s Board, the Company and the Buyer finalized and executed the Asset Purchase Agreement, and the parties publicly announced the Asset Sale Transaction prior to the market opening on December 18, 2019.

Reasons for the Asset Sale Transaction and Recommendation of Our Board

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction, and to recommend that our stockholders vote to approve the Asset Sale Proposal, the Board consulted with management and outside financial and legal advisors. The Board considered a wide range of material factors relating to the Asset Purchase Agreement and the proposed Asset Sale Transaction, many of which the Board believed supported its decision, including the following:

•	the value of the consideration to be received by us pursuant to the Asset Purchase Agreement;
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our Board’s belief that the Asset Sale Transaction was more favorable to our stockholders than any other alternative reasonably available to the Company and our stockholders, including the alternatives of retaining our current business based upon:

o

the Board’s knowledge of the current and prospective environment in which the Company operates, the competitive environment, the Company’s overall strategic position, and the challenges attendant to improving the Company’s financial performance in order to maximize stockholder value and the likely effect of these factors on the Company’s sustainability as a public company and strategic options;

o	the Board’s understanding of our business, operations, management, financial condition, earnings and prospects;
•

the consideration we receive in the Asset Sale Transaction would provide us with substantial cash to provide liquidity and certainty of value to the Company immediately upon the closing of the Asset Sale Transaction, which will permit us to continue to invest in and expand our eValuator Coding Analysis Platform, CDI and Abstracting solutions, Financial Management solutions, Audit Services, and custom integration and training services;

•	the Asset Sale Transaction provides substantial working capital without diluting existing stockholders;

•

the financial analysis reviewed by Houlihan Lokey with the Board as well as the oral opinion of Houlihan Lokey rendered to the Board on December 14, 2019 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated December 14, 2019), as to, as of such date, the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in exchange for the Purchased Assets subject to the Assumed Liabilities in the Asset Sale Transaction pursuant to the Asset Sale Agreement;

•	the anticipated time to close the Asset Sale Transaction and the risk that if we did not accept Buyer’s offer at the time that we did, the Board might not have had another opportunity to do so;
•	the Asset Sale Transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock;
•	our stockholders will continue to own stock in our company and potentially benefit from future earnings; and
•	the terms of the Asset Purchase Agreement were negotiated at arms-length and believed by our Board to be fair to us and our stockholders.

Our Board also considered and balanced against the potential benefits of the Asset Sale Transaction a number of potentially adverse factors concerning the Asset Sale Transaction, including the following:

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the fact that, although the Company will continue to exercise control and supervision over its operations prior to closing, the Asset Purchase Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without Buyer’s consent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Asset Sale Transaction, whether or not the Asset Sale Transaction is completed;

•

the conditions placed on our ability to solicit or respond to Acquisition Proposals as described under “Proposal One: Asset Sale Proposal - Asset Purchase Agreement - Covenants - No Solicitation” beginning on page 42;

•

the risk that there is no assurance that all conditions to the parties’ obligations to complete the Asset Sale Transaction will be satisfied or waived, and as a result, it is possible that the Asset Sale Transaction could be delayed or might not be completed;

•

the risks and costs to the Company if the Asset Sale Transaction does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risk of disruption to our business and customer reaction as a result of the public announcement of the Asset Sale Transaction; and
•	the risk that accompanies being a public company with relatively low revenues while we continue to try to grow our other lines of business without the income associated with the ECM Business.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board. The Board collectively reached the conclusion to approve the Asset Purchase Agreement and the Asset Sale Transaction in light of the various factors described above, as well as other factors that the Board felt were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Asset Sale Transaction and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its outside legal counsel and financial advisor, all members of the Board approved the Asset Purchase Agreement and the Asset Sale Transaction and determined that the Asset Sale Transaction is advisable, fair to and in the best interests of the Company and our stockholders.

Accordingly, our Board recommends that stockholders vote “FOR” the Asset Sale Proposal.

Opinion of the Financial Advisor to the Company

On December 14, 2019, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated the same date) as to, as of December 14, 2019, the fairness, from a financial point of view, to the Company of the consideration to be received by the Company and Streamline Health, Inc. (collectively, “Seller”) in the Asset Sale Transaction pursuant to the Asset Purchase Agreement in exchange for the  assets as described in the Asset Purchase Agreement (the “Purchased Assets”) relating to the ECM Business, subject to certain liabilities of Seller as described in the Asset Purchase Agreement to be assumed by Buyer in the Asset Sale Transaction (the “Assumed Liabilities”).

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in exchange for the Purchased Assets subject to the Assumed Liabilities in the Asset Sale Transaction pursuant to the Asset Sale Agreement and did not address any other aspect or implication of the Asset Sale Transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Proxy Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's written opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be, and they do not constitute, a recommendation to the Board, any security holder of the Company or any other person as to how such person should vote or act with respect to any matter relating to the Asset Sale Transaction or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances.  Among other things, Houlihan Lokey:

1. reviewed a draft, received by Houlihan Lokey on December 13, 2019, of the Asset Purchase Agreement;

2.	reviewed certain publicly available business and financial information relating to the ECM Business that Houlihan Lokey deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the ECM Business made available to Houlihan Lokey by Seller, including financial projections prepared by the management of Seller relating to the ECM Business for the fiscal years ending January 31, 2020, through January 31, 2025 (the “Projections”);

4.

spoke with certain members of the management of Seller and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the ECM Business, the Asset Sale Transaction and related matters;

5.	compared the financial and operating performance of the ECM Business with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

For purposes of its analyses and opinion, with the Company’s consent, Houlihan Lokey evaluated the fairness, from a financial point of view, to the Company of the consideration being received by Seller in the Asset Sale Transaction pursuant to the Asset Purchase Agreement as though all of the Purchased Assets and Assumed Liabilities were being transferred, and all of the consideration was being received, by the Company.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information.  In addition, management of Seller advised Houlihan Lokey, and Houlihan Lokey assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the ECM Business.  At the Company’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate the ECM Business and the Asset Sale Transaction and Houlihan Lokey, at the Company’s direction, used and relied upon the Projections for purposes of its analyses and opinion.  Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based.  Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the ECM Business since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.  In addition, for purposes of its analyses and opinion, Houlihan Lokey with the Company’s agreement assumed that the Purchased Assets included all of the assets or rights necessary and sufficient to achieve the Projections subject to the Assumed Liabilities in the amounts and at the times contemplated thereby and did not include any assets or rights that Seller or any of its affiliates required to own or operate any other businesses or operations of Seller or such affiliates (the “Retained Businesses”) as currently conducted or as contemplated by Seller and its affiliates would be conducted by Seller and its affiliates in the future, that upon the consummation of the Asset Sale Transaction, neither Seller nor any of its affiliates would retain or otherwise be responsible for the Assumed Liabilities and that the Asset Sale Transaction would not otherwise impair the ability of Seller and its affiliates to own and operate the Retained Businesses as currently conducted, or as contemplated by management of Seller and its affiliates would be conducted in the future.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Asset Purchase Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Asset Purchase Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Asset Sale Transaction would be satisfied without waiver thereof, and (d) the Asset Sale Transaction would be consummated in a timely manner in accordance with the terms described in the Asset Purchase Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Asset Sale Transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Asset Sale Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Asset Sale Transaction, the ECM Business, Seller or Buyer or any expected benefits of the Asset Sale Transaction that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey expressed no view or opinion as to any adjustments to the consideration pursuant to the Asset Purchase Agreement or the amount or allocation of the payments (“Prepayments”) received by Seller prior to the date of the Asset Purchase Agreement as advance payments for maintenance and support services and relied upon and assumed, without independent verification, on Seller’s evaluation and assessment of the Prepayments, the allocation thereof and the adjustment to the consideration pursuant to the Asset Purchase Agreement in respect thereof.  Houlihan Lokey also relied upon and assumed, without independent verification, at the Company’s direction, that any other adjustments to the consideration pursuant to the Asset Purchase Agreement or otherwise would not be material to its analyses or opinion.  In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Asset Purchase Agreement would not differ in any respect material to Houlihan Lokey’s financial analyses or opinion from the draft of the Asset Purchase Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the ECM Business, Seller, Buyer or any other party, and Houlihan Lokey was not provided with any such appraisal or evaluation.  Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the ECM Business, Seller or Buyer was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the ECM Business, Seller or Buyer was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion.  Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Asset Sale Transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Asset Sale Transaction or otherwise.

Houlihan Lokey’s opinion only addressed whether the consideration to be received by Seller in the Asset Sale Transaction pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to the Company in the manner set forth in the opinion and did not address any other aspect or implication of the Asset Sale Transaction or any aspect or implication of any action, agreement, arrangement or understanding entered into in connection therewith or otherwise.  Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Seller, its security holders or any other party to proceed with or effect the Asset Sale Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Asset Sale Transaction or otherwise (other than the consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Asset Sale Transaction to the holders of any class of securities, creditors or other constituencies of the ECM Business, Seller, Buyer or to any other party, (iv) the relative merits of the Asset Sale Transaction as compared to any alternative business strategies or transactions that might have been available for the ECM Business, Seller, Buyer or any other party, (v) the fairness of any portion or aspect of the Asset Sale Transaction to any one class or group of Seller’s, Buyer’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Seller’s, Buyer’s or such other party’s security holders or other constituents  (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the ECM Business, Seller, Buyer, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Asset Sale Transaction, (vii) the solvency, creditworthiness or fair value of the ECM Business, Seller, Buyer or any other participant in the Asset Sale Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Asset Sale Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, environmental, regulatory, accounting, insurance, tax or other similar professional advice.  Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, Seller, Buyer and their respective advisors, as to all legal, environmental, regulatory, accounting, insurance, tax and other similar matters with respect to the ECM Business, Seller, Buyer and the Asset Sale Transaction or otherwise.

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below.  The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented.  As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description.  Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the ECM Business, and an evaluation of the results of those analyses is not entirely mathematical.    The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company.  Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the Asset Sale Transaction.  Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration or of the views of the Board with respect to the Asset Sale Transaction or the consideration.  The type and amount of consideration payable in the Asset Sale Transaction pursuant to the Asset Purchase Agreement were determined through negotiation between the Company and the other parties to the Asset Sale Transaction, and the decision to enter into the Asset Purchase Agreement was solely that of the Board.

Financial Analyses

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on December 14, 2019. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.  The analyses summarized below include information presented in tabular format.  The tables alone do not constitute a complete description of the analyses.  Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

•

Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of December 12, 2019.  The estimates of future financial performance of the ECM Business relied upon for the financial analyses described below were based on the Projections, and the estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis.  Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.   The financial data reviewed included:

•	Enterprise value as a multiple of estimated revenue for the next fiscal year (as of the date of the Houlihan Lokey’s analysis and opinion), or “NFY Revenue”;
•	Enterprise value as a multiple of estimated adjusted EBITDA for the next fiscal year (as of the date of the Houlihan Lokey’s analysis and opinion), or “NFY Adjusted EBITDA”;
•	Enterprise value as a multiple of estimated revenue for the year following the next fiscal year (as of the date of the Houlihan Lokey’s analysis and opinion), or “NFY + 1 revenue”; and
•	Enterprise value as a multiple of estimated adjusted EBITDA for the year following the next fiscal year (as of the date of the Houlihan Lokey’s analysis and opinion), or “NFY + 1 Adjusted EBITDA.”

The selected companies and resulting low, high median and mean multiples were:

•Allscripts Healthcare Solutions, Inc.
•Cerner Corporation
•CompuGroup Medical Societas Europaea
•Computer Programs and Systems, Inc.
•HealthStream, Inc.
•HMS Holdings Corp.
•NextGen Healthcare, Inc.
•R1 RCM Inc.

Enterprise Value /
	NFY Revenue	NFY Adj. EBITDA	NFY+1 Revenue	NFY+1 Adj. EBITDA
Low	1.36x	8.1x	1.30x	7.4x
High	4.51x	17.7x	4.31x	15.1x
Median	2.46x	13.0x	2.42x	10.4x
Mean	2.81x	13.0x	2.68x	11.0x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 1.00x to 1.25x to the ECM Business’ estimated NFY revenue, 4.0x to 5.0x to the ECM Business’ estimated NFY Adjusted EBITDA, 1.00x to 1.25x to the ECM Business’ estimated NFY+1 revenue and 4.0x to 5.0x to the ECM Business’ estimated NFY+1 Adjusted EBITDA.

To take into account the adjustment to the Consideration pursuant to the Asset Purchase Agreement for the Prepayments, Houlihan Lokey added approximately $2.8 million to each of the implied enterprise value reference ranges indicated by the selected companies analysis.  Inclusive of such addition, the selected companies analysis indicated implied adjusted enterprise value reference ranges of the ECM Business of approximately $11.7 million to $13.9 million based on estimated NFY revenue, approximately $13.0 million to $15.6 million based on estimated NFY Adjusted EBITDA, approximately $11.4 million to $13.6 million based on estimated NFY+1 revenue, and approximately $12.8 million to $15.4 million based on estimated NFY+1 Adjusted EBITDA, as compared to the consideration of $16 million in the Asset Sale Transaction pursuant to the Asset Purchase Agreement.

Discounted Cash Flow Analysis.  Houlihan Lokey performed a discounted cash flow analysis of the ECM Business based on the Projections.  Houlihan Lokey applied perpetual growth rates ranging from -2.0% to 2.0% and discount rates ranging from 15.0% to 16.0%.  To take into account the adjustment to the Consideration pursuant to the Asset Purchase Agreement for the Prepayments, Houlihan Lokey added approximately $2.8 million to the implied enterprise value reference range indicated by the discounted cash flow analysis.  Inclusive of such addition, the discounted cash flow analysis indicated an implied adjusted enterprise value reference range of the ECM Business of approximately $8.1 million to $9.0 million, as compared to the consideration of $16 million in the Asset Sale Transaction pursuant to the Asset Purchase Agreement.

Other Matters

The Company engaged Houlihan Lokey as its financial advisor based on Houlihan Lokey’s experience and reputation.  Houlihan Lokey is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings.  Pursuant to Houlihan Lokey’s engagement by the Company, Houlihan Lokey will be entitled to a transaction fee currently estimated to be approximately $1.5 million upon the consummation of the Asset Sale Transaction.  Houlihan Lokey became entitled to fees of $25,000 per month commencing on February 22, 2019 through May 22, 2019, and then, again on October 1, 2019, half of which fees are creditable to the extent previously paid on a timely basis against the transaction fee, and an opinion fee of $400,000 upon the rendering of its opinion to the Board, which opinion fee is fully creditable to the extent previously paid against the transaction fee.  In addition, the Company also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities and arising out of Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the ECM Business, Seller, Buyer or any other party that may be involved in the Asset Sale Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Asset Sale Transaction.

Houlihan Lokey and/or certain of its affiliates in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Thoma Bravo, LLC (“Thoma Bravo”), an affiliate of Buyer, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Thoma Bravo (collectively, with Thoma Bravo, the “Thoma Bravo Group”).  Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Seller, Buyer, members of the Thoma Bravo Group, other participants in the Asset Sale Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Thoma Bravo, other participants in the Asset Sale Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Thoma Bravo Group, other participants in the Asset Sale Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Seller, Buyer, members of the Thoma Bravo Group, other participants in the Asset Sale Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.  In addition, as disclosed to the Board, a member of the board of directors of Houlihan Lokey, Inc., Houlihan Lokey’s parent company, currently serves as an operating partner of Thoma Bravo.

Forecasts

The Company does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its consideration of the Asset Sale Transaction, Company management prepared unaudited prospective financial information with respect to the ECM Business being sold to Buyer in the Asset Sale and the business lines being retained by the Company. The Company is electing to provide the unaudited prospective financial information in this Proxy Statement to provide the stockholders of the Company access to certain unaudited prospective financial information that was made available to the Board in connection with its consideration of the Asset Sale Transaction and provided to the Company’s financial advisor, who was authorized to use and rely upon such information for purposes of providing advice to the Board. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither the Company, its financial advisors, nor any of their affiliates assumes any responsibility for the accuracy of this information. Readers of this Proxy Statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of the Company regarding the information included in the unaudited prospective financial information or the ultimate performance of the ECM Business or the Company compared to the information included in the unaudited prospective financial information.

The unaudited prospective financial information was not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP including EBITDA. The Company defines EBITDA for these purposes as earnings before interest, taxes, depreciation and amortization after Company management’s allocation of corporate overhead attribute to the ECM Business. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The Company has not prepared, and neither the Board nor the Company’s financial advisors have considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures. Neither our independent registered public accounting firm nor any other independent accountants, has compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of our independent registered public accounting firm contained in its Annual Report on Form 10–K for the year ended January 31, 2019 relates to our historical financial information.

There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of the Company’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Prospective Financial Information for the ECM Business

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended	Ended
	January 31, 2021	January 31, 2022	January 31, 2023	January 31, 2024	January 31, 2025
Total Revenue	$8,616,000	$7,392,000	$6,504,000	$5,671,000	$4,992,000
Operating Expenses	(3,078,000)	(2,827,000)	(2,588,000)	(2,404,000)	(2,250,000)
Allocated Corporate Overhead (1)	(3,024,000)	(2,876,000)	(2,433,000)	(2,117,000)	(1,912,000)
Total EBITDA	$2,514,000	$1,689,000	$1,483,000	$1,150,000	$830,000

(1)Per Company management, represents portion of corporate overhead attributable to the ECM Business.

Post-Asset Sale Company Prospective Financial Information (Unaudited)

	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended
	January 31, 2021	January 31, 2022	January 31, 2023

Revenue	$14,828,000	$19,844,000	$24,474,000
Expenses:
Operating expenses	15,474,000	16,817,000	18,277,000
Other Non-EBITDA expenses	2,191,000	2,366,000	2,556,000
Total expense	17,665,000	19,183,000	20,833,000
Net (loss) income	(2,837,000)	661,000	3,641,000
Adjusted EBITDA (loss) income	$(646,000)	$3,027,000	$6,197,000

The foregoing unaudited prospective financial information includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18, the risk factors described under “Risk Factors” beginning on page 16, and other risk factors as disclosed in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. Stockholders are urged to review the Company’s most recent SEC filings for a description of risk factors with respect to the Company’s business. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16 and “Where You Can Find More Information” beginning on page 67. The unaudited prospective financial information does not take into account any of the transactions contemplated by the Asset Purchase Agreement, including the Asset Sale, which might cause actual results to differ materially.

The Company’s stockholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources as of, and for the fiscal year ended, January 31, 2019. See “Where You Can Find More Information” beginning on page 67.

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company’s unaudited prospective financial information in this Proxy Statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

THE COMPANY HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Use of Proceeds and Future Operations

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. The Company plans to use the proceeds of the sale to pay off its term loan with Bridge Bank and to fund the continuing development and incremental investment in sales and marketing in support of its eValuator™ cloud-based pre- or post-bill coding analysis platform. We will continue to operate and manage our eValuator Coding Analysis Platform, CDI and Abstracting solutions, Financial Management solutions, Audit Services, and custom integration and training services following the closing of the Asset Sale Transaction. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to commercialize the foregoing business segments and to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale for different or presently non-contemplated purposes.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the Asset Sale Transaction.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Asset Purchase Agreement or completion of the Asset Sale Transaction.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Asset Sale Transaction. The following discussion is based upon the Internal Revenue Code (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement. No rulings have been requested or received from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Asset Sale Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Asset Sale Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Asset Sale Transaction will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale Transaction will include the amount of cash received, the fair market value of any other property received, total liabilities assumed or taken by Buyer and will be reduced by the amount of selling costs. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, our available net operating loss carryforwards will offset the majority of the gain. It is anticipated that we will pay an immaterial amount of tax on the gain recognized from the Asset Sale Transaction.

Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet. We will record a gain, net of any applicable taxes, on the Asset Sale Transaction equal to the difference between the consideration received and the net book value of the assets sold when the transaction is completed. We also expect to reflect the results of operations of the ECM Business as discontinued operations beginning on the date of the closing of the Asset Sale Transaction for all prior periods presented.

Effects on our Company if the Asset Sale Transaction is Completed and the Nature of our Business following the Asset Sale Transaction

If the Asset Sale Transaction is completed, we will no longer have our ECM Business, including the customer base relating to the ECM Business (including all license, services and maintenance contracts with such customers), the intellectual property used in connection with the ECM Business, the accounts receivables associated with the ECM Business, and certain equipment and systems used in connection with the ECM Business, all on the terms and subject to the conditions set forth in the Asset Purchase Agreement. However, we will continue to operate and manage our eValuator Coding Analysis Platform, CDI and Abstracting solutions, Financial Management solutions, Audit Services, and custom integration and training services.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

SEC Reporting

Our SEC reporting obligations as a public company will not be affected as a result of the closing of the Asset Sale Transaction.

ASSET PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the Asset Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety, as well as this Proxy Statement and any documents included herewith, before making any decisions regarding the proposals being brought before the Special Meeting.

Purchase and Sale of Assets

Purchased Assets

Upon the terms and subject to the conditions of the Asset Purchase Agreement, we have agreed to sell to Buyer the following assets (referred to in this discussion as the “Purchased Assets”):

(a) all accounts receivable related to the ECM Business;

(b) all rights and benefits of the Company under contracts relating to the ECM Business, including specified contracts to be assigned, and all data and information related thereto (collectively, the “Assigned Contracts”);

(c) all rights relating to work products or deliverables resulting from works in process under any contract related to the ECM Business;

(d) all equipment, computer hardware, supplies and other tangible property relating to the ECM Business, and all warranties covering all or any part of such items to the extent such warranties are transferable;

(e) all intellectual property, software and products relating to the ECM Business, including all income, royalties, damages and payments due or payable as of the closing of the Asset Sale Transaction or thereafter and the rights to sue and collect damages for any past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing items (collectively, the “Transferred Intellectual Property”); and

(f) the goodwill and going concern value and other intangible assets, if any, arising from or related to the ECM Business.

Excluded Assets

Under the terms of the Asset Purchase Agreement, any asset of ours that is not specifically referred to above as a Purchased Asset (referred to in this discussion as the “Excluded Assets”) will not be transferred to Buyer and will remain our assets following the closing of the Asset Sale Transaction, which include any cash and cash equivalents, bank and other similar accounts or rights in any shared contracts relating to any of our business other than the ECM Business.

Assumption and Transfer of Liabilities

Assumed Liabilities

Upon the terms and subject to the conditions of the Asset Purchase Agreement, Buyer has agreed to assume the following liabilities (referred to in this discussion as the “Assumed Liabilities”):

(a)all liabilities and obligations under the Assigned Contracts identified in the Asset Purchase Agreement; and

(b)those credits granted to customers of the ECM Business that remain unapplied as of the effective date of the Asset Sale Transaction.

Excluded Liabilities

Under the terms of the Asset Purchase Agreement, Buyer will not assume and will not be responsible to pay, perform or discharge any of our liabilities or obligations arising out of, relating to or otherwise in respect of the ECM Business or the Purchased Assets prior to the closing, including the following liabilities and obligations (referred to in this discussion as the “Excluded Liabilities”):

(a)All liabilities or obligations arising out of or relating to the Company’s ownership or operation of the ECM Business and the Purchased Assets prior to the Closing Date;

(b)all trade and other accounts payable of the Company;

(c)all indebtedness;

(d)all liabilities and obligations for taxes, including for any taxable period ending on or prior to the Closing Date;

(e)all liabilities and obligations with respect to current and former employees of the Company based upon or arising out of the employment relationship (or termination thereof) with the Company, whether or not such employee becomes an employee of Buyer following the Closing Date, including all liabilities and obligations relating to (i) immigration matters which are based upon or arise out of acts or omissions occurring prior to the Closing Date, (ii) stock options and other equity-based compensation, severance payable or granted to, or earned or accrued, or that should have been accrued, in respect of service performed by, employees or former employees of the Company prior to the Closing Date, (iii) any employee benefit plan, (iv) claims for wages or other benefits, bonuses, accrued paid time off, workers’ compensation, retention, termination or other payments, in each case, arising in connection with such person’s service with the Company, and (v) any sale, “stay-around,” retention, change of control, severance or similar bonuses or amounts that will or may become payable in connection with or as a result of the consummation of the transactions contemplated hereby;

(f)all liabilities and obligations relating to any bulk sales laws applicable to the Asset Sale Transaction;

(g)all liabilities or obligations relating to any warranty or services provided by the Company prior to the Closing Date;

(h)all liabilities or obligations relating to, based upon or arising out of the conduct of business by the Company prior to the Closing Date, including all liabilities and obligations (i) relating to any legal proceeding arising out of, relating to or otherwise in respect of the operation of the ECM Business or the Purchased Assets, (ii) relating to the Transferred Intellectual Property,  (iii) arising under any contract that is not an Assigned Contract or under any shared contract as it relates to any business other than the ECM Business;

(i)all liabilities and obligations related to the Excluded Assets;

(j)all liabilities or obligations that arise from any breach or default by the Company under any contract, including any Assigned Contract; and

(k)all other liabilities and obligations of the Company that are not Assumed Liabilities.

Consideration

As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $16 million in cash, subject to certain adjustment payments. Prior to the closing date of the Asset Sale Transaction (the “Closing Date”), the Company will have invoiced certain customers under contracts related to the ECM Business for services to be provided on an annual basis after the date of such invoicing. If an outstanding invoice is paid after the date of the Asset Purchase Agreement and prior to the Closing Date, Buyer is entitled to receive 11/12ths of the collected invoice amount if the Closing Date occurs on or before the date that is sixty (60) days following the date that the Company’s Proxy Statement is filed with the SEC and 10/12ths of the collected invoice amount if the Closing Date on or after the date that is sixty-one (61) days following the date that the Company’s Proxy Statement is filed with the SEC.

Representations and Warranties

The Asset Purchase Agreement contains a number of representations and warranties made by the Company and Buyer. The statements embodied in those representations and warranties were made for purposes of the Asset Purchase Agreement between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Asset Purchase Agreement. Certain representations and warranties were made as of December 17, 2019 (or other dates specified in the Asset Purchase Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or which may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since December 17, 2019, and these changes may or may not be fully reflected in the Company’s or Buyer’s public disclosures. The Asset Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Buyer that is contained in this Proxy Statement, as well as in the filings that the Company will make and has made with the SEC. The representations and warranties contained in the Asset Purchase Agreement may or may not have been accurate as of the date they were made, and we make no assertion herein that they are accurate as of the date of this Proxy Statement.

Company Representations and Warranties

In the Asset Purchase Agreement, the Company has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Asset Purchase Agreement or by information in the confidential disclosure letter the Company delivered in connection with the Asset Purchase Agreement (the “Company Disclosure Letter”). These representations and warranties relate to, among other things:

•	our corporate organization and qualification;
•	our corporate authority to enter into the Asset Purchase Agreement and each of the Ancillary Agreements, the validity and enforceability of such agreements and the Board’s approval and recommendation;
•

the absence of conflicts with our organizational documents, applicable law or certain contracts and permits, or the occurrence of defaults under or the creation of liens with respect to certain contracts or permits, as a result of the execution, delivery and performance by us of the Asset Purchase Agreement and the Ancillary Agreements;

•	the absence of a requirement to obtain consents or approvals with respect to our execution, delivery and performance under the Asset Purchase Agreement and Ancillary Agreements;
•	our title to the tangible and intangible personal property included in the Purchased Assets;
•

the sufficiency of the Purchased Assets to conduct the ECM Business following the closing of the Asset Sale Transaction in substantially the same manner as it was conducted by us prior to closing and no other person holds any right, title or interest in any of the Purchased Assets;

•	litigation and liabilities;
•	compliance with laws and permits;
•	the absence of certain changes with respect to the ECM Business;
•	labor and employment matters;
•	our material contracts;
•	our intellectual property;
•	our accounts receivable and disclosed financial information;
•	our customers and resellers;
•	compliance with various anti-bribery laws;
•	the products currently offered by the ECM Business;

•	privacy and data security; and
•	the accuracy of statements in this Proxy Statement.

Buyer Representations and Warranties

Buyer’s representations and warranties relate to, among other things:

•	its organization and qualification;
•	its authority to enter into the Asset Purchase Agreement and the Ancillary Agreements and the validity and enforceability of such agreements;
•

the absence of conflicts with Buyer’s organizational documents and applicable law as a result of Buyer’s execution, delivery and performance under the Asset Purchase Agreement and Ancillary Agreements;

•

having sufficient available funds as of the closing to pay us $16 million in cash, subject to certain adjustment payments, and all other necessary payments in connection with the transactions contemplated by the Asset Purchase Agreement;

•	litigation and liabilities that may prevent, enjoin or otherwise delay the Asset Sale Transaction; and
•	confirmation that Buyer has conducted its own independent investigation of the ECM Business and the Purchased Assets.

Covenants

Conduct of Business Pending Closing

Until closing, we are required to, unless otherwise consented to by Buyer:

•	conduct the ECM Business in the ordinary course of business; and
•

use commercially reasonable efforts to maintain and preserve the business organization of the ECM Business and its material rights with respect to the ECM Business, including retaining the services of the Company’s employees, contractors, representatives and any other personnel engaged in the ECM Business, maintain relationships with clients and suppliers of the ECM Business and other relationships material to the ECM Business, and maintain all of its operating assets used in the ECM Business in their current condition (normal wear and tear excepted), for the purpose of maintaining, and avoiding any material impairment of, the goodwill and ongoing business of the ECM Business.

Restrictive Covenants

For a period of five years following the closing of the Asset Sale Transaction, we agreed not to, and to cause our affiliates not to, directly or indirectly:

•

solicit, hire or induce or attempt to hire, solicit or induce any employees of the Company who accept employment with Buyer to terminate their employment, representation or other association with Buyer, except for certain general solicitations which are not directed specifically as such employees;

•

engage in or assist others in engaging in developing, licensing, selling, reselling, maintaining, implementing or providing training, support any services related to, products or services that are substantially the same as or otherwise compete with the ECM Business (“Competing Business”); and

•	have an interest in a person that engages in a Competing Business.

Transition Services

For a period of time from the Closing Date until September 30, 2020, the Company agrees to provide continued operation of and a license to use and access the Company’s storage facility at 250 Williams Street NE, Atlanta, Georgia 30303 (the “Data Center”), and to provide such other services that may be reasonably requested in good faith by Buyer to ensure orderly transition of the ECM Business. The Buyer shall pay the Company a monthly fee of $15,000 for providing such services, plus any reasonable and documented out-of-pocket expenses.

Employees

Following the closing, Buyer will offer employment to certain Company employees employed in connection with the ECM Business. Immediately before the closing, all such individuals will resign from their employment or we will terminate the employment of all such individuals and be responsible for all such severance and termination obligations with respect to such employees.

Stockholders Meeting

We are required, as promptly as reasonably practicable to file a proxy statement with the SEC, and hold a meeting of stockholders for the purposes of obtaining Stockholder Approval following effectiveness of the definitive proxy statement. We are required to cooperate and consult with Buyer in connection with the preparation of the proxy statement.

Acquisition Proposals

From the earlier of the Closing Date or the date of termination of Asset Purchase Agreement, we agreed not to, directly or indirectly, except in furtherance of the Asset Purchase Transaction (a) solicit, initiate or encourage (including by way of furnishing material non-public information) submission of any proposals or offers, or any action likely to lead to the submission of such a proposal or offer, from any person relating to the acquisition by any person (other than the Buyer) of any substantial portion of the ECM Business (collectively, an “Acquisition Proposal”); (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any person (other than the Buyer) any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person; or (c) enter into any contract with respect to any Acquisition Proposal. We also agreed to immediately cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with any Person other than Purchaser with respect to an Acquisition Proposal. Seller shall notify Purchaser promptly if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect to an Acquisition Proposal, is made and will, in any notice to Purchaser, indicate the identity of the Person making the Acquisition Proposal, inquiry or contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact (including a copy of any written or electronic mail transmissions received).

 Certain Software Platform Upgrades

We agreed to use commercially reasonable efforts to purchase and install certain security and other upgrades with respect to hosted services for certain customers of the ECM Business using unsupported operating systems.

Access to Information

We are required to afford Buyer and its representatives with such information as Buyer may reasonably request with respect to our operations, the Purchased Assts and the Assumed Liabilities. We are also required to provide Buyer and its representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel and accountants of the ECM Business as Buyer may reasonably request.

Closing Conditions

The respective obligations of the parties to effect the Asset Sale Transaction are subject to satisfaction (or waiver by Buyer and the Company, if permitted by law) at or prior to the closing of the following conditions:

•

that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law which is in effect and has the effect of making the Asset Sale Transaction illegal, otherwise restraining or prohibiting the consummation of such transactions or causing the Asset Sale Transaction to be rescinded;

•	receipt of Stockholder Approval;
•	the accuracy of the parties’ representations and warranties in the Asset Purchase Agreement as of closing, subject, in certain circumstances, to certain materiality and other thresholds;
•	the performance by the parties of their obligations and covenants under the Asset Purchase Agreement;
•	the delivery by the parties of executed counterpart signature pages to each of the Ancillary Agreements;
•	the delivery by each party of certain certificates and other documentation;
•

the delivery by the Company of certain signed letters or other documents from persons holding liens with respect to assets used to conduct the ECM Business releasing all such liens and authorizing the Company to file the appropriate terminations of any financing statements evidencing such liens or any other documents or filings necessary to evidence termination of such liens;

•	receipt of authorizations, consents, orders and approvals set forth in the Asset Purchase Agreement; and
•	the absence of any event, fact or development since the signing of the Asset Purchase Agreement that has had or would reasonably be expected to have a material adverse effect on the ECM Business.

Indemnification

Indemnification by the Company

The Company will indemnify Buyer and its officers, directors, employees, agents, shareholders and affiliates from and against, and hold harmless each of the foregoing from, any and all losses, damages (but excluding punitive or exemplary damages except to the extent payable to a third-party), injuries, claims, liabilities, obligations, deficiencies, demands, amounts paid in settlement, awards, judgments, fines, interest, penalties, assessments, taxes, fees (including reasonable attorneys’ and other professionals’ fees and expenses), charges, awards, costs (including court costs and reasonable costs of investigation and defense), amounts due and expenses of any type, nature or description, including any of the same that are incurred by a Party in asserting, preserving or enforcing any of its rights and remedies under this Agreement (collectively, “Losses”), suffered by any of the foregoing to the extent arising out of the following:

•	any inaccuracies in or any breach of any representation or warranty contained in the Asset Purchase Agreement;
•	any breach of any covenant or agreement of ours in the Asset Purchase Agreement;
•	any Excluded Liability;
•	any breach or inaccuracy in the certificate to be delivered by the Company prior to the Closing detailing the collected invoice amounts at closing;

•	the use by any Unsupported Customer of an operating system for which a Platform Upgrade had not been properly completed as of the Closing; and
•

any act or omission of the Company’s which results in a breach of data security or loss of data of a customer of the ECM Business whose data is stored at the Data Center or any claim by any such customer alleging the failure to comply with a performance standard, where such failure to comply is caused by failure in, or malfunction of, the operations of the Data Center; provided such failure or malfunction did not arise as a result of any action or any inaction of an employee of Buyer.

The Company’s indemnification obligations under the Asset Purchase Agreement will be secured by the Buyer depositing $800,000 into a third party escrow account, with a scheduled release date on the 15-month anniversary of the Closing Date.

Indemnification by Buyer

Buyer will indemnify Seller and its affiliates and the representatives, successors and assigns of each of the foregoing from and against, and hold harmless each of the foregoing from, any and all Losses suffered by any of the foregoing to the extent arising out of the following:

•	any inaccuracies in or any breach of any representation or warranty contained in the Asset Purchase Agreement;
•	any breach of any covenant or agreement of Buyer in the Asset Purchase Agreement; and
•	any Assumed Liability.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated at any time prior to the closing of the Asset Sale Transaction by mutual written consent of Buyer and the Company.

Either party may terminate the Asset Purchase Agreement if:

•	there is any law that makes consummation of the Asset Sale Transaction illegal or otherwise prohibited; or
•	any Governmental Authority issues an order restraining or enjoining the Asset Sale Transaction, and such order has become final and non-appealable.

Buyer may terminate the Asset Purchase Agreement if:

•

Buyer is not in material breach of the Asset Purchase Agreement, and there has been a material breach of the Asset Purchase Agreement by the Company that would give rise to a failure of any of the conditions to consummate the Asset Sale Transaction and such breach cannot be cured by the Company by March 31, 2020 (the “Drop-Dead Date”);

•

the Company does not obtain Stockholder Approval of the Asset Sale Transaction (unless such failure is due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions of the Asset Purchase Agreement to be performed or complied with by the Buyer prior to the closing); or

•

any of the conditions to Buyer’s performance of the Asset Purchase Agreement have not been fulfilled by the Drop-Dead Date, including, among other things, that (i) all of the Company’s representations and warranties of the Company are true and correct in all material respects as of the closing date of the Asset Sale Transaction, (ii) the Company has performed and complied with all agreements covenants and conditions required by the Asset Purchase Agreement and the Ancillary Agreements by or on the closing date of the Asset Sale Transaction, (iii)

the Company has delivered certain certificates and consents and approvals to Buyer, (iv) the Company has delivered certain signed letters or other documents from persons holding liens with respect to assets used to conduct the ECM Business releasing all such liens and authorizing the Company to file the appropriate terminations of any financing statements evidencing such liens or any other documents or filings necessary to evidence termination of such liens, and (v) there has not been a material adverse effect with respect to the ECM Business or the Company’s ability to consummate the Asset Sale Transaction.

We may terminate the Asset Purchase Agreement if:

•

Company is not in material breach of the Asset Purchase Agreement, and there has been a material breach of the Asset Purchase Agreement by the Buyer that would give rise to a failure of any of the conditions to consummate the Asset Sale Transaction and such breach cannot be cured by the Company by the Drop-Dead Date;

•

the Company does not obtain Stockholder Approval of the Asset Sale Transaction (unless such failure is due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions of the Asset Purchase Agreement to be performed or complied with by the Company prior to the closing); or

•

any of the conditions to Company’s performance of the Asset Purchase Agreement have not been fulfilled by the Drop-Dead Date, including, among other things, that (i) all of the Buyer’s representations and warranties of the Buyer are true and correct in all material respects as of the closing date of the Asset Sale Transaction, (ii) the Buyer has performed and complied with all agreements covenants and conditions required by the Asset Purchase Agreement and the Ancillary Agreements by or on the closing date of the Asset Sale Transaction, and (iii) the Buyer has delivered certain certificates and consents and approvals to Company.

In the event that the Asset Purchase Agreement is validly terminated pursuant to the termination rights above, the Asset Purchase Agreement will become void without liability or obligation (with certain limited exceptions) on the part of Buyer or the Company, except that if the Asset Purchase Agreement is terminated due to a failure of the Company to convene the Special Meeting by the Drop Dead Date or obtained Stockholder Approval,  we must reimburse Buyer for all costs and expenses of Buyer incurred in connection with the Asset Sale Transaction, up to a maximum amount of $75,000.

Specific Performance

The Asset Purchase Agreement provides that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to specific performance of the terms of the Asset Purchase Agreement.

Fees and Expenses

Except as otherwise provided in the Asset Purchase Agreement, all fees and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Asset Sale Transaction is consummated.

Governing Law

The Asset Purchase Agreement is governed by Delaware law.

STREAMLINE HEALTH SOLUTIONS, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

We are providing the following information to aid you in your financial analysis of the proposed Asset Sale Transaction. The following unaudited pro forma financial data gives effect to the sale of the Purchased Assets. The unaudited pro forma balance sheet as of October 31, 2019 has been prepared assuming the Asset Sale Transaction was consummated as of that date. The unaudited pro forma statements of operations for the nine months ended October 31, 2019, the twelve months ended January 31, 2019 and the twelve months ended January 31, 2018, have been prepared in accordance with the SEC’s pro forma rules under S-X Article 11 assuming that the Asset Sale Transaction occurred as of February 1, 2017, the first day of the first year presented. All material adjustments required to reflect the consummation of the Asset Sale Transaction are set forth in the columns labeled “Pro Forma Adjustments.” The data contained in the columns labeled “Streamline Health Solutions, Inc. As Reported”, is derived from the Company’s historical unaudited consolidated balance sheet as of October 31, 2019 and consolidated statements of operations for the nine months ended October 31, 2019, the twelve months ended January 31, 2019 and the twelve months ended January 31, 2018. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations or future financial position of the Company or the actual results of operations or financial position that would have occurred had the Asset Sale Transaction been consummated as of the dates indicated above.

The pro forma adjustments were based upon available information at the date of this filing and upon certain assumptions as described in the notes to the unaudited pro forma condensed financial statements that our management believes are reasonable under the circumstances.

The unaudited pro forma financial statements and accompanying notes should be read in conjunction with our historical financial statements and accompanying notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in our Quarterly Report on Form 10‑Q for the nine months ended October 31, 2019 and Annual Report on Form 10‑K for the year ended January 31, 2019 and January 31, 2018, copies of which have been provided to you as part of the proxy materials for the Special Meeting.

STREAMLINE HEALTH SOLUTIONS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(rounded to the nearest thousand dollars, except share information)

(Unaudited)

	As of
	October 31, 2019	Disposition of	Pro Forma	As
	As Reported	ECM Business	Adjustments	Adjusted
ASSETS			(Note 2)
Current assets:
Cash and cash equivalents	$1,220,000	$-	$9,600,000	$10,820,000
Accounts receivable, net	2,214,000	(454,000)	-	1,760,000
Contract receivables	704,000	(65,000)	-	639,000
Prepaid and other current assets	1,285,000	(534,000)	-	751,000
Total current assets	5,423,000	(1,053,000)	9,600,000	13,970,000
Non-current assets:
Property and equipment, net	175,000	(68,000)	-	107,000
Contract receivables, less current portion	355,000	-	-	355,000
Capitalized software development costs, net	7,785,000	(2,002,000)	-	5,783,000
Intangible assets, net	1,245,000	-	-	1,245,000
Goodwill	15,537,000	(4,928,000)	-	10,609,000
Other	756,000	(12,000)	-	744,000
Total non-current assets	25,853,000	(7,010,000)	-	18,843,000
Total assets	$31,276,000	$(8,063,000)	$9,600,000	$32,813,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$629,000	$(121,000)	$-	$508,000
Accrued expenses	1,407,000	(89,000)	-	1,318,000
Current portion of term loan	3,472,000	-	(3,472,000)	-
Deferred revenues	6,310,000	(3,469,000)	-	2,841,000
Royalty liability	953,000	-	-	953,000
Other	94,000	(22,000)	-	72,000
Total current liabilities	12,865,000	(3,701,000)	(3,472,000)	5,692,000
Non-current liabilities:
Deferred revenues, less current portion	123,000	(92,000)	-	31,000
Other	19,000	(18,000)	-	1,000
Total non-current liabilities	142,000	(110,000)	-	32,000
Total liabilities	13,007,000	(3,811,000)	(3,472,000)	5,724,000
Common stock,	308,000	-	-	308,000
Additional paid in capital	94,970,000	-	-	94,970,000
Accumulated deficit	(77,009,000)	(4,252,000)	13,072,000	(68,189,000)
Total stockholders’ equity	18,269,000	(4,252,000)	13,072,000	27,089,000
Total liabilities and stockholders’ equity	$31,276,000	$(8,063,000)	$9,600,000	$32,813,000

STREAMLINE HEALTH SOLUTIONS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(rounded to the nearest thousand dollars, except share information)

(Unaudited)

	Nine Months			Fiscal Year			Fiscal Year
	Ended			Ended			Ended
	October 31, 2019	Pro Forma	As	January 31, 2019	Pro Forma	As	January 31, 2018	Pro Forma	As
	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted
	(Note 1)	(Note 2)			(Note 2)			(Note 2)
Revenues:
System sales	$1,046,000	$(78,000)	$968,000	$2,472,000	$(662,000)	$1,810,000	$1,343,000	$(166,000)	$1,177,000
Professional services	1,615,000	(513,000)	1,102,000	1,336,000	(468,000)	868,000	2,744,000	(982,000)	1,762,000
Audit Services	1,266,000	-	1,266,000	1,118,000	-	1,118,000	1,216,000	-	1,216,000
Maintenance and support	8,537,000	(4,507,000)	4,030,000	12,586,000	(5,965,000)	6,621,000	13,171,000	(6,506,000)	6,665,000
Software as a service	3,474,000	(1,636,000)	1,838,000	4,853,000	(2,632,000)	2,221,000	5,864,000	(2,759,000)	3,105,000
Total revenues	15,938,000	(6,734,000)	9,204,000	22,365,000	(9,727,000)	12,638,000	24,338,000	(10,413,000)	13,925,000
Operating expenses:
Cost of system sales	391,000	227,000	618,000	942,000	(852,000)	90,000	1,946,000	(904,000)	1,042,000
Cost of professional services	1,616,000	(354,000)	1,262,000	2,657,000	(593,000)	2,064,000	2,401,000	(909,000)	1,492,000
Cost of audit services	949,000	-	949,000	1,373,000	-	1,373,000	1,604,000	-	1,604,000
Cost of maintenance and support	1,275,000	(731,000)	544,000	2,173,000	(1,179,000)	994,000	2,904,000	(1,084,000)	1,820,000
Cost of software as a service	936,000	(464,000)	472,000	992,000	(947,000)	45,000	1,319,000	(1,302,000)	17,000
Selling, general and administrative expense	7,745,000	(191,000)	7,554,000	10,554,000	(235,000)	10,319,000	11,434,000	(375,000)	11,059,000
Research and development	2,385,000	(634,000)	1,751,000	4,261,000	(317,000)	3,944,000	5,352,000	(629,000)	4,723,000
Executive transition cost	621,000	-	621,000	3,681,000	-	3,681,000	-	-	-
Loss on exit of operating lease	-	-	-	1,034,000	-	1,034,000	-	-	-
Total operating expenses	15,918,000	(2,147,000)	13,771,000	27,667,000	(4,379,000)	23,544,000	26,960,000	(5,203,000)	21,757,000
Operating (loss) income	20,000	(4,587,000)	(4,567,000)	(5,302,000)	(5,348,000)	(10,906,000)	(2,622,000)	(5,210,000)	(7,832,000)
Other expense:
Interest expense	(239,000)		(239,000)	(384,000)	-	(384,000)	(474,000)	-	(474,000)
Miscellaneous expense	(224,000)	25,000	(199,000)	(179,000)	7,000	(172,000)	(87,000)	(14,000)	(101,000)
Loss before income taxes	(443,000)	(4,562,000)	(5,005,000)	(5,865,000)	(5,341,000)	(11,462,000)	(3,183,000)	(5,224,000)	(8,407,000)
Income tax expense	(16,000)	-	(16,000)	-	-	-	84,000		84,000
Net loss	(459,000)	(4,562,000)	(5,021,000)	(5,865,000)	(5,341,000)	(11,462,000)	(3,099,000)	(5,224,000)	(8,323,000)
Add: Redemption of Series A Preferred Stock	4,894,000	-	4,894,000	-	-	-	-		-
Net income (loss) attributable to common shareholders	$4,435,000	$(4,562,000)	$(127,000)	$(5,865,000)	$(5,341,000)	$(11,462,000)	$(3,099,000)	$(5,224,000)	$(8,323,000)

Net loss per common share - basic	$0.22		$(0.01)	$(0.30)		$(0.59)	$(0.16)		$(0.44)
Weighted average number of common shares - basic	20,435,055		20,435,055	19,540,980		19,540,980	19,090,899		19,090,899
Net loss per common share - diluted	$(0.02)		$(0.25)	$(0.30)		$(0.59)	$(0.16)		$(0.44)
Weighted average number of common shares - diluted	20,435,055		20,435,055	19,540,980		19,540,980	19,090,899		19,090,899

STREAMLINE HEALTH SOLUTIONS, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(rounded to the nearest thousand dollars)

(Unaudited)

NOTE 1.     Basis of Pro Forma Presentation

On December 17, 2019, Streamline Health Solutions, Inc. (the “Company”) entered into an agreement with respect to the sale of its Enterprise Content Management (“ECM”) assets and operations to Hyland Software, Inc. (“Hyland”). The unaudited pro forma consolidated statements of operations for the nine months ended October 31, 2019, the twelve months ended January 31, 2019 and the twelve months ended January 31, 2018, have been prepared in accordance with the SEC’s pro forma rules under S-X Article 11 assuming that the Asset Sale Transaction occurred as of February 1, 2017, the first day of the first year presented. The unaudited pro forma balance sheet as of October 31, 2019 has been prepared assuming the Asset Sale Transaction was consummated as of that date. All material adjustments required to reflect the consummation of the Asset Sale Transaction are set forth in the columns labeled “Pro Forma Adjustments.” The data contained in the columns labeled “As Reported”, is derived from the Company’s historical unaudited balance sheet as of October 31, 2019 and consolidated statements of operations for the nine months ended October 31, 2019, the twelve months ended January 31, 2019 and the twelve months ended January 31, 2018.

The historical unaudited consolidated balance sheet as of October 31, 2019 reflects the reported assets, liabilities, and stockholders’ equity of the Company with the proposed sale of assets by the Company, consisting principally of our ECM Business, referred to as the “Purchased Assets”.

Immaterial Correction of Errors

In connection with the preparation of the Company’s financial statements for the third quarter ended October 31, 2019, the Company discovered certain errors in “Capitalized software development costs” and related amortization expense for previous periods.  The errors resulted from (i) assets that did not begin to be amortized timely, and (ii) an incorrect method of amortizing the assets.

The assets that did not begin amortizing timely resulted from an administrative error, while the incorrect method of amortization was related to a misapplication of GAAP.  Certain general release documentation was not prepared timely, and distributed, and, accordingly, the Company did not place certain enhancements into service and begin amortization.

Further, the Company has corrected its underlying financial records to utilize the “carry-over” method for amortizing capitalized software development cost.  Under the “carry-over” method, the costs of the enhancements are added to the unamortized costs of the previous version of the product and the combined amount is amortized over the remaining useful life of the product. Including unamortized cost of the original product with the cost of the enhancement for purposes of applying the net realizable value test and amortization provisions is consistent with accounting guidance for software companies that improve their software and discontinue selling or marketing the older versions.  While this method reduced amortization of the underlying assets, the Company’s evaluation of  the net book value of the underlying software development assets in relation to  net realizable value and future cash flows each period ensured the carrying value was not in excess of the net realizable value of a solution for any period. Further, in accordance with guidance for software companies under ASC 985, the Company ensures that amortization is the greater of (i) the ratio of the software product’s current gross revenues to the total of current and expected gross revenues or (ii) straight-line over the remaining useful economic life of the software. The Company continues to monitor its estimated useful life on the underlying products, taking into consideration the product, the market and the industry.

The two corrections relating to the amortization of capitalized software development costs off-set one another in certain previous periods.  Additionally, the differences between (i) the amounts calculated, as adjusted for these corrections, and (ii) the amount recorded in previous periods substantially self-corrected by the end of the third quarter, October 31, 2019.

The Company, in consultation with the Audit Committee of the Board of Directors, evaluated the effect of these adjustments on the Company’s financial statements under Accounting Standards Codification (“ASC”) 250: Accounting Changes and Error Corrections and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements and determined it was not necessary to restate its previously issued financial statements, or unaudited interim period financial statements, because the errors did not materially misstate any previously issued financial statements and the correction of the errors in the current fiscal year is also not material. The Company looked at both quantitative and qualitative characteristics of the required corrections.

The net impact of these errors resulted in a $214,000 and $532,000 understatement of amortization expense for capitalized software development costs for the three- and nine-month periods ended October 31, 2019, respectively. The Company’s previously reported amortization expense for capitalized software development costs was misstated by the following amounts:

Overstatement /
(Understatement) of
Period	Amortization Expense
Prior to fiscal year ended January 31, 2019	$532,000
Three months ended April 30, 2019	$(153,000)
Three months ended July 31, 2019	$(165,000)

NOTE 2.     Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

(a)	To record as of October 31, 2019 (i) the expected net proceeds received from the sale of the ECM Business:

Gross consideration from the sale of ECM Business	$16,000,000
Estimated closing and transaction costs	(2,928,000)
Term loan payoff	(3,472,000)
Expected net proceeds from sale of assets	$9,600,000

(b)	To eliminate the operating activity related to the purchased Assets which includes, revenue, cost of revenues and operating expenses:

	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
Revenues:	October 31, 2019	January 31, 2019	January 31, 2018

System sales	$78,000	$662,000	$166,000
Professional services	513,000	468,000	982,000
Maintenance and support	4,507,000	5,965,000	6,506,000
Software as a service	1,636,000	2,632,000	2,759,000
Total revenues	6,734,000	9,727,000	10,413,000
Operating expenses:
Cost of system sales	(227,000)	852,000	904,000
Cost of professional services	354,000	593,000	909,000
Cost of maintenance and support	731,000	1,179,000	1,084,000
Cost of software as a service	464,000	947,000	1,302,000
Selling, general and administrative expense	191,000	235,000	375,000
Research and development	634,000	317,000	629,000
Total operating expenses	2,147,000	4,123,000	5,203,000
Operating income	4,587,000	5,604,000	5,210,000
Other expense:
Miscellaneous (expense) income	(25,000)	(7,000)	14,000
Income before income taxes	4,562,000	5,597,000	5,224,000
Income tax expense	-	-	-
Net income	$4,562,000	$5,597,000	$5,224,000

UNAUDITED FINANCIAL STATEMENTS OF THE ECM BUSINESS OF

STREAMLINE HEALTH SOLUTIONS, INC.

The following unaudited financial statements, for fiscal years ended January 31, 2019 and 2018, and the interim period ended October 31, 2019, were prepared to present, pursuant to the Asset Purchase Agreement, the assets to be acquired, the liabilities to be assumed, and the related revenues and direct expenses of the ECM Business.

The accompanying financial statements have been prepared from the Company’s historical accounting records and do not purport to reflect the revenues and direct expenses that would have resulted if the ECM Business had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the ECM Business had operated as an unaffiliated, independent business. Since only certain assets are to be acquired and certain liabilities are to be assumed, a balance sheet and statement of stockholders’ equity are not applicable.

As an operating segment of the Company, the ECM Business is dependent upon the Company for all of its working capital and financing requirements.

The unaudited financial statements and accompanying notes should be read in conjunction with our historical financial statements and accompanying notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in our Quarterly Report on Form 10‑Q for the nine months ended October 31, 2019 and Annual Report on Form 10‑K for the years ended January 31, 2019 and January 31, 2018, copies of which have been provided to you as part of the proxy materials for the Special Meeting.

THE ENTERPRISE CONTENT MANAGEMENT BUSINESS

CONDENSED BALANCE SHEETS

(rounded to the nearest thousand dollars)

 (Unaudited)

	October 31, 2019	January 31, 2019	January 31, 2018
Current assets:
Accounts receivable, net	$454,000	$1,304,000	$865,000
Contract receivables	65,000	43,000	-
Prepaid and other current assets	534,000	458,000	608,000
Total current assets	1,053,000	1,805,000	1,473,000
Non-current assets:
Property and equipment, net	68,000	148,000	365,000
Capitalized software development costs, net	2,002,000	1,221,000	1,521,000
Goodwill	4,928,000	4,928,000	4,928,000
Other	12,000	37,000	68,000
Total non-current assets	7,010,000	6,334,000	6,882,000
Total assets	$8,063,000	$8,139,000	$8,355,000

Current liabilities:
Accounts payable	$121,000	$430,000	$334,000
Accrued expenses	89,000	138,000	100,000
Deferred revenues	3,469,000	4,570,000	4,602,000
Other	22,000	22,000	-
Total current liabilities	3,701,000	5,160,000	5,036,000
Non-current liabilities:
Deferred revenues, less current portion	92,000	35,000	93,000
Other	18,000	35,000	-
Total non-current liabilities	110,000	70,000	93,000
Total liabilities	3,811,000	5,230,000	5,129,000
Intracompany investment	4,252,000	2,909,000	3,226,000
Total liabilities and intracompany investment	$8,063,000	$8,139,000	$8,355,000

THE ENTERPRISE CONTENT MANAGEMENT BUSINESS

CONDENSED STATEMENTS OF OPERATIONS

(rounded to the nearest thousand dollars)

 (Unaudited)

	Nine Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
Revenues:	October 31, 2019	January 31, 2019	January 31, 2018

System sales	$78,000	$662,000	$166,000
Professional services	513,000	468,000	982,000
Maintenance and support	4,507,000	5,965,000	6,506,000
Software as a service	1,636,000	2,632,000	2,759,000
Total revenues	6,734,000	9,727,000	10,413,000
Operating expenses:
Cost of system sales	(227,000)	852,000	904,000
Cost of professional services	354,000	593,000	909,000
Cost of maintenance and support	731,000	1,179,000	1,084,000
Cost of software as a service	464,000	947,000	1,302,000
Selling, general and administrative expense	191,000	235,000	375,000
Research and development	634,000	317,000	629,000
Total operating expenses	2,147,000	4,123,000	5,203,000
Operating income	4,587,000	5,604,000	5,210,000
Other expense:
Miscellaneous (expense) income	(25,000)	(7,000)	14,000
Income before income taxes	4,562,000	5,597,000	5,224,000
Income tax expense	-	-	-
Net income	$4,562,000	$5,597,000	$5,224,000

THE ENTERPRISE CONTENT MANAGEMENT BUSINESS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(rounded to the nearest thousand dollars)

 (Unaudited)

NOTE A.     DESCRIPTION OF BUSINESS

Streamline Health Solutions, Inc. and its subsidiary (“we”, “us”, “our”, “Streamline”, or the “Company”) operates in one segment as a provider of healthcare information technology solutions and associated services. The Company provides these capabilities through the licensing of its HIM, Coding & CDI, eValuator Coding Analysis Platform, Financial Management and Patient Care solutions and other workflow software applications and the use of such applications by software as a service (“SaaS”). The Company also provides audit services to help clients optimize their internal clinical documentation and coding functions, as well as implementation and consulting services to complement its software solutions. The Company’s software and services enable hospitals and integrated healthcare delivery systems in the United States and Canada to capture, store, manage, route, retrieve and process patient clinical, financial and other healthcare provider information related to the patient revenue cycle. The enterprise content management business (the “ECM Business”), as a business line of the Company, provides the software and services that enable hospitals and integrated healthcare delivery systems in the United States and Canada to capture, store, manage, route, retrieve and process patient clinical, financial and other healthcare provider information related to the patient revenue cycle.

Fiscal Year

All references to a fiscal year refer to the fiscal year commencing February 1 in that calendar year and ending on January 31 of the following calendar year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The accompanying unaudited condensed financial statements of the ECM Business have been prepared by management without audit and should be read in conjunction with the Company’s financial statements, including the notes thereto, appearing in the Company’s Quarterly Report on Form 10-Q and Annual Report for the nine months ended October 31, 2019, the twelve months ended January 31, 2019 and the twelve months ended January 31, 2018, respectively. In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods indicated, have been made. Management believes that the assumptions in the unaudited condensed financial statements of the ECM Business are reasonable. The results of operations for the ECM Business for the periods presented are not necessarily indicative of operating results that may be achieved if the ECM Business were a standalone company.

NOTE B.     SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the ECM Business financial statements and accompanying notes. Actual results could differ from those estimates.

Immaterial Correction of Errors

In connection with the preparation of the Company’s financial statements for the third quarter ended October 31, 2019, the Company discovered certain errors in “Capitalized software development costs” and related amortization expense for previous periods.  The errors resulted from (i) assets that did not begin to be amortized timely, and (ii) an incorrect method of amortizing the assets.

The assets that did not begin amortizing timely resulted from an administrative error, while the incorrect method of amortization was related to a misapplication of GAAP.  Certain general release documentation was not prepared timely, and distributed, and, accordingly, the Company did not place certain enhancements into service and begin amortization.

Further, the Company has corrected its underlying financial records to utilize the “carry-over” method for amortizing capitalized software development cost.  Under the “carry-over” method, the costs of the enhancements are added to the unamortized costs of the previous version of the product and the combined amount is amortized over the remaining useful life of the product. Including unamortized cost of the original product with the cost of the enhancement for purposes of applying the net realizable value test and amortization provisions is consistent with accounting guidance for software companies that improve their software and discontinue selling or marketing the older versions.  While this method reduced amortization of the underlying assets, the Company’s evaluation of  the net book value of the underlying software development assets in relation to  net realizable value and future cash flows each period ensured the carrying value was not in excess of the net realizable value of a solution for any period. Further, in accordance with guidance for software companies under ASC 985, the Company ensures that amortization is the greater of (i) the ratio of the software product’s current gross revenues to the total of current and expected gross revenues or (ii) straight-line over the remaining useful economic life of the software. The Company continues to monitor its estimated useful life on the underlying products, taking into consideration the product, the market and the industry.

The differences between (i) the amounts calculated, as adjusted for these corrections, and (ii) the amount recorded in previous periods substantially self-corrected by the end of the third quarter, October 31, 2019.

Fair Values of Financial Instruments and Concentration of Credit Risk

The carrying amounts of our financial instruments included in current assets and liabilities approximate fair value due to their short-term nature. Financial instruments, which potentially subject us to significant concentrations of credit risk, consist primarily of trade accounts receivable.

Receivables

Accounts and contract receivables are comprised of amounts owed to the Company for licensed software, professional services, including coding audit, maintenance services, and software as a service and are presented net of the allowance for doubtful accounts. The timing of revenue recognition may not coincide with the billing terms of the client contract, resulting in unbilled receivables or deferred revenues; therefore certain contract receivables represent revenues recognized prior to client billings. Individual contract terms with clients or resellers determine when receivables are due. For billings where the criteria for revenue recognition have not been met, deferred revenue is recorded until all revenue recognition criteria have been met.

Allowance for Doubtful Accounts

In determining the allowance for doubtful accounts, aged receivables are analyzed periodically by management. Each identified receivable is reviewed based upon the most recent information available and the status of any open or unresolved issues with the client preventing the payment thereof. Corrective action, if necessary, is taken by the Company to resolve open issues related to unpaid receivables. During these periodic reviews, the Company determines the required allowances for doubtful accounts for estimated losses resulting from the unwillingness or inability of its clients or resellers to make required payments. The allowance for doubtful accounts was approximately $25,000, $208,000 and $89,000 at October 31, 2019 January 31, 2019 and 2018, respectively. The Company believes that its reserve is adequate, however results may differ in future periods.

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets for impairment whenever facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. Among the factors that the Company considers in making the evaluation are changes in market position and profitability. If facts and circumstances are present which may indicate that the carrying amount of the assets may not be recoverable, the Company will prepare a projection of the undiscounted cash flows of the specific asset or asset group and determine if the long-lived assets are recoverable based on these undiscounted cash flows. If impairment is indicated, an adjustment will be made to reduce the carrying amount of these assets to their fair values.

Capitalized Software Development Costs

Software development costs for software to be sold, leased, or marketed are accounted for in accordance with ASC 985‑20, Software — Costs of Software to be Sold, Leased or Marketed. Costs associated with the planning and design phase of software development are classified as research and development costs and are expensed as incurred. Once technological feasibility has been established, a portion of the costs incurred in development, including coding, testing and quality assurance, are capitalized until available for general release to clients, and subsequently reported at the lower of unamortized cost or net realizable value. Amortization is calculated on a solution-by-solution basis and is included in Cost of system sales on the condensed statements of operations. Annual amortization is measured at the greater of a) the ratio of the software product’s current gross revenues to the total of current and expected gross revenues or b) straight-line over the remaining economic life of the software (typically three to five years).  Unamortized capitalized costs determined to be in excess of the net realizable value of a solution are expensed at the date of such determination.  Capitalized software development costs for software to be sold, leased, or marketed, net of accumulated amortization, totaled $2,002,000, $ 1,221,000 and $1,521,000 as of October 31, 2019, January 31, 2019 and January 31, 2018, respectively.

The estimated useful lives of software (including software to be sold and internal-use software) are reviewed frequently and adjusted as appropriate to reflect upcoming development activities that may include significant upgrades and/or enhancements to the existing functionality.  The Company reviews, on an on-going basis, the carrying value of its capitalized software development expenditures, net of accumulated amortization.

Revenue Recognition

The ECM Business recognized revenue for all periods presented in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company commences revenue recognition (Step 5 below) in accordance with that core principle after applying the following steps:

•	Step 1: Identify the contract(s) with a customer
•	Step 2: Identify the performance obligations in the contract
•	Step 3: Determine the transaction price
•	Step 4: Allocate the transaction price to the performance obligations in the contract
•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Company follows the accounting revenue guidance under ASC 606 to determine whether contracts contain more than one performance obligation. Performance obligations are the unit of accounting for revenue recognition and generally represent the distinct goods or services that are promised to the customer. Revenue is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

If the Company determines that it has not satisfied a performance obligation, the Company will defer recognition of the revenue until the performance obligation is deemed to be satisfied. Maintenance and support and SaaS agreements are generally non-cancelable or contain significant penalties for early cancellation, although clients typically have the right to terminate their contracts for cause if it fails to perform material obligations. However, if non-standard acceptance periods, non-standard performance criteria, or cancellation or right of refund terms are required, revenue is recognized upon the satisfaction of such criteria.

Significant judgment is required to determine the standalone selling price (“SSP”) for each performance obligation, the amount allocated to each performance obligation and whether it depicts the amount that the Company expects to receive in exchange for the related product and/or service. As the selling prices of the Company’s software licenses are highly variable, the Company estimates SSP of its software licenses using the residual approach when the software license is sold with other services and observable SSPs exist for the other services. The Company estimates the SSP for maintenance, professional services, and audit services based on observable standalone sales.

Contract Combination

The Company may execute more than one contract or agreement with a single customer. The Company evaluates whether the agreements were negotiated as a package with a single objective, whether the amount of consideration to be paid in one agreement depends on the price and/or performance of another agreement, or whether the good or services promised in the agreements represent a single performance obligation. The conclusions reached can impact the allocation of the transaction price to each performance obligation and the timing of revenue recognition related to those arrangements.

Systems Sales

The Company’s software license arrangements provide the customer with the right to use functional intellectual property. Implementation, support, and other services are typically considered distinct performance obligations when sold with a software license unless these services are determined to significantly modify the software. Revenue is recognized at a point in time. Typically, this is upon shipment of components or electronic download of software.

Maintenance and Support Services

Our maintenance and support obligations include multiple discrete performance obligations, with the two largest being unspecified product upgrades or enhancements, and technical support, which can be offered at various points during a contract period. The Company believes that the multiple discrete performance obligations within our overall maintenance and support obligations can be viewed as a single performance obligation since both the unspecified upgrades and technical support are activities to fulfill the maintenance performance obligation and are rendered concurrently. Maintenance and support agreements entitle clients to technology support, version upgrades, bug fixes and service packs. The Company recognizes maintenance and support revenue ratably over the contract term as this best depicts the access to unspecified upgrades and support provided over time.

Software as a Service

SaaS-based contracts include use of the Company’s platform, implementation, support and other services which represent a single promise to provide continuous access to its software solutions. The Company recognizes revenue ratably over the contract term. The Company defers the direct costs, which include salaries, benefits and contractor fees, for professional services related to SaaS contracts. These deferred costs will be amortized ratably over the identical term as the associated revenues. As of October 31, 2019, January 31, 2019 and January 31, 2018,  the ECM Business had deferred costs of $7,000, $37,000 and $68,000 respectively, net of accumulated amortization of $45,000, $15,000 and $150,000, respectively. Amortization expense of these costs was $8,000, $11,000 and $52,000 for the nine months ended October 31, 2019, fiscal years ended January 31, 2019 and 2018, respectively.

Contract Receivables and Deferred Revenues

The Company receives payments from customers based upon contractual billing schedules. Contract receivables include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. Deferred revenues include payments received in advance of performance under the contract. Our contract receivables and deferred revenue are reported on an individual contract basis at the end of each reporting period. Contract receivables are classified as current or noncurrent based on the timing of when the Company expects to bill the customer. Deferred revenue is classified as current or noncurrent based on the timing of when the Company expects to recognize revenue. In the nine-month period ended October 31, 2019 the ECM Business recognized $3,922,000 in revenue from deferred revenues outstanding as of January 31, 2019.

Transaction price allocated to the remaining performance obligations

Revenue allocated to remaining performance obligations represents contracted revenue that will be recognized in future periods, which is comprised of deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. Revenue allocated to remaining performance obligations for the ECM Business was $8 million as of October 31, 2019, of which the Company expects to recognize approximately 87% over the next 12 months and the remainder thereafter.

NOTE C — GOODWILL

Pursuant to the guidance in ASC 350-20-35-45 and 35-46, the Company assigned goodwill to the ECM Business based on a relative fair value allocation approach. As such, the goodwill amounts allocated to the ECM Business were derived from the goodwill balances of Streamline Health Solutions, Inc., therefore, the Company believes the goodwill amounts allocated carry with them the results of its previously performed goodwill impairment tests. Accordingly, upon allocation, there was no impairment testing performed for the historical periods presented.

NOTE D — MAJOR CLIENTS

During the nine months ended October 31, 2019, one individual client accounted for 10% or more of the ECM Business total revenues. Two clients represented 22% and 21%, respectively, of total accounts receivable as of October 31, 2019.

During the fiscal years ended January 31, 2019,  one individual client accounted for 10% or more of the ECM Business total revenues. Two clients represented 15% and 10%, respectively, of total accounts receivable as of January 31, 2019.

During the fiscal years ended January 31, 2018,  three individual clients accounted for 10% or more of the ECM Business total revenues. Two clients represented 16% and 14%, respectively, of total accounts receivable as of January 31, 2018.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date ([•]) by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director; (iii) each named executive officer; and (iv) all directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of common stock subject to options or other rights to purchase that are currently exercisable or are exercisable within 60 days of the Record Date (including shares subject to restrictions that lapse within 60 days of the Record Date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The percentages are based on [30,744,847] shares of common stock outstanding as of the Record Date. An asterisk indicates beneficial ownership of less than 1% of the common stock outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Owned
Five Percent Shareholders
Tamarack Advisers, LP(1)	4,342,134	14.1%
Harbert Discovery Fund, LP(2)	3,341,637	10.9%
Niraj Gupta(3)	1,904,961	6.2%
Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack(4)	1,939,408	6.3%
Norman H. Pessin, Sandra F. Pessin and Brian L. Pessin(5)	1,566,664	5.1%
Directors and Executive Officers
Justin Ferayorni(1)	4,342,134	14.1%
Kenan H. Lucas(2)	3,341,637	10.9%
David A. Driscoll(6)	213,713	*
Thomas J. Gibson(7)	234,424	*
Wyche T. “Tee” Green(8)	794,787	2.6%
Jonathan R. Phillips(9)	830,677	2.7%
Randolph W. Salisbury(10)	486,551	1.6%
Judith E. Starkey(11)	375,560	1.2%
All current directors and executive officers as a group (8 persons)(12)	10,619,483	34.2%

(1)

Based on the Schedule 13D filed with the SEC on December 13, 2019. Tamarack Advisers, LP (“Tamarack Advisers”) is deemed the beneficial owner of such shares pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Tamarack Advisers acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements. Tamarack Capital GP, LLC (“Tamarack Capital”) is deemed to be the beneficial owner of such shares because of its position of general partner and majority owner of Tamarack Advisers. Tamarack Capital Management, LLC (“Tamarack GP”) is deemed to be the beneficial owner of such shares because of its position as general partner to some of the private funds which together own the securities. Justin J. Ferayorni is deemed to be the beneficial owner of such shares because he is the managing member and majority owner of Tamarack Capital. The address of Tamarack Advisers, Tamarack Capital, Tamarack GP and Mr. Ferayorni is 5050 Avenida Encinas, Suite 360, Carlsbad, CA 92008.

(2)

Based on the Schedule 13D/A filed with the SEC on October 17, 2019 and the Form S-3 filed with the SEC on November 7, 2019. Harbert Discovery Fund, LP (the “Fund”) is deemed to have shared voting and dispositive power over 3,341,637 shares of common stock which it purchases, holds and sells for investment purposes. As further described below, each of Harbert Discovery Fund GP, LLC (the “Fund GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant, Kenan Lucas and Raymond Harbert exercises investment discretion over the funds for the purchase of the shares of common stock purchased by the Fund, and by virtue of such status, may be deemed to be the beneficial owner of such shares. Kenan Lucas is the Managing Director and Portfolio Manager of the Fund GP, which serves as general partner of the Fund. Jack Bryant is a Senior Advisor to the Fund, and a Vice President and Senior Managing Director of HMC. Raymond Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, an alternative asset investment management firm that is the managing member of the Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Fund with certain operational and administrative services. The address of the Fund, the Fund GP, HFA, HMC, Mr. Bryant, Mr. Lucas, and Mr. Harbert is 2100 Third Avenue North, Suite 600, Birmingham, AL 35203.

(3)Based on the Schedule 13G/A filed with the SEC on February 14, 2019 and the Form S-3 filed with the SEC on November 7, 2019. Niraj Gupta is deemed to have sole voting and dispositive power over 1,904,961 shares of common stock. The shares of common stock are held by Mr. Gupta directly or through his individual retirement account. The address of Mr. Gupta is 1350 Avenue of the Americas, 4th Floor, New York, NY 10019.

(4)Based on the Schedule 13G filed with the SEC on February 13, 2019. Nantahala Capital Management, LLC (“Nantahala”) is deemed to have shared voting and dispositive power over 1,760,297 shares of common stock owned by funds and accounts for which is the investment adviser. By virtue of such status, Nantahala may be deemed to be the beneficial owner of such shares. Each of Wilmot B. Harkey and Daniel Mack, as managing members of Nantahala, has voting and investment power with respect to such shares and therefore may be deemed to be the beneficial owner thereof. The address of Nantahala and Messrs. Harkey and Mack is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

(5)Based on the Schedule 13D filed with the SEC on October 23, 2019. Norman H. Pessin, Sandra F. Pessin, and Brian L. Pessin are each deemed the beneficial owners of such shares as immediate family members. Includes (i) 219,233 shares of common stock owned by Norman H. Pessin, (ii) 980,391 shares of common stock owned by Sandra F. Pessin, and (iii) 367,040 shares of common stock owned by Brian L. Pessin. Each has sole voting and dispositive power with respect to the shares of common stock he owns directly. Norman H. Pessin, Sandra F. Pessin and Brian L. Pessin’s address is 500 Fifth Ave., Suite 2240, New York, New York 10110.

(6)Includes 213,713 shares of restricted stock over which the holder has sole voting but no investment power.

(7)Includes 234,424 shares of restricted stock over which the holder has sole voting but no investment power.

(8)Includes 373,872 shares of restricted stock over which the holder has sole voting but no investment power.

(9)Includes (i) 83,211 shares of restricted stock over which the holder has sole voting but no investment power and (ii) 10,000 shares of common stock held by Mr. Phillips’s wife.

(10)Includes (i) stock options that are currently exercisable or exercisable within 60 days of January 2, 2020 to purchase 261,805 shares of common stock, (ii) stock options that are currently exercisable or exercisable within 60 days of January 2, 2020 to purchase 30,000 shares of common stock and that are held by a limited liability company of which Mr. Salisbury is the managing member and the owner with his wife of all of the equity interests, (iii) 90,810 shares of common stock held in an individual retirement account and (iv) 37,113 shares of restricted stock over which the holder has sole voting but no investment power.

(11)Includes 79,323 shares of restricted stock over which the holder has sole voting but no investment power.

(12)Includes stock options that are currently exercisable or exercisable within 60 days of January 2, 2020 to purchase 291,805 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders (the “Reporting Persons”) are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended January 31, 2019 all filing requirements applicable to the Reporting Persons were timely met.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our board of directors) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee’s charter, the Audit Committee is responsible for overseeing all related party transactions. For these purposes, a “related party transaction” refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

In addition, all of our employees, officers and directors are required to comply with our Code of Conduct. The Code of Conduct addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of the Company, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected.

Transactions with Related Persons

In the second quarter of fiscal year 2019, in connection with the appointment of Wyche T. “Tee” Green, III, Chairman of the Board of the Company and Chairman and Chief Executive Officer of 121G, LLC (“121G”), as interim President and Chief Executive Officer of the Company, we entered into a consulting agreement with 121G Consulting, LLC (“121G Consulting”), an affiliate of 121G, to provide an assessment of the Company’s innovation and growth teams and strategies and to develop a set of prioritized recommendations to be consolidated into a strategic plan for the Company’s leadership team. The term of the agreement was three months (through October 2019), and 121G Consulting is expected to receive approximately $100,000 for services rendered under the consulting agreement, as well as reasonable and documented travel and other expenses incurred by 121G Consulting in rendering its services, which were approved by the Company’s Audit Committee of the Board of Directors.

For the three-month and nine-month periods ended October 31, 2019, consulting fees incurred and payable to 121G Consulting totaled $116,000 and $121,000, respectively, and were included in executive transition cost on the condensed consolidated statements of operations.

PROPOSAL TWO:  ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Asset Sale Proposal at the time of the Special Meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against approval of the Asset Sale Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Asset Purchase Agreement such that the Asset Sale Proposal would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Asset Purchase Agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Asset Purchase Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Regardless of whether a quorum is present at the Special Meeting, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote, present and voting, in person or represented by proxy at the Special Meeting, is required to approve the Adjournment Proposal.

The Board believes that it is in the best interests of the Company and its stockholders to be able to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve the Asset Purchase Agreement if there are insufficient votes to approve the Asset Purchase Agreement at the time of the Special Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended for inclusion in our proxy statement and form of proxy relating to our 2020 Annual Meeting of Stockholders must be received by us not later than December 18, 2019. Such proposals should be sent to the Secretary, Streamline Health Solutions, Inc., 1175 Peachtree Street NE, 10th Floor, Atlanta, Georgia 30361. The inclusion of any proposal will be subject to applicable rules of the SEC, including Rule 14a‑8 under the Exchange Act, and timely submission of a proposal does not guarantee its inclusion in our proxy statement.

Any stockholder who intends to propose any other matter to be acted upon at the 2020 Annual Meeting of Stockholders must do so in accordance with our bylaws. Under our bylaws, director nominations and other business may be brought at an Annual Meeting of Stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. To be timely under our bylaws as now in effect, a stockholder notice must be delivered or mailed to our Secretary at our principal executive offices not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. Stockholder proposals for the 2020 Annual Meeting of Stockholders, other than proposals intended for inclusion in our proxy statement as set forth in the preceding paragraph, must be received by February 22, 2020. However, in the event that the date of the 2020 Annual Meeting of Stockholders is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the later of 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements.

Only such proposals as are (1) required by the rules of the SEC, and (2) permissible under the Delaware General Corporation Law will be included on the 2020 Annual Meeting of Stockholders agenda.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra conveniences for stockholders and cost savings for companies.

Although we do not intend to household for our stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board is not aware of any other matter other than those set forth in this Proxy Statement that will be presented for action at the Special Meeting. If other matters properly come before the Special Meeting, the persons appointed as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

DOCUMENTS INCLUDED WITH THIS PROXY STATEMENT

WE ARE PROVIDING HEREWITH, (I) A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10‑K, WITHOUT EXHIBITS, FOR THE YEAR ENDED JANUARY 31, 2019, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH,  AND (II) A COPY OF THE COMPANY’S QUARTERLY

REPORT ON FORM 10-Q, WITHOUT EXHIBITS, FOR THE QUARTER ENDED OCTOBER 31, 2019, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. IF ANY PERSON RECEIVES THIS PROXY MATERIALS WITHOUT THE FOREGOING DOCUMENTS, THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, UPON A WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS

MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10‑K FOR THE YEAR ENDED JANUARY 31, 2019, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORTS SHOULD BE ADDRESSED TO THE SECRETARY AT STREAMLINE HEALTH SOLUTIONS, INC., 1175 PEACHTREE ST. NE, 10TH FLOOR, ATLANTA, GA 30361.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with that act, we file periodic reports, documents and other information with the U.S. Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

By order of the Board of Directors

Dated: January [•], 2020	By:

Thomas J. Gibson
Senior Vice President and Chief Financial Officer

ANNEX A

ASSET PURCHASE AGREEMENT

by and between

HYLAND SOFTWARE INC.,

STREAMLINE HEALTH SOLUTIONS, INC.

and

STREAMLINE HEALTH, INC.

December 17, 2019

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is entered into this 17th day of December, 2019, by and between Streamline Health Solutions, Inc., a Delaware corporation (“Parent”), and Streamline Health, Inc., an Ohio corporation (together with Parent, collectively, “Seller”), whose principal address is 1175 Peachtree St. NE, 10th Floor, Atlanta, GA 30361, and Hyland Software, Inc., an Ohio corporation (“Purchaser”), whose principal address is 28500 Clemens Road, Westlake, Ohio 44145.

RECITALS

A.        Seller is engaged in the business of, among other things, the marketing, resale, sale, servicing, support and development of enterprise content management software, including the software Products listed on Schedule 6.16 (such business being the “Business”); and

B.         Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1: DEFINED TERMS

Capitalized terms used in this Agreement shall have the definitions as set forth in Schedule A attached to this Agreement.

ARTICLE 2: PURCHASE AND SALE OF ASSETS

2.1       Assets to be Transferred.  Concurrently with the Closing and subject to Section 2.2, Purchaser will purchase or acquire from Seller, and Seller will sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest of Seller, directly or indirectly, in and to the following rights and assets of Seller to the extent that such rights and assets exist as of the Closing Date (collectively, the “Purchased Assets”), free and clear of all Liens other than Permitted Liens:

(a)        all accounts receivable related to the Business (“Accounts Receivable”), and, subject to Section 4.2 below, any amounts received by Seller with respect to the foregoing after the Closing Date;

(b)        subject to Section 8.1, all rights and benefits of Seller under Contracts relating, exclusively or in part, to the Business (the “Assigned Contracts”), including the rights and benefits of Seller under the Assigned Contracts that are listed on Schedule 2.1(b) (which schedule may be amended between the date of this Agreement and the Closing Date by mutual agreement of the parties), and all data and information related thereto;

(c)        all rights relating to work products or deliverables resulting from Work-In-Process under any Contract relating to the Business, including the Assigned Contracts listed on Schedule 2.1(b);

(d)        all equipment (including office equipment), computer hardware, supplies and other tangible property relating to the Business, including that listed on Schedule 2.1(d), and all warranties of any Person covering all or any part of such items to the extent such warranties are transferable;

(e)        all Intellectual Property, Software and Products relating to the Business, including those listed on Schedules 6.12(a), (d) and (e) and Schedule 6.16 of the Disclosure Schedules, together with, in the case of the Owned Intellectual Property, all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing (collectively, the “Purchased Intellectual Property”); and

(f)        the goodwill of the Business as a going concern.

2.2       Retained Assets.  Notwithstanding anything in this Agreement to the contrary, Purchaser hereby purchases only the Purchased Assets described above and does not purchase any other assets of Seller, including any cash, cash equivalents, bank and other similar accounts, or rights under any Shared Contracts relating to any business other than the Business (the “Retained Assets”).

ARTICLE 3: LIABILITIES

3.1       Assumed Liabilities.  Concurrently with the Closing, Purchaser shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due, (a) the liabilities and obligations of Seller arising under the Assigned Contracts listed on Schedule 2.1(b) that are to be performed on or after the Effective Time, but, in the case of the Shared Contracts, only to the extent such liabilities or obligations relate to the Business, and (b) those credits granted to the customers of the Business in the respective amounts set forth on Schedule 3.1 that remain unapplied as of the Effective Time (collectively, the “Assumed Liabilities”); provided,  however, that Purchaser will not assume or be responsible for, and the Assumed Liabilities shall not include, the Retained Liabilities.

3.2       Retained Liabilities.  Purchaser does not assume, and shall not be responsible for, any liability or obligation of Seller of any kind or nature whatsoever unless such liability or obligation is specifically identified as an Assumed Liability in Section 3.1.  Without in any way limiting the generality of the foregoing, the following liabilities or obligations of Seller assumed by Purchaser hereunder do not include the following, all of which will be paid, performed and discharged by Seller (the liabilities and obligations so retained by Seller and not assumed by Purchaser are hereinafter referred to as the “Retained Liabilities”):

(a)        All liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date;

(b)        all trade and other accounts payable of Seller;

(c)        all Indebtedness;

(d)        all liabilities and obligations of Seller for Taxes, including for any taxable period ending on or prior to the Closing Date, Payroll Amounts and Selling Expenses;

(e)        all liabilities and obligations with respect to current and former employees of Seller based upon or arising out of the employment relationship (or termination thereof) with Seller, whether or not such employee becomes an employee of Purchaser following the Closing Date, including all liabilities and obligations relating to (i) immigration matters which are based upon or arise out of acts or omissions occurring prior to the Closing Date, (ii) stock options and other equity-based compensation, severance payable or granted to, or earned or accrued, or that should have been accrued, in respect of service performed by, employees or former employees of Seller prior to the Closing Date, (iii) any  Employee Plan, (iv) claims for wages or other benefits, bonuses, accrued paid time off, workers’ compensation, retention, termination or other payments, in each case, arising in connection with such Persons’ service with Seller, and (v) any sale, “stay-around,” retention, change of control, severance or similar bonuses or amounts that will or may become payable in connection with or as a result of the consummation of the transactions contemplated hereby;

(f)        all liabilities and obligations relating to any bulk sales Laws applicable to the transactions contemplated by this Agreement;

(g)        all liabilities or obligations relating to any warranty or services provided by Seller prior to the Closing Date;

(h)        all liabilities or obligations relating to, based upon or arising out of the conduct of business by Seller prior to the Closing Date, including all liabilities and obligations (i) relating to any Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets, (ii) relating to the Purchased Intellectual Property, including allegations that Seller violated or infringed the rights of other Persons, (iii) arising under any Contract not listed on Schedule 2.1(b) or under any Shared Contract as it relates to any business other than the Business;

(i)         all liabilities and obligations related to the Retained Assets;

(j)         all liabilities or obligations that arise from any breach or default by Seller under any Contract, including any Assigned Contract; and

(k)        all other liabilities and obligations of Seller that are not Assumed Liabilities.

ARTICLE 4: PURCHASE PRICE

4.1       Purchase Price.  The aggregate consideration for the Purchased Assets is (a) $16,000,000 (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities.  Subject to Section 4.2 below, at Closing, Purchaser shall pay, or cause to be paid, to Seller, by bank wire transfer of immediately available funds to an account designated in writing by Seller an amount (the “Closing Payment”) in cash equal to the Purchase Price, minus: (a) the Indemnity Escrow Amount, which amount  shall be deposited with J.P. Morgan as the escrow agent (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement; (b) the aggregate amount of credits granted to the customers of the Business set forth on Schedule 3.1 that remain unapplied as of the Effective Time; (c) the Pro-Rata Contract Amount; and (d) Purchaser’s Share of the Collected Invoice Amounts.  As used herein, “Pro-Rata Contract Amount” means an amount equal to (i) $3,121,371.25 if the Closing occurs on or before February 14, 2020, or (ii) $2,634,171.24 if the Closing occurs on or after February 15, 2020.  The Pro-Rata Contract Amount constitutes a mutually agreed upon pro-rata amount due to Purchaser relating to  payments previously received by Seller prior to the date of this Agreement under Contracts relating to the Business as advance payments for maintenance and support services (“Prepayments”), based upon the period remaining after the Effective Time under such Contracts during which Purchaser will be required to perform the maintenance and support services for which such Prepayments were made (including but not limited to prorated amounts for annual maintenance and support services with respect to that portion of each contract year after the Closing Date).

4.2       Adjustment Payments.

(a)        Prior to or promptly following the date of this Agreement, Seller has invoiced or will invoice, as the case may be, certain customers under Contracts relating to the Business for maintenance and support services to be provided on an annual basis after the date of such invoice (the “Outstanding Invoices”).  Schedule 4.2 lists such customers and the corresponding Outstanding Invoice amounts and renewal periods to which such Outstanding Invoices relate.

(i)         The parties acknowledge and agree that if an Outstanding Invoice is paid after the date of this Agreement and prior to the Closing Date (the “Collected Invoice Amount”), Purchaser is entitled to receive 11/12ths of the Collected Invoice Amount, if the Closing Date occurs on or before February 14, 2020, and 10/12ths of the Collected Invoice Amount, if the Closing Date occurs on or after February 15, 2020 (“Purchaser’s Share of Collected Invoice Amounts”). At least three business days prior to the Closing Date, Seller shall deliver a certificate, signed by the chief financial officer of Seller, setting forth, with supporting detail, the Collected Invoice Amounts (the “Collected Invoice Amount Certificate”).

(ii)       The parties further acknowledge and agree that if an Outstanding Invoice is paid after the Closing Date, such payment may be made by the customer to Purchaser or Seller, depending upon the timing of the payment and the notice of the Closing to such customer.  Accordingly, Purchaser and Seller agree that for any Outstanding Invoice payments received after the Closing Date, they will remit to each other such amounts as are necessary to result in Purchaser receiving 11/12ths of the Outstanding Invoice payments if the Closing Date occurs on or before February 14, 2020, and 10/12ths of the Outstanding Invoice payments if the Closing Date occurs on or after February 15, 2020.

(b)        Notwithstanding the foregoing, if, after the date of this Agreement and prior to the Closing, Seller issues additional invoices for maintenance and support services related to the Business that are to be provided after the Closing, Purchaser shall be entitled to receive 100% of the payments made with respect to such invoices.

ARTICLE 5: CLOSING

5.1       Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of BakerHostetler, 127 Public Square, Suite 2000, Cleveland, Ohio 44114 (or remotely by means of electronic delivery and exchange of documents, instruments and signatures), at the Effective Time, on the second business day after all of the conditions to Closing set forth in Article 10 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”  The Closing shall be effective as of 12:01 am EDT on the Closing Date (the “Effective Time”).  Title to, ownership of, control over and risk of loss of the Purchased Assets and the Assumed Liabilities will pass to Purchaser effective as of Effective Time unless expressly provided otherwise.

5.2       Closing Deliverables.

(a)        At the Closing, Seller shall deliver to Purchaser the following:

(i)         a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Purchaser;

(ii)       an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the Purchased Assets and the Assumed Liabilities;

(iii)      an assignment in the form of Exhibit C hereto (the “IP Assignment”), duly executed by Seller, effecting the assignment to Purchaser of the Trademarks listed on Schedule 6.12(a)(ii);

(iv)       an escrow agreement in the form of Exhibit D hereto (the “Escrow Agreement”), duly executed by Seller;

(v)        the Seller Closing Certificate;

(vi)       the FIRPTA Certificate;

(vii)     the certificates of the Secretary or Assistant Secretary of Seller required by Section 10.2(e) and Section 10.2(f); and

(viii)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

(b)        At the Closing, Purchaser shall deliver to Seller the following:

(i)         the Closing Payment;

(ii)       the Assignment and Assumption Agreement duly executed by Purchaser;

(iii)      the IP Assignment;

(iv)       the Escrow Agreement duly executed by Purchaser;

(v)        the Purchaser Closing Certificate; and

(vi)       the certificate of the Secretary or Assistant Secretary of Purchaser required by Section 10.3(e).

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that the inclusion of any fact or item disclosed in any Section or subsection of the Disclosure Schedule shall be deemed disclosed and incorporated into each other Section or subsection of the Disclosure Schedule where it is reasonably apparent that such disclosure is relevant or applicable to such other Section or subsection) delivered by Seller to Purchaser simultaneously with the execution of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Purchaser as follows:

6.1       Organization.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in the jurisdictions in which Seller is required to be so qualified in order to conduct the Business except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

6.2       Authority, Validity and Enforceability.

(a)        Seller has the corporate power and authority to (a) own, operate and lease the Purchased Assets as and where currently owned, operated and leased and (b) carry on the Business as currently conducted.  Subject to obtaining the Shareholder Approval, Seller has the requisite corporate power and authority to execute, deliver and perform fully its respective obligations under this Agreement and the other Transaction Documents. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, represents the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.  When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, assuming due authorization, execution and delivery by Purchaser, such Transaction Document shall represent the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.  Other than the obtainment of Shareholder Approval, no further action on the part of Seller is or will be required in connection with the transactions contemplated by this Agreement or by the other Transaction Documents. The Board of Directors of Seller, by resolutions duly adopted by unanimous vote at a meeting of all directors of Seller duly called and held, and not subsequently rescinded or modified in any way, has (i) declared this Agreement and the transactions contemplated hereby advisable, fair to and in the best interests of Seller and its stockholder(s), (ii) approved this Agreement and the transactions contemplated hereby in accordance with applicable Laws, and (iii) in the case of Parent, directed the approval of this Agreement and the transactions contemplated hereby be submitted to its stockholders for consideration and recommending that its stockholders vote to approve this Agreement and the transactions contemplated hereby in accordance with applicable Law and Parent’s Certificate of Incorporation and Bylaws.

(b)        No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to Seller is applicable to this Agreement or the transactions contemplated by this Agreement.

6.3       No Conflict.  Assuming the obtainment of Shareholder Approval, neither the execution of this Agreement or the other Transaction Documents, nor the performance by Seller of its respective obligations hereunder or thereunder will (a) violate or conflict with Seller’s Certificate of Incorporation (or equivalent governing document), as currently in effect, or Bylaws (or equivalent governing document) or any Law or Order applicable to Seller, the Business or the Purchased Assets, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default in any material respect under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment or other Contract to which Seller is a party or by which any of the Purchased Assets are bound or (c) result in the creation or imposition of any Lien (other than a Permitted Lien) with respect to any of the Purchased Assets.

6.4       Consents.  Except for Shareholder Approval and as otherwise set forth on Schedule 6.4 of the Disclosure Schedules, no consent, waiver, approval, authorization, Order or permit of, or declaration or filing with, or notice to, any Person or Governmental Authority (“Consent”) is required in connection with the execution and delivery by Seller of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.5       Title to Purchased Assets.  Schedule 6.5 of the Disclosure Schedules sets forth a list of all of those Purchased Assets, if any, which are held by Seller pursuant to a lease, license or similar grant of rights.  Seller owns and has good and valid title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of the Purchased Assets, in each case free and clear of all Liens other than Permitted Liens.  Seller is the only Person through which the Business is conducted, and no Person other than Seller (including any Affiliate of Seller) owns, leases, or uses the Purchased Assets. At Closing, Purchaser will have good and valid title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of the Purchased Assets.

6.6       Necessary Property.  Seller does not hold or use any assets in the conduct of the Business other than the Purchased Assets and the assets comprising the internal information systems and corporate overhead functions that are used to support the Business and Seller’s other businesses.  Other than such internal information systems and corporate overhead functions, the Purchased Assets are sufficient for, and include all tangible and intangible property and assets necessary for, Purchaser to continue in all material respects the conduct of the Business as of the Effective Time in substantially the same manner as conducted by Seller immediately prior to the Effective Time.

6.7       Litigation.  There are no demands, charges, complaints, actions, suits, proceedings, arbitrations, hearings, audits, investigations or claims of any kind, whether civil, criminal, administrative, investigative, informal or other, at law or in equity (each, a “Proceeding”), pending, concluded during the past three years or, to the Knowledge of Seller, threatened against, related to or affecting the Business, its operations or the Purchased Assets, including claims alleging injury to any Person or property, loss or corruption of data or impairment of system or application functionality.

6.8       Compliance with Laws. Seller is and has been in compliance in all material respects with all Laws and Orders applicable to the conduct of the Business, including all Laws respecting Taxes and Intellectual Property.  Seller has not received any written notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any applicable Law; or (b) any actual, alleged, possible or potential obligation or liability of Seller; in each case, which could relate to or affect the Business.

6.9       Conduct of Business.  Since January 31, 2019, the Business has been conducted in the Ordinary Course of Business and there has not occurred any facts, events, developments or circumstances, individually or in the aggregate, that constitute, or are reasonably likely to result in, a material adverse change in the operation of the Business or the performance or financial condition of the Business.  Without limiting the generality of the foregoing, since January 31, 2019, except as set forth on Schedule 6.9 of the Disclosure Schedules, Seller has not, with respect to the Business:

(a)        made any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the financial statements included in the Financial Information;

(b)        made any material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer payments;

(c)        other than in the Ordinary Course of Business, entered into any amendment, modification or termination (partial or complete) of, or granted any waiver under, or given any Consent with respect to, any Assigned Contract;

(d)        instituted or settled any Proceeding relating to the Business that involved more than $50,000.00;

(e)        engaged in any activity that reasonably could be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the returns of, the Products following the Closing, including sales of Products on terms or at prices of quantities outside the Ordinary Course of Business;

(f)        sold or otherwise disposed of any material asset of the Business, including any transfer, assignment or granting of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(g)        other than in the Ordinary Course of Business, with respect to any Business Employee: (i) increased his or her  compensation or benefits, (ii) granted any new severance or termination rights, or (iii) established, adopted, entered into, amended or terminated any Employee Plan; or

(h)        committed to do any of the foregoing.

6.10     Labor Matters.

(a)        Schedule 6.10(a) of the Disclosure Schedules sets forth a list of all employees of Seller who are engaged substantially in the Business (“Business Employees”), whether actively at work or not, the rate of all regular and special compensation payable to each such person in any and all capacities, as well as their position, status as full-time or part-time, length of service, employment term (at-will or contractual) and information as to whether such employee is employed through another agency or is laid off or on a leave of absence (together with reasons for such absence).

(b)        Except as set forth on Schedule 6.10(b) of the Disclosure Schedules, no written Contracts of employment or engagement exist between Seller and any Business Employee, and all Contracts of employment or engagement with any Business Employee are lawfully terminable by Seller at-will, with or without cause.  All compensation, including wages, commissions and bonuses, due and payable to Business Employees, for services performed prior to the Closing Date, have been paid in full.  To the Knowledge of Seller, no Business Employee, is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar Contracts relating to, or in conflict with, Seller’s present business activities (other than any such Contracts which may have been executed by such persons in favor of Seller).

(c)        Solely with respect to the Business, Seller is, and since February 1, 2018 has been, in compliance in all material respects with all Laws and Orders regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours (including calculation and payment of overtime and other compensation), classification of individuals as “exempt” or “non-exempt”, classification as an employee or independent contractor (and Seller has not received any written notice from any Governmental Authority disputing such classification), leaves of absence, collective bargaining, equal opportunity, immigration, the collection and withholding of employment-related Taxes, occupational health and safety, workers’ compensation, and Employee Plans.

(d)        Solely with respect to the Business Employees, Seller is in compliance with the Worker Adjustment and Retraining Notification Act of 1988 (29 USC § 2101), as amended, and any other applicable Laws regarding redundancies, reductions in force, mass layoffs, and plant closings (collectively, the “WARN Act”) and, as of the Closing Date, has no liabilities pursuant thereto.

6.11     Contracts.

(a)        Schedule 6.11(a) of the Disclosure Schedules sets forth all of the following Contracts relating to the Business or Purchased Assets and to which Seller is a party:

(i)         with any End User, including any statements of work or purchase orders issued under any such Contract;

(ii)       with any Reseller;

(iii)      containing covenants limiting the freedom of Seller to compete in any line of business or with any Person or in any geographic area or market or not to solicit or hire any Person;

(iv)       restricting the use of or relating to the sale assignment or transfer of the Purchased Intellectual Property;

(v)        pertaining to the lease of any Purchased Asset;

(vi)       containing a “most favored nation” pricing agreement, “requirements” or minimum purchase obligations or commitments, special warranties, exclusivity terms, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier;

(vii)     involving Work-In-Process;

(viii)    with respect to the marketing, distribution, licensing, or promotion of Purchased Intellectual Property or Products by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization;

(ix)       with any current customer of the Business, including licensing, maintenance or services agreements;

(x)        pursuant to which a third party (A) grants to Seller a license (i) to distribute, resell or offers for use to others any Third Party Software Components, (ii) to use Intellectual Property that is embedded in any Products or (iii) to use Intellectual property in the conduct of the Business, in each case other than licenses arising from the purchase of “off-the-shelf” products, or (B) restricts Seller’s right to distribute, resell or offer for use to others any Third Party Software Component or to use Intellectual Property that is embedded in any Products; or

(xi)       which constitute a Shared Contract.

(b)        Seller has provided to Purchaser true, correct and complete copies of each Contract (i) listed or required to be listed on Schedule 6.11(a) of the Disclosure Schedules, and (ii) listed on Schedule 2.1(b), in each case as amended through the Closing Date.  Each Assigned Contract is a valid, binding and enforceable obligation of Seller and, to the Knowledge of Seller, the other parties thereto.  Except for the Shared Contracts, each

Assigned Contract relates exclusively to the Business. Seller is not, and to the Knowledge of Seller, no other party thereto is, in default under or in violation of any such Contract in any material respect, and Seller has not released any of its rights under any such Contract.  Subject to receipt of any Required Consents, upon the consummation of the transactions contemplated by this Agreement, to the Knowledge of Seller, each such Contract shall continue in full force and effect without penalty or other adverse consequence.

6.12     Intellectual Property.

(a)        Schedule 6.12(a) of the Disclosure Schedules sets forth, a complete and correct list of all of the Owned Intellectual Property, including the following (with application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable):  (i) issued patents and pending applications among the Patents; (ii) registrations and pending applications among the Trademarks; (iii) registrations and pending applications among the Copyrights; (iv) Domain Names, trade names, slogans, logos, corporate names, material unregistered trademarks and material unregistered service marks, and (v) any other material and registrable Intellectual Property, other than Copyrights, that are owned by Seller and are registrable, but are not registered.  Seller owns and possesses all right, title and interest in and to the Owned Intellectual Property and all actions required to record each owner throughout the entire chain of title of all the Owned Intellectual Property listed on Schedule 6.12(a) of the Disclosure Schedules with each applicable Governmental Authority up through Closing, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities.  No loss or expiration of any Owned Intellectual Property is threatened or pending other than the expiration of Owned Intellectual Property in accordance with applicable Law at the end of their applicable term and not due to any act or omission of Seller.

(b)        The possession or use of the Purchased Intellectual Property has not, does not and will not infringe, misappropriate, violate or otherwise conflict with any Intellectual Property right of any other Person including any Affiliate of Seller. To the Knowledge of Seller, none of the Purchased Intellectual Property has been or is being infringed or misappropriated by any other Person. Sellers’ Contracts with customers, outside consultants or any end user or reseller of the Products, do not confer upon any party other than Seller any ownership right with respect to any Purchased Intellectual Property developed in connection with such agreement or license.

(c)        There is no Order or Proceeding (including an interference, opposition, re-examination, concurrent use, or cancellation hearing or investigation) by any Person or Governmental Authority pending, or brought or concluded within the last three (3) years or, to the Knowledge of Seller, threatened, that (i) challenges the rights of Seller in respect of, or the scope of, any of the Purchased Intellectual Property or is otherwise adverse to the use, registration, right to use, validity, enforceability or sole and exclusive ownership of any of the Purchased Intellectual Property or (ii) asserts that the operation of the Business as conducted by Seller or the Purchased Intellectual Property is, was or will be infringing or otherwise in violation of any Intellectual Property of any other Person (including any demand or request that Seller license any rights from another Person, or cease and desist any allegedly wrongful activity).  Seller has not received any freedom of use advice, validity or infringement analysis, or other legal opinion of counsel regarding the Purchased Intellectual Property.

(d)        Schedule 6.12(d) of the Disclosure Schedules identifies the Intellectual Property (including software and Third Party Software Components) used by the Business that is not Owned Intellectual Property (the “Non-Owned Intellectual Property”), and the corresponding license or other agreement pursuant to which Seller derived the right to use such Non-Owned Intellectual Property.  The Purchased Intellectual Property is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to the license agreements listed on Schedule 6.12(d) of the Disclosure Schedules, and all payments relating to the Non-Owned Intellectual Property which were due on or before the Closing Date have been paid.  All licenses listed on Schedule 6.12(d) of the Disclosures Schedules are in full force and effect and are enforceable by Seller in accordance with their respective terms, Seller has performed all obligations required to be performed by it pursuant to such licenses and agreements and there is no existing or threatened, default under or violation of any of such licenses or agreements by any other party thereto.

(e)        Schedule 6.12(e) of the Disclosure Schedules (i) lists all Software, distributed under an open source license, that has been used to create any of the Products, or upon which the Products depend or rely for its functionality, and (ii) indicates the license type for such Software.  Except as set forth in Schedule 6.12(e) of the Disclosure Schedules, Seller is not a party to any agreement requiring the deposit of any Source Code to any Software used in the Business with an escrow agent or escrow service.  No person has asserted any right against Seller to access the Source Code for any of the Products, including rights of access pursuant to any such escrow agreement.  To the Knowledge of Seller, no rights, access or licenses in or to the Source Code used to create any of the Products or Software have been granted at any time to any Person.  To the Knowledge of Seller, there are not now, and there have not been during the last three (3) years, any viruses, worms, Trojan horses or similar programs in any of the Products.  The Products are routinely scanned by anti-virus software prior to delivery to end users or resellers.  Seller is in possession of the Source Code and Object Code for all of its Products, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Products.

(f)        No current or former employee, consultant or contractor has (or to the Knowledge of Seller asserted) any valid claim of ownership, in whole or part, to any Purchased Intellectual Property, or any valid right to use any such Intellectual Property or derivative works thereof, including any claims of moral rights in copyright works included in such Intellectual Property, all of which have been waived by such Persons.  For purposes of this Section 6.12(f), the term “derivative work” has the same meaning as provided in 17 U.S.C. § 101.

(g)        To the Knowledge of Seller, all of the Purchased Intellectual Property is valid, subsisting and enforceable.  Seller has taken commercially reasonable steps to maintain and protect the Purchased Intellectual Property.  Seller has taken commercially reasonable measures to protect the confidentiality and value of the trade secrets owned or used by, or licensed or entrusted to, Seller with respect to the Business.

(h)        Seller has collected, handled, transferred, used, imported, exported and protected all personally-identifiable information, and other information relating to individuals protected by Law, including consumers of Products or users of any web sites operated by Seller, in accordance with the privacy policies of Seller, and in accordance with all applicable Law, including Laws concerning privacy, data protection, and notification of data security breaches, including by entering into Contracts, where applicable, governing the flow of such information across national borders, except for any such noncompliance that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Seller, no Person has brought any claim in connection with the conduct of the Business based on an allegation that, if true, would breach the foregoing representation.  The transactions contemplated hereby will not violate in any material respect any privacy policy, terms of use or applicable Law relating to the use, handling, transfer, import, export, or protection of such data or information.  To the Knowledge of Seller, Seller is not a party to any Contract relating to the use, handling, transfer, import, export, or protection of any such data or information across national borders.

(i)         No government funding has been utilized by Seller in the development of any Products or Purchased Intellectual Property.

(j)         Seller has taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets owned or used by, or licensed or entrusted to, Seller with respect to the Purchased Intellectual Property or the Business.  Seller requires all of its employees, consultants and contractors to enter into agreements pursuant to which such individuals agree to assign to Seller all Intellectual Property developed by such individual in the course of his or her relationship with Seller, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property whatsoever, and, to the Knowledge of Seller, all such agreements are valid and enforceable in accordance with their terms in all material respects.  To the Knowledge of Seller, no current or former employee, consultant or contractor of Seller is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement or any restrictive covenant or Contract relating to the employment of such person by Seller or to the use of Trade Secrets or the non-disclosure of proprietary information.  To the Knowledge of Seller, no employee, consultant or contractor has improperly copied, downloaded or otherwise gained improper access to any assets of any of Seller or to any Purchased Intellectual Property, including Source Code.

6.13     Financial Information; Accounts Receivable.

(a)        The Financial Information is attached hereto as Schedule 6.13(a) of the Disclosure Schedules. The Financial Information is true and correct in all material respects, was prepared in accordance with the books, records, and accounting principles and practices of Seller, and fairly presents in all material respects the information purported to be contained therein.  With respect to the Business, Seller maintains a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting, including that (i) transactions relating to the Business are executed in accordance with management’s general or specific authorizations, and (ii) such transactions have been recorded as necessary to permit materially correct preparation of the Financial Information, and to maintain reasonably accurate accountability for the assets used or held for use in the conduct of the Business.

(b)        The Accounts Receivable represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by Seller or Seller is obligated to render pursuant to an Assigned Contract.  The Accounts Receivable set forth on Schedule 6.13(b)(i) of the Disclosure Schedules, to the extent they are still outstanding as of the Closing Date, shall be collectible in full, without the need for any formal collection proceeding or other extraordinary action, within 120 days after the Closing Date.  To the Knowledge of Seller, no counter claims, defenses or offsetting claims with respect to any Accounts Receivable are pending or threatened or have been asserted or threatened in connection with any Accounts Receivable.  Except as set forth in Schedule 6.13(b)(ii) of the Disclosure Schedules, Seller has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of Accounts Receivable.

6.14     Customers and Resellers.  Schedule 6.14(a) of the Disclosure Schedules sets forth a complete and accurate list of current end user customers of the Business (“End Users”) and all resellers and original equipment manufacturers of Products (“Resellers”) as of the date of this Agreement.  Except as stated on Schedule 6.14(b) of the Disclosure Schedules, since January 31, 2019, (a) none of such End Users or Resellers has materially reduced its business with the Business from the levels achieved for the most recent fiscal year and, to the Knowledge of Seller, no such reduction is expected to occur, (b) no End User or Reseller has terminated its relationship with Seller or threatened to do so in writing, (c) Seller has not, in the past two years, received written notice from any End User alleging breach by Seller of its technical support services obligations to such End User, and (d) Seller is not currently involved in any material claim, dispute or controversy with any End User or Reseller.  Schedule 6.14(c) sets forth for each customer of the Business, an accurate summary of each customer’s current maintenance, hosting and subscription billing, including the dates through which these items have been paid and the terms, if any, limiting increases to maintenance billings.  As of the date of this Agreement, each customer listed on such schedule with a “currently paid through date” of December 31, 2019 has already been invoiced, and no customer with a currently paid through date after December 31, 2019 has been invoiced for annual maintenance.    Except for the credits set forth on Schedule 3.1, Seller has not granted or issued any credits or similar commitments to any customers of the Business.

6.15     Certain Payments.  To the Knowledge of Seller, no Business Employee has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services to obtain favorable treatment in securing business for Seller in violation of any Law.

6.16     Products.  Schedule 6.16 of the Disclosure Schedules sets forth a true, correct and complete list of all Products currently sold, licensed or offered for use by others, whether directly or indirectly, or supported or maintained by the Business, including with respect to each such Product, any Third Party Software Components.  Seller has not sold or committed or promised to sell, license, deliver or otherwise make available functionality of any software or other products, enhancements, or software-as-a-service offerings for which the development of such functionality had not been completed at the time of such sale, commitment or promise.  No Products are subject to any guarantee, warranty, performance level, service level commitment or obligation to defend or indemnify beyond the applicable terms and conditions of the applicable Contract with the customer.  To Seller’s Knowledge, there are not now, and there have not been since December 31, 2016, any viruses, worms, Trojan horses or similar programs in any Products.  Each Product sold or licensed by Seller is in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and performance criteria (including service level commitments).  There have been no Product recalls by Seller.  None of the Contracts of Seller relating to the Business includes a commitment to perform “extraordinary services” related to the development, configuration or functionality of the Products.  As used in the previous sentence, “extraordinary services” means services which, if required to be performed by Seller prior to the Closing, would require services out of the Ordinary Course of Business of the Business.  Seller has not been notified in writing during the past two years of any claims for any returns, defects or bugs, warranty obligations, claims for service level credits or maintenance services relating to any of the Products, other than claims in the Ordinary Course of Business which were resolved in the Ordinary Course of Business.  Schedule 8.17 (a) lists each customer of the Business that is receiving hosting services from Seller and is currently using an operating system that is unsupported or is the subject of an “end of support” notice from the manufacturer, and (b) identifies for each such customer the operating system that is unsupported or is the subject of an “end of support” notice from the manufacturer.

6.17     Privacy and Data Security.

(a)        Seller has complied in all material respects with all contractual requirements, including “business associate” requirements or “subcontractor business associate” requirements relating to the privacy, publicity, data protection and processing of Personal Information (the foregoing privacy and security requirements collectively referred to as the “Privacy Commitments”). To the Knowledge of Seller, the Products are capable of being used in a manner that is compliant in all material respects with the Privacy Commitments. Seller has not experienced or reported any incident in which any Personal Information was subject to an unauthorized access, use, modification, disclosure or other misuse which would constitute a “Breach” of “Unsecured Protected Health Information,” as such terms are defined at 45 C.F.R. § 164.402, or any use, disclosure, access or acquisition of “Protected Health Information” as such term is defined at 45 C.F.R. § 160.103, or requirement to notify any Governmental Entity.

(b)        With respect to the information technology and computer systems (including information technology and telecommunication hardware, communications networks and data centers) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (including Personal Information) whether or not in electronic format, used by the Business (the “IT Systems”), to the Knowledge of Seller: (i) there have been no successful unauthorized intrusions or breaches of the security thereof, (ii) there has not been any material malfunction thereof that has not been remedied or replaced in all material respects, or any material unplanned downtime or service interruption thereof, (iii) the Business has implemented commercially reasonable measures in accordance with industry practice to protect the confidentiality, integrity and security of its servers, systems, sites, circuits, networks and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in conformance with applicable industry practices, including security patches or security upgrades that are generally available therefor, and (iv) no third party providing technology services to the Business has failed to meet any material service obligations. The Business has implemented reasonable backup and recovery technology processes consistent with industry standard practices. Seller has established and is in material compliance with an information security program that: (w) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Business data and Personal Information; (x) is designed to protect against unauthorized access to the IT Systems and Personal Information of the Business; (y) satisfies the Privacy Laws and Privacy Commitments; and (z) includes breach notification policies and procedures to provide notice to Persons regarding information security incidents involving acquisition, access, loss, theft, use or disclosure of Personal Information in an unauthorized manner.

6.18     Proxy Statement. None of the information included or incorporated by reference in the letter to Parent’s stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Proxy Statement”), to be filed with the SEC in connection with the transactions contemplated by this Agreement will, at the date it is first mailed to Parent’s stockholders or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

6.19     No Other Representations and Warranties.  Except for the representations and warranties contained in this Article 6 (as qualified by the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Purchaser and its representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article 7 are true and correct as of the date hereof.

7.1       Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio.

7.2       Power.  Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser.

7.3       Validity and Enforceability.  This Agreement and each of the other Transaction Documents have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, represent the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

7.4       No Conflict.  Neither the execution of this Agreement or the other Transaction Documents, nor the performance by Purchaser of its obligations hereunder or thereunder will violate or conflict with Purchaser’s Articles of Incorporation or Bylaws, or any Contract, Law or Order applicable to Purchaser.

7.5       Consents.  No Consent of, or notice to, any Person or Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

7.6       Sufficiency of Funds.  Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

7.7       Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate or stockholder of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7.8      Independent Investigation.  Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 6 of this Agreement (as qualified by the related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 6 of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE 8: CERTAIN COVENANTS

8.1       Required Consents; Non-assignable Contracts. Concurrently with the Closing, Seller shall deliver, or cause to be delivered to Purchaser, all of the Consents listed on Schedule 8.1 (“Required Consents”).  If a Required Consent has not been obtained, and Purchaser proceeds with Closing without such Required Consent, Seller shall use its commercially reasonable efforts after the Closing to obtain any such Required Consents.  Notwithstanding anything in this Agreement to the contrary, this Agreement does not constitute an agreement to sell, convey, assign or transfer any Purchased Asset if any attempted sale, conveyance, assignment or transfer of such assets, without the Consent of another Person to such transfer, would constitute a breach by Seller or Purchaser with respect to such Purchased Asset.  In the event that any Required Consent is not obtained on or prior to the Closing Date, Seller will use commercially reasonable efforts to (a) provide to Purchaser the benefits of the applicable Purchased Asset, (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser and (c) enforce at the request of Purchaser and for the account of Purchaser any rights of Seller arising from such Purchased Asset (including, if applicable, the right to elect to terminate a Contract constituting a Purchased Asset in accordance with the terms thereof upon the request of Purchaser).  Nothing in this Section 8.1 will be deemed a waiver by Purchaser of its rights to have received on or before the date of this Agreement an effective assignment of all of the Purchased Assets, nor will this Section 8.1 be deemed to constitute an agreement to exclude from the Purchased Assets any assets described under Section 2.1.

8.2      Further Assurances.  At the Closing or thereafter, at the reasonable request of Purchaser, Seller shall execute and deliver or cause to be executed and delivered to Purchaser such bills of sale, assignments or other instruments to Purchaser in addition to those required by this Agreement, as Purchaser may reasonably request, in order to implement the transactions contemplated by this Agreement.  Further, from and after the date of this Agreement, Seller agrees to reasonably cooperate and assist Purchaser in obtaining copies of such computerized corporate records as Purchaser may reasonably request (e.g. corporate accounting software).    Finally, each party agrees to take all such other actions as may be reasonably required to implement the provisions of this Agreement fully and effectively and assist in an orderly transition of the Purchased Assets and the Business from Seller to Purchaser.

8.3       Access to Books and Records.  Subject to any retention requirements relating to the preservation of records, Seller shall maintain all of its books, records, files, data and other written materials and information related to the Purchased Assets or the Business (but which are not included in the Purchased Assets) for such period of time as is necessary to comply with all applicable Laws.  In the event and for so long as Seller, on the one hand, or Purchaser, on the other hand, is actively contesting or defending against any Proceeding in connection with (a) any transaction contemplated under this Agreement or the other Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date of this Agreement relating thereto, each party will provide such testimony and reasonable access to its books and records as is necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 9 of this Agreement).

8.4       Transitional Use of Seller Facilities.  For a period of thirty (30) days following the Closing, Seller shall permit the Business Employees hired by Purchaser to continue to occupy and use, for general office use consistent with past practices, the portion of Seller’s facilities occupied and used by such employees as of the Closing, including common areas such as conference rooms, restrooms, parking facilities, cafeteria, stairwells, elevators, lobbies, corridors, etc.   During such use and occupancy, (a) Purchaser shall cause its employees and their invitees to comply with the reasonable and customary operating and security rules and regulations of Seller, and (b) each party shall use reasonable efforts to not interfere with the use and occupancy of such facilities by the other party.

8.5       Accounts Receivable.  On a weekly basis following the Closing, (a) if Seller receives a payment relating to an Account Receivable or any other payment which Purchaser is entitled to receive pursuant to this Agreement, Seller shall forward such payment(s) to Purchaser, and (b) if Purchaser receives a payment relating to any Retained Asset or any other payment which Seller is entitled to receive pursuant to this Agreement, Purchaser shall forward such payment(s) to Seller.

8.6       Restrictive Covenants.

(a)        Seller hereby agrees that during the period beginning on the Closing Date and ending five (5) years after the Closing Date (the “Restrictive Period”), it shall not, directly or indirectly, hire, solicit or induce or attempt to hire, solicit or induce any employees of Seller who accept employment with Purchaser at the Closing to terminate their employment, representation or other association with Purchaser or its Affiliates, except that it shall not be a violation of this Section 8.6(a) to make any general solicitation which is not directed specifically to any such employees.   Seller further agrees that during the Restricted Period Seller shall not, and shall not permit any of its Affiliates or principal stockholders to, directly or indirectly, in any capacity: (i) engage in or assist others in engaging in developing, licensing, selling, reselling, maintaining, implementing, or providing training, support or any services related to, products or services that are substantially the same as or otherwise compete with the Business (the “Restricted Business”) anywhere in the world, or (ii) have an interest in any Person that engages in a Restricted Business anywhere in the world. If it is judicially determined that Seller has violated its obligations under this Section 8.6(a), then the Restricted Period automatically will be extended by a period of time equal in length to the period during which such violation or violations occurred.

(b)        Seller acknowledges that from and after the Closing Date, all information of Seller pertaining to the Purchased Assets (including customer lists) which relates to the operation of the Business and not generally known to the public and is held by Seller prior to the Closing Date (the “Confidential Information”) is the property of Purchaser.  Therefore, from and after the Closing, Seller shall not, and shall cause its Affiliates, employees, consultants, representatives, and agents not to: (i) disclose any Confidential Information without the prior written consent of Purchaser unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event Seller will give Purchaser prompt notice of such subpoena or other legal process in order to permit Purchaser to seek appropriate protective orders) or (ii) use any Confidential Information for its own account without the prior written consent of Purchaser.  Absent Purchaser’s prior written agreement to the contrary, Seller shall deliver, or shall cause to be delivered to Purchaser, at any time Purchaser may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software, and other documents and data (and copies thereof) relating to the Confidential Information, and all of the work product that it or any of its Affiliates, employees, consultants, representatives or agents may then possess or have under its control.  Notwithstanding the foregoing, Seller shall be permitted to disclose Confidential Information to its counsel, accountants and other financial advisers as necessary to prepare Tax returns or claim Tax refunds on behalf of Seller or to defend claims, litigation or other actions brought by or against Seller.

(c)        Seller acknowledges that the restrictions contained in this Section 8.6 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d)        Seller acknowledges that a breach or threatened breach of this Section 8.6 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

8.7       Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 10 hereof.

8.8       Public Announcements.  Unless otherwise required by applicable Law or NASDAQ (based upon the reasonable advice of counsel), no party to this Agreement shall, prior to Closing, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.9       Transition Services.  For the period commencing as of the Closing Date and ending September 30, 2019 (the “Transition Period”), Seller agrees to timely provide the following transition services (the “Transition Services“) to Purchaser: (a) continued operation of, and a license to use and access, Seller’s storage facility located at 250 Williams Street NE, Atlanta, Georgia 30303 (the “Data Center”), including the equipment, Software and servers currently used in the operation of the Business, and (b) such other services that may be reasonably requested in good faith by Purchaser in order to ensure the orderly transition of the Business to Purchaser. Purchaser agrees that the Transition Services shall be provided in good faith and in a manner generally consistent with the provision of such services prior to the Closing Date and with the same standard of care as prior to the Closing Date.  Purchaser shall pay Seller a monthly fee of $15,000.00 for providing the Transition Services to Purchaser, and shall reimburse Seller for any reasonable and documented out-of-pocket expenses incurred by Seller at the request of Purchaser directly in connection with the provision of the Transition Services (which, for the avoidance of doubt, shall not include any rent, utilities or similar expenses relating to the leasing, ownership or operation of the Data Center, reimbursement for which is included in the monthly Transition Services fee).  Seller shall invoice Purchaser monthly for the Transition Services provided during the prior month ended, which invoice shall be payable by Purchaser within thirty (30) days of the date thereof.  By notice given no later than 15 days prior to the expiration of the Transition Period, Purchaser may elect to extend the term of the Transition Period with respect to the Transition Services on a monthly basis for a period not to exceed an additional twelve months, provided that the monthly fee payable by Purchaser for the Transition Services shall increase to $30,000.00 during this extended period.

8.10     Employees.

(a)        Effective as of the Effective Time, Purchaser shall offer employment to each individual employed by Seller as of the Effective Time in connection with the Business and listed on Schedule 8.10.  Effective immediately before the Effective Time, all such individuals shall either resign from their employment or Seller shall terminate their employment and, to the extent required, shall be responsible for any severance or other employment termination obligations relating thereto, including providing and administering all required notices and benefits under COBRA with respect to such individuals and their dependents required by the termination of their employment with Seller.  Seller will not take any action which would reasonably be expected to impede, hinder, interfere or otherwise compete with Purchaser’s effort to hire any such employee, and shall be solely responsible for any notices required to be given under, and to otherwise comply with, the WARN Act with respect to the transactions contemplated by this Agreement.  Such employees of Seller who accept such offers and commence employment with Purchaser are referred to herein as the “Transferred Employees;” provided, however, that Purchaser shall not assume responsibility for any such employee until such employee commences employment with Purchaser or its designee.  Unless otherwise specifically agreed to by Purchaser, all such offers shall be on an “at will” basis, and shall be conditioned upon the execution by the employee of Purchaser's standard form of confidentiality and invention agreements.  Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of such employees or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees (subject to any written commitments to the contrary made by Purchaser pursuant to a Contract with such employee and any applicable Laws).

(b)        Seller shall, subject to applicable law, provide Purchaser all information relating to each Transferred Employee as Purchaser may reasonably require in connection with its employment of such persons, including initial employment date, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by Purchaser and such information shall be true and correct in all material respects.

(c)        No Employee Plan will be transferred to Purchaser.  Purchaser shall be responsible for adopting, sponsoring and maintaining its own employee benefit plans to provide employee benefits to Transferred Employees and their dependents as of the Effective Time.

(d)        Nothing in this Section 8.10, express or implied, shall confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

8.11     Efforts to Close.  Each party shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby (including using all reasonable efforts to cause the conditions set forth in Article 10 for which it is responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto reasonably requests).

8.12     Conduct of Business.  During the period from the date of this Agreement to the Closing, Seller shall: conduct the Business operations only in the ordinary course of business, except as expressly contemplated by this Agreement; use commercially reasonable efforts to maintain and preserve the business organization of the Business and its material rights with respect to the Business, retain the services of its employees, contractors, representatives and any other personnel engaged in the Business, maintain relationships with clients and suppliers of the Business and other relationships material to the Business, and maintain all of its operating assets used in the Business in their current condition (normal wear and tear excepted), for the purpose of maintaining, and avoiding any material impairment of, the goodwill and ongoing business of the Business.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, Seller shall not, without the prior written consent of Purchaser, take any action that would cause any of the changes, events or conditions described in Section 6.9 to occur (which consent shall not be unreasonably withheld or delayed).

8.13     Notice of Events.  Prior to the Closing, Seller agrees to promptly notify Purchaser of any event, circumstance or other instance that: (a) results or may reasonably be expected to result in a breach of any of the representations or warranties of Seller in Article 6 hereof or (b) which causes or is reasonably likely to cause the failure of any of the conditions set forth in Section 10.1 or Section 10.3 of this Agreement.

8.14     Acquisition Proposals.  From the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article 11, Seller shall not, directly or indirectly, through any Affiliate or representative or otherwise, except in furtherance of the transactions contemplated by this Agreement (a) solicit, initiate or encourage (including by way of furnishing material non-public information) submission of any proposals or offers, or any action likely to lead to the submission of such a proposal or offer, from any Person relating to the acquisition by any Person (other than Purchaser) of any substantial portion of the Business (including the Purchased Assets) (collectively, an “Acquisition Proposal”); (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person other than Purchaser any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person; or (c) enter into any Contract with respect to any Acquisition Proposal.  Seller immediately shall cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with any Person other than Purchaser with respect to an Acquisition Proposal.  Seller shall notify Purchaser promptly if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect to an Acquisition Proposal, is made and will, in any notice to Purchaser, indicate the identity of the Person making the Acquisition Proposal, inquiry or contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact (including a copy of any written or electronic mail transmissions received).

8.15     Inspection and Access to Information Prior to Closing.  From the date of this Agreement to the Closing Date, Seller shall (a) provide Purchaser and its designees with such information (including financial, operation and other data and information) as Purchaser may from time to time reasonably request with respect to the operations of the Business, the Purchased Assets and the Assumed Liabilities and the transactions contemplated by this Agreement; (b) provide Purchaser and its designees, officers, counsel, accountants, actuaries, and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel and accountants of the Business as Purchaser or their designees may from time to time reasonably request; and (c) permit Purchaser and its designees to make such inspections of the foregoing as Purchaser may reasonably request.  No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

8.16     Stockholders Meeting; Preparation of Proxy Materials.

(a)        Parent shall take all action necessary to duly call, give notice of, convene, and hold the Special Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Parent shall mail the Proxy Statement to its stockholders in advance of such meeting. Except to the extent prohibited by applicable Law, the Proxy Statement shall include a recommendation by the board of directors of Parent recommending that the stockholders of Parent vote to approve this Agreement and the transactions contemplated hereby in accordance with applicable Law and Parent’s Certificate of Incorporation and Bylaws. Subject to applicable Law, Parent shall use reasonable best efforts to: (i) solicit from the stockholders of Parent proxies in favor of the approval of this Agreement and the transactions contemplated hereby; and (ii) take all other actions necessary or advisable to secure the vote or consent of the stockholders of Parent in accordance with applicable Law to obtain such approval. Parent shall not submit any other proposals for approval at the Special Meeting without the prior written consent of Purchaser. Parent shall keep Purchaser updated with respect to proxy solicitation results as reasonably requested by Purchaser. Once the Special Meeting has been called and noticed, Parent shall not postpone or adjourn the Special Meeting without the consent of Purchaser (other than: (A) in order to obtain a quorum of its stockholders; or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Proxy Statement for compliance with applicable Law).

(b)        In connection with the Special Meeting, as soon as reasonably practicable following the date of this Agreement Parent shall prepare and file the Proxy Statement with the SEC.  Purchaser and Parent will cooperate and consult with each other in the preparation of the Proxy Statement.  Parent shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Purchaser a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Purchaser). Parent shall use its reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of Parent and at the time of the Special Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Parent shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Parent's stockholders as promptly as reasonably practicable following filing with the SEC. Parent shall as soon as reasonably practicable: (i) notify Purchaser of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information; and (ii) provide Purchaser with copies of all written correspondence between Parent and its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

8.17     Platform Upgrades.  Schedule 8.17 identifies those customers of the Business that are provided hosted services by Seller and the  operating systems that such customers are currently using which are unsupported or under “end of support” notices from the manufacturer (the “Unsupported Customers”).  Schedule 8.17 indicates those Unsupported Customers for which Seller agrees to use commercially reasonable efforts to purchase and install, or cause such customers to purchase and install, as applicable, all security and other upgrades with respect to the operating systems identified on Schedule 8.17 (collectively, the “Platform Upgrades”) and those Unsupported Customers for which Seller does not intend to perform Platform Upgrades.

ARTICLE 9: REMEDIES

9.1       General Indemnification Obligation.

(a)        From and after the Closing and subject to the applicable limitations contained in this Article 9, Seller shall indemnify and hold harmless Purchaser and its respective officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Purchaser Indemnitees”) from and against any and all Losses incurred by any of such Persons based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty contained in Article 6 of this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) any Retained Liability, (iv) any breach or inaccuracy in the Collected Invoice Amount Certificate, (v) the use by any Unsupported Customer of an operating system for which a Platform Upgrade has not been properly completed as of the Closing, or (vi) (A) any act or omission of Seller which results in a breach of data security or loss of data of a customer of the Business whose data is stored at the Data Center, or (B) any claim by any such customer alleging the failure to comply with a performance standard, where such failure to comply is caused by failure in, or malfunction of, the operations of the Data Center; provided such failure or malfunction did not arise as a result of any action or any inaction of an employee of Purchaser.

(b)        From and after the Closing and subject to the applicable limitations contained in this Article 9, Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, agents, shareholders and Affiliates from and against any and all Losses incurred by any of such Persons based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty contained in Article 7 of this Agreement, (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement, or (iii) any Assumed Liability.

9.2       Indemnity Procedures.

(a)        Notice of Asserted Liability.  As soon as is reasonably practicable after Seller, on the one hand, or Purchaser, on the other hand, becomes aware of any claim that it has under Section 9.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give written notice thereof (a “Claims Notice”) to the other party (the “Indemnifying Party”).  A Claims Notice must describe the Liability Claim in reasonable detail, and indicate the amount (reasonably estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) will adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has actually prejudiced the Indemnifying Party.

(b)        Direct Claim.  Upon receipt of a Claims Notice relating to a Liability Claim which does not result from a third party claim (a “Direct Claim”), the Indemnified Party shall allow the Indemnifying Party and its professional advisors thirty (30) days to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. Thereafter, the Indemnified Party and the Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

(c)        Third-Party Claims.  Upon receipt of a Claims Notice relating to a third party claim, the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of such Claims Notice, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided,  however, that (i) the defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a Material Adverse Effect (in the case of a Seller Indemnified Party) or a material adverse effect (in the case of a Purchaser Indemnified Party), as applicable, on such Indemnified Party with any Taxing authority; (ii) the Liability Claim solely seeks (and continues to seek) monetary damages and not injunctive or other relief, (iii) the Liability Claim does not include criminal charges; (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the

Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement; and (v) the Indemnifying Party shall not send any written correspondence or otherwise communicate with any Taxing authority relating to any matter affecting the Indemnified Party without the prior written consent of the Indemnified Party (the conditions set forth in clauses (i) through (v) are collectively referred to as the “Litigation Conditions”).  If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.2(c), the Indemnified Party may defend and settle the Liability Claim without the written consent of the Indemnifying Party, so long as such settlement does not impose equitable relief upon a Seller Indemnified Party.  If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided,  however, that if (x) any of the Litigation Conditions cease to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith.  If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(c), the Indemnified Party shall have the right to participate in (but not control), at its own expense, the defense of such Liability Claim.  The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete and unconditional release from all liability in respect of such Liability Claim, or (B) grants any relief (e.g., injunctive or equitable relief) other than the payment of money damages.  Similarly, the Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Liability Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnified Party shall not be required to request the consent of the Indemnifying Party with respect to any Liability Claim for which the Indemnifying Party has not assumed the defense due to its failure to timely comply with the Litigation Condition under subparagraph (iv) above.

9.3       Survivability; Deductible; Escrow.

(a)        The indemnification obligations of the respective parties pursuant to Section 9.1(a)(i) and (vi) and Section 9.1(b)(i) of this Article 9 will terminate on the date that is fifteen (15) months after the date of this Agreement (the “Termination Date”); provided,  however, that (i) the indemnification obligations related to a breach of or inaccuracy in the Fundamental Representations shall not terminate and (ii) with respect to any Liability Claim that is asserted or made in a Claims Notice delivered prior to the Termination Date, all indemnification obligations in respect of such claim shall continue until the final disposition of such claim and shall not terminate until satisfied.

(b)        Except for the Fundamental Representations, for which the following limitations will not apply: (i) Seller will not have any liability pursuant to Section 9.1(a)(i)  until the aggregate amount of all Losses sustained by Purchaser exceeds $50,000.00, at which time Seller will be liable for the full amount of all such Losses without regard to such amount; and (ii) Seller’s aggregate liability pursuant to (x) Section 9.1(a)(i) shall not exceed the funds in the Indemnity Escrow Account, (y) Section 9.1(a)(vi)(A) shall not exceed $5,000,000, and (z) Section 9.1(a)(vi)(B) shall not exceed $2,000,000. With respect to Fundamental Representations, Seller’s aggregate liability for Losses pursuant to Section 9.1(a)(i) shall not exceed the Purchase Price.

(c)        The sole and exclusive source for recovery of the Purchaser Indemnitees with respect to any indemnification obligations under Section 9.1(a)(i) (except with respect to the Fundamental Representations) shall be the Indemnity Escrow Account. With respect to the Fundamental Representations, the obligations of Seller to the Purchaser Indemnitees will first be satisfied from the Indemnity Escrow Account and thereafter Seller will be liable to the Purchaser Indemnitees for Losses arising out of a breach of the Fundamental Representations up to the respective maximum aggregate amounts referenced in the last sentence of Section 9.3(b). Within five business days after the Termination Date, any remaining funds in the Indemnity Escrow Account shall be released to Seller; provided, however, that in the event that a Claims Notice is pending on the Termination Date, on the Termination Date, an amount equal to the balance of any remaining funds in the

Indemnity Escrow Account less the amount of Losses specified or estimated with reasonable certainty in any Claims Notice that is pending as of the Termination Date shall be released to Seller, and, upon resolution and payment of the Liability Claim related to the pending Claims Notice (by agreement or adjudication), an amount equal to the funds retained in the Indemnity Escrow Account with respect to such Claim, less the Losses agreed or adjudged to be due therefrom to the Purchaser Indemnitees shall be released to Seller.

(d)        Any indemnification payments made by and Indemnifying Party pursuant to this Agreement shall be treated for all relevant Tax purposes as an adjustment to the Purchase Price.

(e)        No Losses may be claimed under Section 9.1 by any Indemnifying Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 4.2.

(f)        The Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

9.4       Specific Performance.  Each party’s obligations under this Agreement are unique.  If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

9.5       Exclusive Remedy.  Except in the case of actual fraud or intentional misrepresentation, the rights of specific performance and indemnification under this Article 9 shall be the sole and exclusive remedy available for any Losses incurred by either Party or their respective Indemnified Parties as a result of any breach of the representations, warranties, covenants and agreements contained in this Agreement.

9.6       Materiality Qualifiers.  For purposes of this Article 9, any inaccuracy in or breach of any representation or warranty contained in this Agreement shall be determined without regard to the terms “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or other similar qualifications as to materiality (including specific monetary thresholds) (other than any instances in which such qualifications or monetary thresholds qualify any list (rather than disclosing exceptions to the relevant representations) to be set forth on the Disclosure Schedule) (“Materiality Qualifiers”) contained or incorporated in any such representation or warranty.

ARTICLE 10: CONDITIONS TO CLOSING

10.1     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)        The Escrow Agreement shall have been executed and delivered to Purchaser and Seller by the Escrow Agent.

(c)        The stockholders of Parent shall have approved this Agreement and the transactions contemplated hereby at a special meeting (the “Special Meeting”) in accordance with applicable Law and Parent’s Certificate of Incorporation and Bylaws (the “Shareholder Approval”).

10.2     Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)        (i) The Fundamental Representations of Seller shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those Fundamental Representations that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (ii) all other representations and warranties of Seller contained in Article 6 (without giving effect to any Materiality Qualifiers therein) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)        Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)        Seller shall have delivered to Purchaser duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 5.2(a).

(d)        Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 10.2(a) and Section 10.2(b) have been satisfied (the “Seller Closing Certificate”).

(e)        Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)        Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)        Purchaser shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(h)        The consents and approvals listed on Schedule 8.1 shall have been obtained and remain in full force and effect.

(i)         Since the date of this Agreement, there shall not have occurred, and be continuing as of the Closing Date, a Material Adverse Effect.

(j)         Not later than three Business Days prior to the Closing Date, Seller shall have received and provided Purchaser with a letter or other document, in form and substance reasonably satisfactory to Purchaser, signed by each Person holding a Lien secured by any of the Purchased Assets, including any Liens set forth on Schedule 6.5 of the Disclosure Schedule, releasing all such Liens effective upon the Closing and authorizing Purchaser to file (A) terminations of any financing statements evidencing such Liens and (B) any other document or filings necessary to evidence termination of such Liens (in each case the form of which shall be included with such letter or other document) upon the consummation of the Closing.

10.3     Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)        (i) The Fundamental Representations of Purchaser shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those Fundamental Representations that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (ii) all other representations and warranties of Purchaser contained in Article 7 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)        Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)        Purchaser shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 5.2(b).

(d)        Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 10.3(a) and Section 10.3(b) have been satisfied (the “Purchaser Closing Certificate”).

(e)        Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

10.4     Frustration of Closing Conditions.  Neither (i) Seller, with respect to Section 10.1 and Section 10.3, as applicable or (ii) Purchaser, with respect to Section 10.1 and Section 10.2, as applicable, may rely on the failure of any such condition, as the case may be, to be satisfied, if such failure was caused by, or directly resulted from, such party’s failure to comply with any provision of this Agreement.

ARTICLE 11: TERMINATION

11.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)        by the mutual written consent of Seller and Purchaser;

(b)        by Purchaser by written notice to Seller if:

(i)         Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach, inaccuracy or failure cannot be cured by Seller by March 31, 2020 (the “Drop Dead Date”);

(ii)       any of the conditions set forth in Section 10.1 or Section 10.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)      If the Special Meeting is not convened prior to the Drop Dead Date or if the Special Meeting is duly convened and the Shareholder Approval is not obtained by reason of the failure to obtain the vote in accordance with applicable Law upon a final vote taken at the Special Meeting (or at any adjournment or postponement thereof at which such vote was taken); or

(c)        by Seller by written notice to Purchaser if:

(i)         Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach, inaccuracy or failure cannot be cured by Purchaser by the Drop Dead Date; or

(ii)       any of the conditions set forth in Section 10.1 or Section 10.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)        by Purchaser or Seller in the event that:

(i)         there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)       any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

11.2     Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party hereto from liability for fraud or any intentional breach of any provision hereof; provided, that if this Agreement is terminated by Purchaser pursuant to Section 11.1(b)(iii) then Seller shall reimburse Purchaser for all costs and expenses of Purchaser and its Affiliates incurred in connection with the negotiation, execution and delivery of and performance under the Transaction Documents and the transactions contemplated thereby, up to a maximum amount of $75,000.00.  Such reimbursement shall be made by wire transfer of same day funds as promptly as reasonably practicable after (and, in any event, within three (3) business days after) the date of termination and the date Seller receives from Purchaser a notice of the amount of such costs and expenses with reasonable supporting detail.

ARTICLE 12: MISCELLANEOUS

12.1     Expenses.  Each of the parties hereto must bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

12.2     No Assignment.  The rights and obligations of any party hereunder may not be assigned without the prior written consent of the other party hereto.  Notwithstanding the previous sentence, Purchaser may without the consent of Seller assign its rights under this Agreement to any lender or Affiliate of Purchaser or to any purchaser of all or substantially all of the business of Purchaser, whether by stock or asset sale, merger or other similar transaction.

12.3     Headings.  The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

12.4     Integration, Modification and Waiver.  This Agreement, together with the Exhibits, Schedules and certificates or other instruments delivered hereunder, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings of the parties.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver and no failure or delay in exercising any right under this Agreement will operate as a waiver of such right.  No waiver will be binding unless executed in writing by the party making the waiver.

12.5     Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, provincial, local, municipal or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” means “including without limitation”.  Any reference to the singular in this Agreement also includes the plural and vice versa.

12.6     Severability.  If any provision of this Agreement or the application of any provision hereof to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

12.7     Notices.  All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given: (a) when delivered in person; (b) when sent by email without receipt of an automated notice of failure of transmission; or (c) one business day after having been dispatched by an internationally recognized overnight courier service; in each case, addressed or sent to the appropriate party at the address, or email specified below.

If to Seller:

Streamline Health Solutions, Inc.

1175 Peachtree St. NE

10th Floor

Atlanta, Georgia 30361

Attention: Thomas Gibson

Email: thomas.gibson@strealinehealth.net

with a copy to:

Troutman Sanders LLP

600 Peachtree St. NE

Suite 3000

Atlanta, Georgia 30308

Attention: David W. Ghegan

Email: david.ghegan@troutman.com

If to Purchaser:

Hyland Software Inc.

28500 Clemens Road

Westlake, Ohio 44145

Attention:  D. Timothy Pembridge

Email: tim.pembridge@onbase.com

with a copy to:

Baker & Hostetler LLP

Key Tower

127 Public Square, Suite 2000

Cleveland, OH 44114-1214

Attn: Matthew D. Graban

Fax: (216) 696-0740

Email: mgraban@bakerlaw.com

Any party hereto may change its address or facsimile number for the purposes of this Section 12.7 by giving notice as provided herein.

12.8     Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the state of Delaware without regard to principles of conflicts of law.

12.9     Counterparts.  This Agreement may be executed in two or more counterparts, including counterparts by facsimile or other electronic means, each of which will be deemed an original, but all of which together constitute one and the same instrument.

12.10   No Third-Party Beneficiaries. Except as provided in Article 9, this Agreement will be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Wyche T. "Tee" Green, III
Name: Wyche T. "Tee" Green, III
Title: President & Chief Executive Officer

STREAMLINE HEALTH, INC.

By:	/s/ Wyche T. "Tee" Green, III
Name: Wyche T. "Tee" Green, III
Title: President & Chief Executive Officer

HYLAND SOFTWARE, INC.

By:	s/ Chris Hyland
Name: Chris Hyland
Title: Chief Financial Officer

SCHEDULE A

DEFINED TERMS

“Accounts Receivable” has the meaning set forth in Section 2.1(a).

“Acquisition Proposal” has the meaning set forth in Section 8.14.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person, and for the purpose of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or otherwise. Notwithstanding anything to the contrary, in the case of Seller, the term “Affiliate” shall also include each individual that is the beneficial owner of 10% or more of Seller’s shares of common stock.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.2(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Bill of Sale” has the meaning set forth in Section 5.2(a)(i).

“Business” has the meaning set forth in the Recital (A).

“Business Employee(s)” has the meaning set forth in Section 6.10(a).

“Claims Notice” has the meaning set forth in Section 9.2(a).

“Closing” has the meaning set forth in Article 5.

“Closing Date” has the meaning set forth in Article 5.

“Closing Payment” has the meaning set forth in Article 4.

“Collected Invoice Amount” has the meaning set forth in Section 4.2(a)(i).

“Collected Invoice Amount Certificate” has the meaning set forth in Section 4.2(a)(i).

“Confidential Information” has the meaning set forth in Section 8.6(b).

“Consent” has the meaning set forth in Section 6.4.

“Contracts” means all contracts, subcontracts, licenses, agreements, options, leases, commitments, orders, instruments, warranties, guarantees, bids, sale or purchase orders, proposals and understandings, whether written or oral, including any amendments, modifications, and supplements thereto.

“Copyrights” means all copyrights, either in published or unpublished works, mask work rights, registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, and all works of authorship, whether or not subject to a copyright registration or application therefor, whether United States or foreign.

“Data Center” has the meaning set forth in Section 8.9.

“Direct Claim” has the meaning set forth in Section 9.2(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Drop Dead Date” has the meaning set forth in Section 11.1(b)(i).

“Employee Plan” or “Employee Plans” means (i) all current or former “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, and (ii) all other current or former employee benefit plans, policies, agreements or arrangements providing compensation or benefits of any kind, including all compensation, employment, bonus or other incentive compensation, option, share purchase, restricted share, or other equity or equity-based compensation, deferred compensation, vacation or paid leave, fringe benefit, loans, salary continuation, group health or individual health, dental, medical, disability, or life insurance, survivor benefits, dependent care, educational assistance plans, retiree medical or life insurance, supplemental retirement, pension, severance, retention, change in control, collective bargaining, consulting, termination or other benefit plan, policy, program, agreement, contract or arrangement, in each case covering or providing compensation or benefits with respect to which Seller or any of its ERISA Affiliates has or could have any obligation or present or future liability (contingent or otherwise) or which are or were maintained, contributed to or sponsored by Seller or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director or other service provider of Seller.

“End Users” has the meaning set forth in Section 6.14.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Seller and that, together with Seller, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended.

“Effective Time” has the meaning set forth in Section 5.1.

“Escrow Agent” has the meaning set forth in Section 4.1.

“Escrow Agreement” has the meaning set forth in Section 5.2(a)(iii).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

 “Financial Information” means the unaudited financial statements consisting of the balance sheet of the Business as at October 31, 2019 and the related statement of income for the twelve-month period then ended.

“FIRPTA Certificate” has the meaning set forth in Section 10.2(g).

“Fundamental Representations” means (a) the representations and warranties of Seller set forth in Section 6.2 (Validity and Enforceability), the second sentence of Section 6.5 (Title to Purchased Assets), the second sentence of Section 6.12(a) (Title to Purchased Intellectual Property), the second sentence of Section 6.13(b) (collectability of certain Accounts Receivable), the last sentence of Section 6.14 (customer credits) and the last sentence of Section 6.16 (customers subject to upgrades), and (b) the representations and warranties of Purchaser set forth in Section 7.1 (Organization), Section 7.2 (Power) and Section 7.3 (Validity and Enforceability).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

“Indebtedness” of any Person means, without duplication, (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by notes, debentures, bonds or similar instruments, (ii) all liabilities for the principal amount of the deferred and unpaid purchase price of equipment that have been delivered; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and (v) all liabilities as guarantor of obligations of any other Person of a type described in clauses (i), (ii), (iii) or (iv) above, to the extent of the obligation guaranteed.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Indemnity Escrow Account” means an account established with the Escrow Agent pursuant to the Escrow Agreement into which the Indemnity Escrow Amount is deposited.

“Indemnity Escrow Amount” means $800,000.00.

“Intellectual Property”  means: (i) Copyrights, Domain Names, Patents, Trademarks, Trade Secrets, Software and the goodwill associated with any of the foregoing; and (ii) all knowledge and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of the Products.

“IP Assignment ” has the meaning set forth in Section 5.2(a)(iii).

“IT Systems” has the meaning set forth in Section 6.17(b).

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Thomas Gibson and Ben Stilwill after reasonable due inquiry by each of them of the books and records of Seller and the personnel of Seller relating to the Business who are responsible for the matter in question.

“Law” means any and all applicable federal, state, local or foreign laws, statutes, codes, ordinances, decrees, rules, regulations, constitutions, common law, judgments, orders, decisions, ruling or awards, policies or guidelines of any Governmental Authority, including to those relating to privacy, Personal Information, or the regulation, provision or administration of or billing or payment for, healthcare products or services.

“Liability Claim” has the meaning set forth in Section 9.2(a).

“Lien” means any interest or equitable interest of any Person, including any mortgage, hypothecation, deed of trust, right of others, right of first refusal, option, lien (statutory or other), pledge, encumbrance, security interest, claim, charge, or other restriction.

“Litigation Conditions” has the meaning set forth in Section 9.2(c).

“Losses”  (and, individually a ”Loss”) means any and all losses, damages, injuries, claims, liabilities, obligations, deficiencies, demands, amounts paid in settlement, awards, judgments, fines, interest, penalties, assessments, Taxes, fees (including reasonable attorneys’ and other professionals’ fees and expenses), charges, awards, costs (including court costs and reasonable costs of investigation and defense), amounts due and expenses of any type, nature or description, including any of the same that are incurred by a Party in asserting, preserving or enforcing any of its rights and remedies under this Agreement; provided that Losses will exclude any punitive or exemplary damages (other than any such damages payable to a third party).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the Business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

“Materiality Qualifiers” has the meaning set forth in Section 9.6.

“Non-Owned Intellectual Property” has the meaning set forth in Section 6.12(d).

 “Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Order” means any written order, judgment, injunction, award, decree, ruling, charge, award, assessment, direction, instruction, penalty, sanction or writ of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of Seller in the conduct of the Business, consistent with past custom and practice and taken in the ordinary course of the normal day-to-day operations of Seller.

“Outstanding Invoices” has the meaning set forth in Section 4.2.

“Owned Intellectual Property” means all Intellectual Property used by Seller in connection with the Business and not licensed by Seller from another Person.

“Parent” has the meaning set forth in the preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention, ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisional, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing, and all inventions and discoveries, whether or not patentable or, whether or not the subject of a patent or application therefor.

“Payoff Letters” has the meaning set forth in Section 10.2(j).

“Payroll Amounts” means payroll, commission or bonus amounts that, as the case may be, are earned as of the Closing (e.g., the payment or objective upon which such payment is based has been achieved or received by

Seller)  or have been or should have been accrued for or are payable to the employees of Seller as of the Closing, including the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto.

“Permitted Liens”  means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

“Personal Information” means any information in any form or format that identifies or could reasonably be used to identify an individual (including to protected health information and all financial, billing and medical information).

“Platform Upgrades” has the meaning set forth in Section 8.17.

“Prepayments” has the meaning set forth in Section 4.1.

“Privacy Commitments” has the meaning set forth in Section 6.17(a).

“Proceeding” has the meaning set forth in Section 6.7.

“Products” means all software products developed, licensed, delivered or implemented, and all services performed or offered, by Seller with respect to the Business.

“Pro-Rata Contract Amount” has the meaning set forth in Section 4.1.

“Proxy Statement” has the meaning set forth in Section 6.18.

“Purchase Price” has the meaning set forth in Article 4.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Intellectual Property” has the meaning set forth in Section 2.1(e).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 10.3(d).

“Purchaser Indemnitees” has the meaning set forth in Section 9.1(a).

“Purchaser’s Share of Collected Invoice Amounts” has the meaning set forth in Section 4.2(a)(i).

 “Required Consent” has the meaning set forth in Section 8.1.

“Resellers” has the meaning set forth in Section 6.14.

“Restricted Business” has the meaning set forth in Section 8.6(a).

“Restrictive Period” has the meaning set forth in Section 8.6(a).

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 3.2.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 10.2(d).

“Selling Expenses” means all unpaid costs, fees, and expenses incurred by Seller relating to the process of selling the Business, whether incurred in connection with this Agreement or otherwise, including all legal, accounting, tax, business valuation and investment banking or broker fees and expenses.

“Shared Contract” means each of the Assigned Contracts designated with an asterisk on Schedule 2.1(b), which relate in part, but not exclusively, to the Business.

“Shareholder Approval” has meaning set forth in Section 10.1(c).

“Software” means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed, including firmware.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Special Meeting” has meaning set forth in Section 10.1(c).

“Taxes” means (a) any net income, alternative or add‑on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or taxing authority, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other entity, (c) any liability for the payment of any amounts as a result of being a party to any Tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person or entity and (d) any liability for the payment of any of the foregoing types as a successor or transferee.

“Termination Date” has the meaning set forth in Section 9.3(a).

“Third Party Software Components” means Software or any components thereof owned by a third party and distributed or made available as software as a service by Seller.

“Trademarks” means trademarks, service marks, corporate names, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services whether registered or unregistered; and registrations, renewals, applications for registration, equivalents and counterparts of the foregoing whether United States or foreign.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable law.

“Transaction Documents” means this Agreement, the Escrow Agreement, Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Employees” has the meaning set forth in Section 8.10(a).

“Transition Period” has the meaning set forth in Section 8.9.

 “Transition Services” has the meaning set forth in Section 8.9.

“Unsupported Customer” has the meaning set forth in Section 8.17.

“WARN Act” has the meaning set forth in Section 6.10(d).

 “Work-In-Process” means services and development obligations to customers, whether written or verbal, currently in progress or work remaining to be performed including, for example, services remaining to be performed under outstanding statements of work and custom software development obligations, but excluding day-to-day services that a software company would typically provide in the Ordinary Course of Business.

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”), is entered into this 7th day of January, 2020, by and between Streamline Health Solutions, Inc., a Delaware corporation (“Parent”), and Streamline Health, Inc., an Ohio corporation (together with Parent, collectively, “Seller”), whose principal address is 1175 Peachtree St. NE, 10th Floor, Atlanta, GA 30361, and Hyland Software, Inc., an Ohio corporation (“Purchaser”), whose principal address is 28500 Clemens Road, Westlake, Ohio 44145, and amends the Asset Purchase Agreement, dated December 17, 2019, by and among Seller and Purchaser (the “Purchase Agreement”).  Capitalized terms used in this Amendment and not defined herein are used herein with the same meanings given such terms under the Purchase Agreement.  The term “Agreement” as used in the Purchase Agreement and in this Amendment shall mean the Purchase Agreement as amended by this Amendment, and each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Purchase Agreement, or in the other documents or instruments entered into in connection therewith to the “Purchase Agreement,” “thereof,” or words of like import referring to the Purchase Agreement, shall mean and refer to the Purchase Agreement as amended by this Amendment.

RECITAL

Seller and Purchaser desire to amend certain terms of the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, effective as of the date of this Amendment:

1.            CHANGES TO ARTICLE 4:  Article 4 of the Agreement shall be and hereby is amended by replacing the dates “February 14, 2020” and “February 15, 2020,” wherever used in such Article 4, with “the date that is sixty (60) days following the date that Parent’s Proxy Statement is filed with the SEC” and “the date that is sixty-one (61) days following the date that Parent’s Proxy Statement is filed with the SEC,” respectively.

2.            NO OTHER CHANGES: In all other respects the Purchase Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the day and year first above written.

STREAMLINE HEALTH SOLUTIONS, INC.	HYLAND SOFTWARE, INC.

By: /s/ Thomas J. Gibson	By: /s/ Chris Hyland

Thomas J. Gibson	Chris Hyland
Print Name	Print Name

Chief Financial Officer	Chief Financial Officer
Title	Title

STREAMLINE HEALTH, INC.

By: /s/ Thomas J. Gibson

Thomas J. Gibson
Print Name

Chief Financial Officer
Title

ANNEX B

OPINION OF OUR FINANCIAL ADVISOR

December 14, 2019

Streamline Health Solutions, Inc.

1175 Peachtree Street, NE, 10th Floor

Atlanta, GA 30361

Attn: The Board of Directors of Streamline Health Solutions, Inc.

Dear Members of the Board of Directors:

We understand that Streamline Health Solutions, Inc. (“Streamline Health Solutions”) intends to enter into an Asset Purchase Agreement (the “Agreement”) by and between Streamline Health Solutions and Streamline Health, Inc. (collectively, “Seller”) and Hyland Software, Inc. (“Purchaser”), pursuant to which, among other things, Purchaser will purchase (the “Transaction”) from Seller certain assets as described in the Agreement (the “Purchased Assets”) relating to Seller’s enterprise content management software business (the “Business”), subject to certain liabilities of Seller as described in the Agreement to be assumed by Purchaser in the Transaction (the “Assumed Liabilities”), in exchange for $16,000,000 in cash (the “Consideration”), subject to adjustment in accordance with the Agreement, including a reduction of either $2,779,972 or $2,323,808 (depending on the timing of the closing of the Transaction), in respect of payments (“Prepayments”) received by Seller prior to the date of the Agreement as advance payments for maintenance and support services, and other adjustments as set forth in the Agreement.

The Board of Directors of Streamline Health Solutions (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by Seller in exchange for the Purchased Assets subject to the Assumed Liabilities in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Streamline Health Solutions.  For purposes of our analyses and this Opinion, with your consent, have we evaluated the fairness to Streamline Health Solutions of the Consideration being received by Seller in the Transaction pursuant to the Agreement as though all of the Purchased Assets and Assumed Liabilities were being transferred, and all of the Consideration was being received, by Streamline Health Solutions.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, received by us on December 13, 2019, of the Agreement;
2.	reviewed certain publicly available business and financial information relating to the Business that we deemed to be relevant;
3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Business made available to us by Seller, including financial projections prepared by the management of Seller relating to the Business for the fiscal years ending January 31, 2020, through January 31, 2025 (the “Projections”);

4.

spoken with certain members of the management of Seller and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Business, the Transaction and related matters;

5.	compared the financial and operating performance of the Business with that of companies with publicly traded equity securities that we deemed to be relevant; and
6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of Seller has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Business. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Business and the Transaction and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Business since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, for purposes of our analyses and this Opinion, we have with your agreement assumed that the Purchased Assets include all of the assets or rights necessary and sufficient to achieve the Projections subject to the Assumed Liabilities in the amounts and at the times contemplated thereby and do not include any assets or rights that Seller or any of its affiliates require to own or operate any other businesses or operations of Seller or such affiliates (the “Retained Businesses”) as currently conducted or as contemplated by Seller and its affiliates will be conducted by Seller and its affiliates in the future, that upon the consummation of the Transaction, neither Seller nor any of its affiliates will retain or otherwise be responsible for the Assumed Liabilities and that the Transaction will not otherwise impair the ability of Seller and its affiliates to own and operate the Retained Businesses as currently conducted, or as contemplated by management of Seller and its affiliates will be conducted in the future.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, the Business, Seller or Purchaser or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We express no view or opinion as to the adjustments to the Consideration pursuant to the Agreement or the amount or allocation of the Prepayments and have relied upon and assumed, without independent verification, on Seller’s evaluation and assessment of the Prepayments, the allocation thereof and the adjustment to the Consideration pursuant to the Agreement in respect thereof. We have also relied upon and assumed, without independent verification, at your direction, that any other adjustments to the Consideration pursuant to the Agreement or otherwise will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect material to our financial analyses or this Opinion from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Business, Seller, Purchaser or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Business, Seller or Purchaser is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Business, Seller or Purchaser is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, the Business, Seller, Purchaser or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and/or certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Thoma Bravo, LLC (“Thoma Bravo”), an affiliate of Purchaser, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Thoma Bravo (collectively, with Thoma Bravo, the “Thoma Bravo Group”), for which Houlihan Lokey and/or its affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Seller, Purchaser, members of the Thoma Bravo Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Thoma Bravo, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Thoma Bravo Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Seller, Purchaser,  members of the Thoma Bravo Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation. A member of the board of directors of Houlihan Lokey, Inc., Houlihan Lokey’s parent company, currently serves as an operating partner of Thoma Bravo.

Houlihan Lokey has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a portion of which became payable to us upon the rendering of this Opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses whether the Consideration to be received by Seller in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Streamline Health Solutions in the manner set forth herein and does not address any other aspect or implication of the Transaction or any aspect or implication of any action, agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Seller, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Business, Seller, Purchaser or to any other party, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Business, Seller, Purchaser or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Seller’s, Purchaser’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Seller’s, Purchaser’s or such other party’s security holders or other constituents  (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Business, Seller, Purchaser, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Business, Seller, Purchaser or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, environmental, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Seller, Purchaser and their respective advisors, as to all legal, environmental, regulatory, accounting, insurance, tax and other similar matters with respect to the Business, Seller, Purchaser and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by Seller in exchange for the Purchased Assets subject to the Assumed Liabilities in the Transaction pursuant to the Agreement is fair to Streamline Health Solutions from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

STREAMLINE HEALTH SOLUTIONS, INC.

PROXY

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2020. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of Notice of Special Meeting of Stockholders and Proxy Statement of Streamline Health Solutions, Inc. in connection with the Special Meeting to be held on [•], 2020, and appoints Wyche T. “Tee” Green, III, and Thomas J. Gibson, or either of them, proxy with power of substitution, for and in the name of the undersigned, and hereby authorizes each or either of them to represent and to vote, all the shares of common stock of Streamline Health Solutions, Inc., a Delaware corporation (“Company”), that the undersigned would be entitled to vote at our Special Meeting of Stockholders (“Special Meeting”) on [•], 2020 and at any adjournments thereof, upon the matters set forth in the Notice of Special Meeting, hereby revoking any proxy heretofore given. The proxy holder appointed hereby is further authorized to vote in his discretion upon such other business as may properly come before the Special Meeting. This proxy will be voted as specified. If no direction is made, this proxy will be voted in favor of all proposals.

The Board recommends that you vote “FOR” the Asset Sale Proposal (Proposal One); and “FOR” the Adjournment Proposal (Proposal Two) and in the proxy holder’s best judgment as to any other matters raised at the Special Meeting.

Please mark your votes

as in this example using

dark ink only.

1.	The approval of a proposal to approve the Asset Sale Agreement, the Asset Sale Transaction and the other transactions contemplated by the Asset Purchase Agreement.

FOR	AGAINST	ABSTAIN

0	0	0

2.	The approval of a proposal to adjourn or postpone the Special Meeting if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal.

FOR	AGAINST	ABSTAIN

0	0	0

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Special Meeting, receipt of which are hereby acknowledged.

Please sign exactly as your name appears and return this proxy card immediately in the enclosed stamped self-addressed envelope.

Signature(s)	Signature

Dated:

NOTE: Please mark, date and sign exactly as name(s) appear on this proxy and return the proxy card promptly using the enclosed envelope. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. Executors, administrators, attorneys, trustees, or guardians should state full title or capacity. Joint owners should each sign. If signer is a partnership, please sign in partnership name by authorized person.